Exhibit 99.9

PRIVATE AND CONFIDENTIAL

EXECUTION VERSION

FACILITIES AGREEMENT DATED 1 December 2021 for

UNICORN II MERGER SUB LIMITED

as Company

arranged by

CHINA MERCHANTS BANK CO., LTD., SHANGHAI BRANCH (招商银行股份有限公司上海分行) AND SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. PUTUO SUB-BRANCH (上海浦东发展银行股份有限公司普陀支行)

with

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. PUTUO SUB-BRANCH (上海浦东发展银行股份有限公司普陀支行)

as Agent

and

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. PUTUO SUB-BRANCH (上海浦东发展银行股份有限公司普陀支行)

as Security Agent

Legal counsel to the Obligors	Legal counsel to the Finance Parties

CONTENTS

Clause		Page

1	Definitions and Interpretation	4

2	The Facilities	83

3	Purpose	90

4	Conditions of Utilisation	91

5	Utilisation - Loans	92

6	Optional Currencies	94

7	Repayment	95

8	Illegality, Voluntary Prepayment and Cancellation	96

9	Mandatory Prepayment	98

10	Restrictions	102

11	Interest	103

12	Interest Periods	104

13	Changes to the Calculation of Interest	105

14	Fees	106

15	Tax Gross-Up and Indemnities	107

16	Increased Costs	112

17	Other Indemnities	114

18	Mitigation by the Lenders	115

19	Costs and Expenses	116

20	Guarantee and Indemnity	117

21	Representations	121

22	Information Undertakings	129

23	Financial Covenants	134

24	General Undertakings	148

25	Events of Default	164

26	Changes to the Lenders	170

27	Debt Purchase Transactions	177

28	Changes to the Obligors	181

29	Role of the Agent, the Arranger and Others	184

30	Conduct of Business by the Finance Parties	193

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31	Sharing Among the Finance Parties	194

32	Payment Mechanics	195

33	Set-Off	198

34	Notices	199

35	Calculations and Certificates	201

36	Partial Invalidity	201

37	Remedies and Waivers	201

38	Amendments and Waivers	202

39	Confidentiality	207

40	Counterparts	211

41	Governing Law	212

42	Enforcement	212

43	Acknowledgment Regarding any Supported QFCs	213

Schedule 1 The Original Parties		216

Part I	The Original Lenders	216

Schedule 2 Conditions Precedent and Conditions Subsequent		217

Part I	Conditions Precedent to Initial Utilisation	217

Part II	Additional Obligor Conditions Precedent	220

Part III	Original Security Documents	222

Schedule 3 Requests and Notices		223

Part I	Utilisation Request - Loans	223

Part II	Selection Notice	225

Schedule 4 Form of Transfer Certificate		226

Schedule 5 Form of Assignment Agreement		229

Schedule 6 Form of Accession Deed		232

Schedule 7 Form of Resignation Letter		235

Schedule 8 Form of Compliance Certificate		236

Schedule 9 Timetables		237

Schedule 10 Security Principles		238

Schedule 11 Form of Increase Confirmation - Cancelled Commitments		247

Schedule 12 Forms of Notifiable Debt Purchase Transaction Notice		250

Part I	Form of Notice of entering into Notifiable Debt Purchase Transaction	250

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iii

THIS AGREEMENT is dated 1 December 2021 and made BETWEEN:

(1)	UNICORN II MERGER SUB LIMITED, an exempted company incorporated under the laws of Cayman Islands with registration number 376885 and having its registered office at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the Company or the Original Borrower) as a borrower under the Initial Term Facilities which will be merged into the Target on Completion and the Target will remain as the surviving entity of the Merger;

(2)	UNICORN II PARENT LIMITED, an exempted company incorporated under the laws of Cayman Islands with registration number 376883 and having its registered office at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the Parent);

(3)	CHINA MERCHANTS BANK CO., LTD., SHANGHAI BRANCH (招商银行股份有限公司上海分行) and SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. PUTUO SUB-BRANCH (上海浦东发展银行股份有限公司普陀支行) as mandated lead arrangers (whether individually or together, the Arranger);

(4)	THE FINANCIAL INSTITUTIONS listed in Part I (The Original Lenders) of Schedule 1 (The Original Parties) as lenders;

(5)	SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. PUTUO SUB-BRANCH (上海浦东发展银行股份有限公司普陀支行), a stock company limited incorporated under the laws of the People’s Republic of China, as agent of the other Finance Parties (the Agent); and

(6)	SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. PUTUO SUB-BRANCH (上海浦东发展银行股份有限公司普陀支行), a stock company limited incorporated under the laws of the People’s Republic of China, as security trustee for the Secured Parties (the Security Agent).

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

Acceleration Event means an Event of Default in respect of which the Agent has taken any action pursuant to paragraph (b) or (c) of Clause 25.19 (Acceleration) in respect of the full principal amount of each of the Utilisation(s) then outstanding.

Acceptable Funding Sources means, without double-counting the aggregate of amounts constituting:

(a)	Permitted Sponsor Amounts;

(b)	New Shareholder Injections;

(c)	any Retained Excess Cashflow;

(d)	any Retained Net Proceeds and Allocated Reinvestment Amounts;

(e)	De Minimis Proceeds;

(f)	amounts constituting Completion Opening Cash;

(g)	investment grants (including subsidies) and landlord incentives received by Group Members;

(h)	any prepayments waived by the Lenders to the extent stated how the waived amount is to be used in the relevant waiver request made by the Company to the Lenders (and only in relation to such use set out therein); and

(i)	amounts which are funded from any Permitted Financial Indebtedness incurred from a person that is not a Group Member,

in each case, which have not been and which are not required to be applied in prepayment of any of the Facilities and to the extent not otherwise already allocated or utilised for a purpose not restricted under the Finance Documents.

Accession Deed means a document substantially in the form set out in Schedule 6 (Form of Accession Deed).

Account Bank means Account Bank A or Account Bank B (together, the Account Banks).

Account Bank A means the Agent or any of its respective head office, branches, sub-branches and Affiliate as jointly designated by the Agent and the Company.

Account Bank B means China Merchants Bank Co., Ltd., Shanghai Branch (招商银行股份有限公司上海分行) or any of its head office, branches, sub-branches and Affiliate as jointly designated by China Merchants Bank Co., Ltd., Shanghai Branch (招商银行股份有限公司上海分行) and the Company.

Accounting Principles means, in respect of:

(a)	a Group Member incorporated in a jurisdiction which has generally accepted accounting principles, standards and practices, the generally accepted accounting principles, standards and practices in that jurisdiction or IFRS; or

(b)	the consolidated Group or a Group Member incorporated in a jurisdiction which does not have generally accepted accounting principles, standards and practices, IFRS.

Acquired Entity has the meaning given to that term in Clause 23.1 (Financial definitions).

Additional Facility means one or more additional facilities made available pursuant to Clause 2.3 (Additional Facility) which are documented under this Agreement, including as new or existing facility commitment(s) and/or as an additional tranche or class of, or an increase of, or an extension of, any existing Facility or a previously incurred Additional Facility (including, in each case, term or revolving facilities and any Additional Revolving Facility).

Additional Facility Borrower means the Company or any Group Member which is specified as a borrower under an Additional Facility in the applicable Additional Facility Notice and which is a Borrower under this Agreement.

Additional Facility Commencement Date means in respect of an Additional Facility, the date specified as such in the Additional Facility Notice relating to that Additional Facility (being the date when the relevant Additional Facility is available for utilisation).

Additional Facility Commitment means:

(a)	in relation to an Additional Facility Lender, the amount set out in each Additional Facility Notice signed by that Additional Facility Lender and the amount of any other Additional Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase - Cancelled Commitments) or Clause 2.3 (Additional Facility); and

(b)	in relation to any other Lender, the amount of any Additional Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase - Cancelled Commitments) or Clause 2.3 (Additional Facility),

to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement;

(ii)	not deemed to be zero pursuant to Clause 27.2 (Debt Purchase Transactions by Sponsor Affiliates).

Additional Facility Lender means any Lender or other bank, financial institution, fund, entity or other person which signs an Additional Facility Notice and confirms its willingness to provide all or a part of an Additional Facility.

Additional Facility Lender Accession Notice means a notice substantially in the form set out in Part I (Form of Additional Facility Lender Accession Notice) of Schedule 13 (Additional Facility) or any other form agreed between the Agent and the Company (each acting reasonably).

Additional Facility Loan means a loan made or to be made under any Additional Facility or the principal amount outstanding for the time being of that loan (including any amount which is outstanding prior to the Additional Facility Commencement Date).

Additional Facility Notice means, in respect of an Additional Facility, a notice substantially in the form set out in Part II (Form of Additional Facility Notice for Additional Facility) of Schedule 13 (Additional Facility) (or any other form agreed between the Agent and the Company (each acting reasonably)) delivered by the Company to the Agent in accordance with Clause 2.3 (Additional Facility).

Additional Guarantor means any person which becomes party hereto as a “Guarantor” in accordance with Clause 28.4 (Additional Guarantors).

Additional Obligor means an Additional Facility Borrower or an Additional Guarantor.

Additional Revolving Facility means any Additional Facility which is designated as a revolving facility in an Additional Facility Notice.

Additional Revolving Facility Loan means a loan made or to be made under any Additional Revolving Facility or the principal amount outstanding for the time being of that loan (including any amount which is outstanding prior to the Additional Facility Commencement Date).

Additional Sponsor Contribution means any cash contribution made or to be made by the Sponsors to the Company pursuant to paragraph 2(i)(iii) of Part I (Conditions Precedent to Initial Utilisation) of Schedule 2 (Conditions Precedent and Conditions Subsequent).

Adjusted EBITDA has the meaning given to that term in Clause 23.1 (Financial definitions).

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Advisor means New Frontier Public Holding Ltd..

Agent’s Spot Rate of Exchange means, in relation to any currency (other than RMB), the Agent’s spot rate of exchange for the purchase of that currency with RMB in the PRC interbank foreign exchange market at or about 11:00 a.m. on a particular day.

Agreed FX Rate means the lower of (a) the forward rate of exchange (the Forward Rate) for the purchase of US$ with RMB as determined by the Agent (acting reasonably) at or about 10 a.m. (Hong Kong time) on the date on which the Utilisation Request for any Initial Term Facility Loan is delivered and by reference to the Benchmark FX Rate, provided that such Forward Rate shall not exceed 105 per cent. of the Benchmark FX Rate and such Forward Rate is agreed to by the Company and (b) the US$/RMB exchange rate of US$1:RMB7.9.

Allocated Reinvestment Amounts means any Excluded Disposal Proceeds (falling within paragraph (b) of that definition) and Excluded Insurance Proceeds (falling within paragraph (b) of that definition).

Alternative Currency means US dollars.

Annual Financial Statements means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 22.1 (Financial statements).

Anti-Corruption Laws means, as applicable, the US Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and/or any similar anti-bribery laws, rules or regulations issued, administered or enforced by any Governmental Agency having jurisdiction over any Group Member concerning bribery and corruption.

Anti-Money Laundering Laws means all applicable money laundering statutes and rules and regulations thereunder and any related or similar rules, regulations or guidelines, which in each case are issued, administered or enforced by any Governmental Agency having jurisdiction over any Group Member concerning money laundering.

Approved Bank means:

(a)	a Finance Party or any Affiliate of a Finance Party;

(b)	any bank or financial institution listed in Schedule 16 (Approved Banks);

(c)	a national commercial bank which is rated at least AA+ by any one of China Lianhe Credit Rating Co. Ltd., Dagong Global Credit Rating Co., Ltd. or China Chengxin International Credit Rating Co., Ltd;

(d)	a commercial bank which is rated at least A-1 by Standard & Poor’s Ratings Group or A3 by Moody’s Investors Service, Inc. or a comparable rating from an internationally recognised credit rating agency for its long term debt obligations; or

(e)	any other bank or financial institution approved by the Agent (acting on the instructions of the Majority Lenders),

provided that in the case of paragraphs (c) and (d) above, no bank or financial institution shall cease to be an Approved Bank as a result of a downgrade to its rating below the applicable rating threshold as set out in paragraphs (c) and (d) above unless (i) 90 Business Days has passed since the earlier of the date on which the Agent has notified the Company of such downgrade or the Company becomes aware of such downgrade and (ii) that bank or financial institution’s rating on such date remains below the applicable rating threshold as set out in paragraphs (c) and (d) above.

Arrangement Fee has the meaning given to it in 14.2 (Arrangement Fee).

Arrangement Fee Payment Date means each Interest Payment Date.

Assignment Agreement means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee provided that if that other form does not contain the undertaking set out in the form set out in Schedule 5 (Form of Assignment Agreement) it shall not be a Creditor/Creditor Representative Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

Assumed Commitment has the meaning given to that term in Clause 2.2 (Increase - Cancelled Commitments).

Auditors means (a) PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or a recognised firm of independent auditors of international standing; (b) any Affiliate of any auditors referred to in (a); or (c) any other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration, in each case, as required by law.

Authorised Signatory means the CEO, the CFO, president, vice president, chief operating officer, secretary or assistant secretary, treasurer or assistant treasurer, any director or other similar officer or person performing similar functions of the Company.

Availability Period means:

(a)	(in relation to the Initial Term Facilities) the period from and including the Signing Date to and including the earlier of:

(i)	the date that falls on the third anniversary of the Signing Date; and

(ii)	the date that falls on the first anniversary of the Merger Payment Completion Date; or

(b)	(in relation to any Additional Facility) the availability period specified in the Additional Facility Notice delivered by the Company in accordance with Clause 2.3 (Additional Facility) for that Additional Facility.

Available Commitment means, in relation to a Lender and a Facility, that Lender’s Commitment under that Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Utilisations under that Facility; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under such Facility on or prior to the proposed Utilisation Date including, in the case of any Additional Revolving Facility only, the Base Currency Amount of its (and its Affiliate’s) Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date, in each case, provided that for the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under any Additional Revolving Facility only, that Lender’s participation in any Additional Revolving Facility Loan(s) that are due to be repaid or prepaid on or prior to the proposed Utilisation Date shall not be deducted from that Lender’s Additional Facility Commitment in respect of an Additional Revolving Facility.

Available Facility means in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in relation to that Facility.

Base Case Model means the financial model in the form agreed by the Company and the Arrangers on or prior to the Signing Date (save for any amendments or waivers which are not materially adverse to the interests of the Finance Parties (taken as a whole) under the Finance Documents), or as amended or supplemented with the consent of the Arrangers (acting reasonably and such consent shall not be unreasonably withheld or delayed).

Base Currency means RMB.

Base Currency Amount means:

(a)	in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency in accordance with paragraph (a) of Clause 5.6 (Exchange rate conversion mechanics) on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement); and

(b)	in relation to an Additional Facility Commitment, the amount specified as such in the Additional Facility Notice delivered to the Agent by the Company pursuant to Clause 2.3 (Additional Facility) (or, if the amount specified is not denominated in the Base Currency, that amount of the Additional Facility converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Additional Facility Commencement Date for that Additional Facility or, if later, the date the Agent receives the notice of the Additional Facility in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation.

Basel II has the meaning given to that term in paragraph (b) of Clause 16.1 (Increased Costs).

Basel III has the meaning given to that term in paragraph (b) of Clause 16.1 (Increased Costs).

Benchmark FX Rate means:

(a)	the 7-days’ forward rate of exchange for purchasing US$ with RMB as displayed on page “OTC CNH outright” of the Bloomberg screen at or about 10 a.m. (Hong Kong time) on the date on which an Utilisation Request for an Initial Term Facility Loan is delivered; or

(b)	if (a) is not available, the 7-days’ forward rate of exchange for purchasing US$ with RMB as displayed on page CNYFWDVIEWIDX01 of the Thomas Reuters screen at or about 10 a.m. (Hong Kong time) on the date on which an Utilisation Request for an Initial Term Facility Loan is delivered; or

(c)	if neither (a) or (b) is available, the 7-days’ forward rate of exchange for purchasing US$ with RMB as displayed on page OTC CNH outright of the Bloomberg screen at or about 10 a.m. (Hong Kong time) on the immediately preceding Business Day prior to the date on which an Utilisation Request for an Initial Term Facility Loan is delivered; and

(d)	if none of (a), (b) or (c) is available, alternative benchmark exchange rate as reasonably selected by the Agent in consultation with the Company.

Benchmark Schedule means a document substantially in the form set out in Schedule 18 (Benchmark Schedule).

Borrower means the Original Borrower or an Additional Facility Borrower unless, in each case, it has ceased to be a Borrower in accordance with Clause 28 (Changes to the Obligors).

Borrowings has the meaning given to that term in Clause 23.1 (Financial definitions).

Break Costs means the amount (if any) by which:

(a)	the interest (excluding any portion thereof in excess of the LPR Rate) which a Lender should have received for the period from the date of receipt of all or any part of its participation in any Loan or any Unpaid Sum to the last day of the current Interest Period in respect of that Loan or that Unpaid Sum, had the principal amount of that Loan or that Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or that Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of that current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong, Beijing, New York City and the Cayman Islands and in relation to any Transaction Security Document entered into by any Group Member, the Relevant Jurisdiction of that Group Member, and in relation to any date for payment in US$, New York City.

Cancellation Notice has the meaning given to that term in Clause 38.5 (Replaceable Lender).

Cancelled Commitment has the meaning given to that term in Clause 2.2 (Increase - Cancelled Commitments).

Capital Expenditure has the meaning given to that term in Clause 23.1 (Financial definitions).

Capitalised Lease Obligations has the meaning given to that term in Clause 23.1 (Financial definitions).

Cash means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a Group Member with an Approved Bank and to which a Group Member is alone (or together with other Group Members) beneficially entitled and for so long as:

(a)	that cash is repayable within 30 days after the relevant date of calculation;

(b)	repayment of that cash is not contingent on the prior discharge of any other Financial Indebtedness of any Group Member or of any other person whatsoever or on the satisfaction of any other condition outside the control of the Group Members;

(c)	there is no Security over that cash except for (i) any Permitted Security falling under any of paragraphs (a), (b), (j), (k), (l), (q), (r) and (v) of the definition of Permitted Security or (ii) any other Permitted Security securing any Permitted Financial Indebtedness; and

(d)	that cash is denominated in US dollars, RMB, HKD or other freely transferable and freely convertible currency and (except as mentioned in paragraphs (a) and/or (c) above) immediately available to the applicable Group Member (or, in the case of any term deposit, available at the expiry of the applicable term of such deposit or at any time subject to any loss of interest upon breaking the applicable term of such deposit), and shall include cash in tills and cash in transit.

Cashflow has the meaning given to that term in Clause 23.1 (Financial definitions).

Cash Equivalent Investments means at any time:

(a)	(i) certificates of deposit or time deposits (in each case) maturing within one year, or (ii) structured deposits maturing within six months, (in each case) after the relevant date of calculation and issued or distributed by (A) any national commercial bank in the PRC; or (B) an Approved Bank;

(b)	any investment in marketable debt obligations maturing within one year after the relevant date of calculation which is not convertible or exchangeable to any other security, issued or guaranteed by a government, Governmental Agency or multilateral intergovernmental organisation which is rated at least A-1 by S&P Global Ratings, F1 by Fitch Ratings Ltd. or P-1 by Moody’s Investors Service Limited;

(c)	any investment in debt securities maturing within one year after the relevant date of calculation which is not convertible into any other security and is rated either A-1 or higher by S&P Global Ratings, F1 or higher by Fitch Ratings Ltd. or P-1 or higher by Moody’s Investors Service Limited (or, if no rating is available in respect of such debt securities, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating);

(d)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	which matures within one year after the relevant date of calculation; and

(iii)	which has a credit rating of either A-1 or higher by S&P Global Ratings, F1 or higher by Fitch Ratings Ltd. or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of such commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e)	investments accessible within three months in money market funds which:

(i)	have a credit rating of either A-1 or higher by S&P Global Ratings, F-1 or higher by Fitch Ratings Ltd. or P-1 or higher by Moody’s Investors Service Limited; and

(ii)	invest substantially all of their assets in securities or investments of the types described in paragraphs (a) to (d) above;

(f)	time deposit accounts, certificates of deposit and money market deposits (which mature within one year after the relevant date of calculation) with:

(i)	any Approved Bank; or

(ii)	any other bank or trust company organised under the laws of the PRC whose long-term debt is rated as high as or higher than any of those entities referred to in paragraph (f)(i) above; or

(g)	any other debt security approved by the Agent (acting on the instructions of the Majority Lenders, with each Lender acting reasonably),

in each case, denominated in US dollars, RMB, HKD or other freely transferable and freely convertible currencies and which any Group Member is alone (or together with other Group Members) beneficially entitled at that time and which is not issued or guaranteed by any Group Member or subject to any Security (other than (A) any Permitted Security falling under any of paragraphs (a), (b), (j), (k), (l), (q), (r), (s) and (v) of the definition of Permitted Security or (B) any other Permitted Security securing any Permitted Financial Indebtedness).

CEO means the chief executive officer of the Group for the time being (or such person(s) undertaking such equivalent role from time to time).

Certain Funds Event means:

(a)	a Major Representation is not correct in any material respect or will not be correct in any material respect (in each case, to the extent not already subject to materiality) immediately after a proposed Certain Funds Utilisation is made;

(b)	a Major Default is continuing;

(c)	a Certain Funds Illegality Event is continuing; or

(d)	a Change of Control has occurred.

Certain Funds Illegality Event means:

(a)	it becomes illegal in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in a Certain Funds Utilisation due to a Change in Law (provided that this shall not affect the obligation of any other Lender); and

(b)	any funding shortfall created as a result of such illegality or unlawfulness referred to in paragraph (a) above is not and cannot be met by the aggregate of:

(i)	funding or commitment provided by one or more new or existing Lenders as a result of all or part of the Commitment (attributable to such first-mentioned Lender) being transferred or assigned to (or as a result of equivalent Commitment(s)) assumed by such new or existing Lenders in accordance with Clause 2.2 (Increase - Cancelled Commitments), Clause 2.3 (Additional Facility), Clause 18 (Mitigation By The Lenders) or Clause 38.5 (Replaceable Lender); and

(ii)	the Group’s own funds (including the proceeds of any New Shareholder Injections made available to the Company).

Certain Funds Period means:

(a)	in respect of the Initial Term Facility A, the period from the Signing Date until (and including) the last day of the Availability Period in respect of the Initial Term Facility A;

(b)	in respect of the Initial Term Facility B, the period from the Closing Date until (and including) the last day of the Availability Period in respect of the Initial Term Facility B; and

(c)	in respect of an Additional Facility which purpose is for funding any Permitted Acquisition and which all of the Additional Facility Lenders providing such Additional Facility have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.3 (Utilisations during the Certain Funds Period), the period specified in the relevant Additional Facility Notice.

Certain Funds Utilisation means:

(a)	a Utilisation made or to be made under any Initial Term Facility during the Certain Funds Period applicable to that Initial Term Facility; and

(b)	in respect of an Additional Facility the purpose is for funding any Permitted Acquisition or such other agreed purpose and in respect of which all of the Additional Facility Lenders providing such Additional Facility have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.3 (Utilisations during the Certain Funds Period), a Utilisation made or to be made under the relevant Additional Facility during the Certain Funds Period solely for any of the purposes agreed with the relevant Additional Facility Lenders providing such Additional Facility.

CFO means the chief financial officer of the Group for the time being (or such person(s) undertaking such equivalent role from time to time).

Change in Law means, with respect to a Lender:

(a)	the introduction of any law or regulation occurring after the later of (i) the Signing Date and (ii) the date on which that Lender became Party as a Lender (such later date being the Relevant Date in respect of such Lender); or

(b)	any change in or re-enactment of (or in the interpretation, administration or application of) any law or regulation in existence as at the Relevant Date (in respect of such Lender) that results in such law or regulation not being substantively comparable to or being materially more onerous to comply with than, in each case, such law or regulation as at the Relevant Date in respect of such Lender, but, in each case, excluding the introduction of, change in or re-enactment of any law or regulation that has been overcome and no longer affects such Lender.

Change of Control means the Sponsors, any Sponsor Affiliate and group of persons acting in concert with it (taken together) cease to control the Company, where:

(a)	control of the Company means:

(i)	before the occurrence of an IPO, either:

(A)	the power to appoint or remove directors (including the independent non-executive directors) or other equivalent officers of the Company which control the majority of votes which may be cast at a meeting of the board of directors of the Company, or

(B)	the ownership (directly or indirectly) of more than 50% of the issued share capital or voting interests in the Company; and

(ii)	on and following the occurrence of an IPO:

(A)	the holding of a greater percentage of the voting interests in and of the issued share capital of the Company than any third Parties (other than the Sponsors); and

(B)	either (x) the ownership (directly or indirectly) in aggregate of more than 30% of the issued share capital or voting interests in the Company, or (y) the power to appoint or remove directors (including the independent non-executive directors) or other equivalent officers of the Company which control the majority of votes which may be cast at a meeting of the board of directors of the Company; and

(b)	acting in concert means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Company by any of them, either directly or indirectly, to obtain or consolidate control of the Company.

Charged Property means all of the assets of the Obligors or the Parent which from time to time are, or are expressed to be, the subject of the Transaction Security.

China Business Day means a day (other than a Saturday and Sunday) on which banks are open for general business in the PRC.

Chindex US means Chindex International Inc., a corporation incorporated under the laws of the State of Delaware with organizational identification number 3537432 and having its registered office at 101 Greentree Drive, Street 101, in the City of Dover, County of Kent, State of Delaware, zip code 19904.

Clean-Up Date means:

(a)	in respect of the Merger, the date falling 120 Business Days after the Closing Date; and

(b)	in respect of any Permitted Business Acquisition or any acquisition falling within paragraph (b) of the definition of Permitted Acquisition, the date falling 120 Business Days from the closing of that Permitted Business Acquisition or acquisition.

Clean-Up Default means an Event of Default other than an Event of Default under Clauses 25.1 (Non-payment), 25.6 (Insolvency), 25.7 (Insolvency proceedings), 25.8 (Creditors’ process), 25.9 (Unlawfulness and invalidity) and 25.14 (Repudiation and rescission of agreements).

Clean-Up Representation means any of the representations and warranties under Clause 21 (Representations).

Clean-Up Undertaking means any of the undertakings specified in Clause 22 (Information Undertakings) and Clause 24 (General Undertakings) (other than Clause 24.27 (Conditions subsequent)).

Closing Date means the date on which Completion occurs.

Closing Legal Opinion means the legal opinions of:

(a)	King & Wood Mallesons, legal advisors to the Agent and Arrangers as to the laws of England & Wales; and

(b)	Harneys Westwood & Riegels, legal advisors to the Agent and Arrangers as to the laws of the Cayman Islands,

provided that, in each case, if such legal advisor to the Agent and Arrangers is not willing to issue such legal opinion, the Company’s legal counsel may deliver such legal opinion in a materially equivalent form or such other form reasonably agreed between the Agent, the Arrangers and the Company’s legal counsel.

Code means the US Internal Revenue Code of 1986.

Commitment means the Initial Term Facilities Commitment or an Additional Facility Commitment, provided that:

(a)	any reference to a Commitment in relation to the Initial Term Facilities shall be a reference to Initial Term Facilities Commitment; and

(b)	any reference to a Commitment in relation to an Additional Facility shall be a reference to Additional Facility Commitment.

Commodity Exchange Act means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

Competitor means any person or entity (other than a Group Member) engaging principally in a business that is in commercial competition with the Core Business and each Affiliate of such person or entity engaged in such activities (together with each Affiliate of such person or entity engaged in such activities).

Completion means the completion of the Merger on the Effective Time.

Completion Opening Cash means the aggregate Cash and Cash Equivalent Investments held by Group Members immediately after Completion occurs.

Compliance Certificate means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

Confidential Information means all information relating to any Investor, the Holdco, the Parent, the Company, any Obligor, the Group, the HHH Group, the Target Group, the Merger, the Transaction Documents or any or all of the Facilities which is provided to a Finance Party in its capacity as, or for the purpose of it becoming, a Finance Party (the Receiving Party) in relation to the Merger, the Finance Documents or any or all of the Facilities by an Investor, the Holdco, the Parent, the Company, any Obligor, the Group, the HHH Group, the Target Group or any of their Affiliates or advisers (the Providing Party), in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Receiving Party of a confidentiality agreement to which that Receiving Party is party;

(b)	is identified in writing at the time of delivery as non-confidential by the Providing Party; or

(c)	is known by the Receiving Party before the date such information is disclosed to the Receiving Party by the Providing Party or is lawfully obtained by the Receiving Party after that date, from a source which is, as far as the Receiving Party is aware, unconnected with the Investors, the Holdco, the Parent, the Company, the Group and the Target Group and which, in either case, as far as the Receiving Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Confidentiality Undertaking means a confidentiality undertaking substantially in the form as set out in Schedule 15 (Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent, in each case which is capable of being relied upon by the Company without requiring its signature and which has not been materially amended without the consent of the Company.

Conflicted Lender means any Lender (which term, for the purposes of this definition shall include any Affiliate of that Lender) which is or is acting on behalf of (including in its capacity as the grantor of a Participation or any other agreement pursuant to which such rights may pass):

(a)	a Competitor;

(b)	an investor or equity holder in a Competitor; or

(c)	an adviser to any such person referred to in paragraphs (a) or (b) above,

in each case whether before or after such person becomes a Lender and including where a Lender notifies the Agent that it is such (in a Transfer Certificate or otherwise) and where it has been notified as such to the Agent by the Company (acting reasonably and in good faith), provided that a Lender will not be deemed to be a Conflicted Lender solely by virtue of that Lender:

(i)	dealing in shares in or securities of a Competitor, where the relevant teams and employees of that Lender engaged in such dealings operate on the public side of an Information Barrier;

(ii)	becoming an investor or equity holder in a Competitor as a consequence of a debt-for-equity swap in, or enforcement of security over shares of, that Competitor; provided that the relevant teams and employees of that Lender involved in such transactions are separated from any teams or employees of that Lender working in relation to the Group and the Finance Documents (and related transactions) by way of an Information Barrier;

(iii)	engaging in any merger and acquisition or other advisory activity in relation to or on behalf of a Competitor, provided that the relevant teams and employees of that Lender involved in such advisory activity are separated from any teams or employees of that Lender working in relation to the Group and the Finance Documents (and related transactions) by way of an Information Barrier; or

(iv)	being an investor or equity holder in a Competitor through a separately managed private equity investment fund owned or managed by that Lender, provided that the relevant teams and employees of that Lender involved in such private equity fund are separated from any teams or employees of that Lender working in relation to the Group and the Finance Documents (and related transactions) by way of an Information Barrier.

Core Assets means the equity interests of each of the Hospital Operating Companies and their respective core hospital business assets.

Core Business means the business of acquiring, developing, managing and providing online and/or offline healthcare and clinical services and advice, including, without limitation, through the owning, managing and/or operating hospitals, clinics or other healthcare service facilities or any other online healthcare platforms.

Credit-Specific Account means any interest reserve, debt service or similar account established in accordance with any Additional Facility and designated as such by the Company.

Credit-Specific Transaction Security means any Transaction Security over any Credit-Specific Account.

Cure Amount has the meaning given to that term in Clause 23.5 (Cure rights).

De Minimis Proceeds means amounts which are excluded from the Group’s obligation to mandatorily prepay any of the Senior Indebtedness or the Facilities out of or by reference to Proceeds and which are permitted to be received and retained by the Group due to the de minimis thresholds set out in this Agreement or the Senior Credit Agreement (including amounts falling within paragraph (c) of the definition of Excluded Disposal Proceeds and paragraph (d) of the definition of Excluded Insurance Proceeds but, for the avoidance of doubt, excluding amounts which do not yet constitute “Disposal Proceeds” or “Insurance Proceeds” by reason of paragraphs (a) or (b) of such definitions).

Debt Purchase Transaction means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment (or any commitment represented thereby) or amount outstanding under this Agreement.

Debt Service Reserve Account means the bank account opened or to be opened in the name of the Company with the Agent or its Affiliates.

Default means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) (save for Clause 25.19 (Acceleration) or 25.20 (Clean-up period)) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default, provided that any such event which requires the satisfaction of a condition as to materiality before it becomes an Event of Default shall not be a Default until that condition is satisfied.

Defaulting Lender means any Lender (other than a Lender which is a Sponsor Affiliate):

(a)	which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date for such Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated any of its material obligations under a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	that Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Deferred Consideration means, in relation to a Permitted Acquisition, any vendor loan, earn out or other deferred payment arrangement entered into in connection with that Permitted Acquisition.

Delegate means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

Designated Account means any account opened with Account Bank A or Account Bank B in the name of the Parent or the Holdco which is subject to the Designated Account Control Requirements.

Designated Account Control Requirements means, with respect to any Designated Account, the following operational requirements imposed on such Designated Account:

(a)	no withdrawals may be made from such account without the consent of the Agent unless (i) the withdrawal proceeds are transferred to a bank account held in the name of any Group Member, (ii) prior to such withdrawal, the Company notifies the Agent in writing whether such transfer shall be made by way of an equity injection into such Group Member or by way of an intercompany loan granted to such Group Member as debtor, and (iii) where such transfer is to be made by way of an intercompany loan, the creditor to such intercompany loan has acceded to the Intercreditor Agreement as an Intra-Group Lender (as defined in the Intercreditor Agreement); and

(b)	upon the expiry of three Months from the Utilisation Date of any Initial Term Facility B Loan (such Loan being the Relevant Loan), if the Parent or the Holdco (as applicable) has not directed an aggregate amount equal to the principal amount of such Relevant Loan to be withdrawn from such bank account in accordance with paragraph (a) above, the Agent shall have the right to direct payment from such account of an amount equal to the principal amount of such Relevant Loan (less any amounts in respect of the Relevant Loan which were withdrawn from the Designated Account during such three-Month period) to either Collection Account A or Collection Account B (at the Agent’s sole discretion), and such payment shall be deemed to be made by way of an intercompany loan from the holder of such bank account to the holder of the relevant Collection Account which shall be subordinated to the Facilities on terms that are satisfactory to the Agent (acting on the instructions of the Majority Lenders), provided that, the Agent shall be deemed satisfied with the terms of such subordination if the creditor of such intercompany loan has acceded to the Intercreditor Agreement as an Intra-Group Lender (as defined in the Intercreditor Agreement).

Disclosure Schedule means a disclosure schedule setting out certain existing transactions of the Target Group and certain transactions contemplated by the Target Group provided by the Company and accepted by the Agent on or prior to the Signing Date.

Disposal means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

Disposal Proceeds means:

(a)	the Net Proceeds of any Disposal (other than any Disposal of Core Assets) made by any Group Member except for Excluded Disposal Proceeds; and

(b)	the Net Proceeds of any Disposal of Core Assets made by any Group Member or HHH Group Member (as applicable) provided that the Majority Lenders have given their prior consent to such Disposal.

Disposed Entity has the meaning given to that term in Clause 23.1 (Financial definitions).

Disbursement Account means the interest bearing non-resident account accepting RMB and US$ deposits which is held by the Company with the Agent or its Affiliates, opened in the Shanghai “free-trade zone”, the transfer of funds in and out of which is not subject to PRC regulatory approval.

Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; and/or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Dissenting Shareholders has the meaning given to it in the Merger Agreement.

Dissenting Shares has the meaning given to it in the Merger Agreement.

Distressed Investor means a loan to own fund, vulture fund, distressed debt fund or any other entity (including a business group within a bank or financial institution) which is established for or principally invests in distressed debt (or any similar fund or entity).

EBITDA has the meaning given to that term in Clause 23.1 (Financial definitions).

Effective Time means the time upon which the Merger becomes effective pursuant to the Merger Agreement, being the “Effective Time” specified in the Plan of Merger (as defined in the Merger Agreement).

Election has the meaning given to it in paragraph (j) of Clause 23.3 (Financial testing).

Environment means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).

Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

Environmental Law means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including any waste.

Environmental Permits means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Group Member conducted on or from the properties owned or used by any Group Member.

Equity Investment means the aggregate of:

(a)	the cash proceeds received by the Company for the fully paid ordinary shares issued by the Company to the Parent on or prior to the Closing Date;

(b)	the cash proceeds of Parent Liabilities received by the Company from the Parent on or prior to the Closing Date; and

(c)	the rollover consideration for the Merger in the form of cancellation of shares and/or equity interests in the Target and the corresponding subscription of shares and/or equity interest in the Holdco and/or the Sponsor Funds by the Rollover Securityholders (as defined in the Merger Agreement) and/or their Affiliates pursuant to the Support Agreements and/or the subscription documents for the equity interests in the Holdco and/or the Sponsor Funds.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at Signing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

ERISA Affiliate means each person (as defined in Section 3(9) of ERISA) which together with an Obligor or a Subsidiary of an Obligor would be deemed to be a “single employer” (i) within the meaning of Section 414(b),(c), (m) or (o) of the Code or (ii) as a result of an Obligor or a Subsidiary of an Obligor being or having been a general partner of such person.

Event of Default means any event or circumstance specified as such in Clause 25 (Events of Default) (save for Clause 25.19 (Acceleration) or 25.20 (Clean-up period)).

Exceptional Items has the meaning given to that term in Clause 23.1 (Financial definitions).

Excess Cashflow has the meaning given to that term in Clause 23.1 (Financial definitions).

Excess Cashflow Basket means US$17,000,000 (or its equivalent) for each Financial Year.

Excess Cashflow Financial Year has the meaning given to that term in Clause 23.1 (Financial definitions).

Excluded Disposal Proceeds means any proceeds of any Disposal:

(a)	which is a Permitted Disposal (other than those described in paragraphs (d), (g), (k), (m), (n), (r) and (t) of that definition);

(b)	to the extent not otherwise excluded by this definition, which are applied or committed or designated to be applied in reinvestment in other assets to be used in the business of the Group or for financing Capital Expenditure (or refinancing Capital Expenditure incurred in the 12 Months immediately prior to that Disposal) or for financing a Permitted Acquisition or a Permitted Joint Venture Investment (or refinancing a Permitted Acquisition or a Permitted Joint Venture Investment incurred in the 12 Months immediately prior to that Disposal) or otherwise for any working capital or general corporate purpose (other than (x) the payment of any Permitted Payment or (y) any repayment of Permitted Additional Debt, Refinancing Indebtedness or other Permitted Financial Indebtedness) within 12 Months of when those proceeds are received by the applicable Group Member (and, if a binding reinvestment commitment is entered into or reinvestment is designated by the board of the relevant Group Member in that period, are actually applied within 18 Months of receipt by the applicable Group Member), provided that immediately following the expiry of the applicable period for such application by a Group Member, any proceeds not so applied shall cease to be excluded under this paragraph (b); or

(c)	to the extent that the Net Proceeds of that Disposal (other than a Disposal of Core Assets) (x) do not exceed US$8,500,000 (or its equivalent) on an individual basis or (y) when aggregated with the Net Proceeds from other Disposals received by all Group Members in that Financial Year (excluding any Disposal or proceeds falling within any of paragraphs (a) and (b) and any Disposal of Core Assets), do not exceed US$15,000,000 (or its equivalent); or

(d)	any Net Proceeds of any Disposal of Core Assets made by any Group Member not required to be applied in prepayment of the Facilities.

Excluded Insurance Proceeds means any proceeds of an Insurance Claim:

(a)	in respect of business interruption, or which are applied to meet or cover any third party, public liability, personal injury, workers’ compensation, directors’ and officers’ liability or similar claims in respect of which the claim was made;

(b)	which are applied or committed or designated to be applied in the replacement, reinstatement and/or repair of the assets (or reimbursement of a Group Member for funding any of the foregoing), or otherwise in amelioration of the loss or meeting liabilities in respect of such insurance claim (including, but not limited to, settling outstanding tax or costs, environmental claim, and/or working capital deficiency or reimbursing a Group Member who has discharged such liability), in respect of which that Insurance Claim was made, within 12 Months of when those proceeds are received by the applicable Group Member (and, if a binding reinvestment commitment is entered into or reinvestment is designated by the board of the relevant Group Member in that period, are actually applied within 18 Months of receipt by the applicable Group Member), provided that immediately following the expiry of the applicable period for such application by a Group Member, any proceeds not so applied shall cease to be excluded under this paragraph (b);

(c)	which are applied or committed or designated to be applied in reinvestment to fund the purchase of assets to be used in the business of the Group or for financing Capital Expenditure (or refinancing Capital Expenditure incurred in the 12 Months immediately prior to the receipt of such proceeds) or for financing a Permitted Acquisition or a Permitted Joint Venture Investment (or refinancing a Permitted Acquisition or a Permitted Joint Venture Investment incurred in the 12 Months immediately prior to the receipt of such proceeds) or otherwise for any working capital or general corporate purpose (other than (x) the payment of any Permitted Payment or (y) any payment of Permitted Additional Debt, Refinancing Indebtedness or other Permitted Financial Indebtedness) within 12 Months of when those proceeds are received by the applicable Group Member (and, if a binding reinvestment commitment is entered into or reinvestment is designated by the board of the relevant Group Member in that period, are actually applied within 18 Months of receipt by the applicable Group Member), provided that immediately following the expiry of the applicable period for such application by a Group Member, any proceeds not so applied shall cease to be excluded under this paragraph (c); or

(d)	to the extent that the Net Proceeds of such Insurance Claim (x) do not exceed US$8,500,000 (or its equivalent) on an individual basis, or (y) when aggregated with the Net Proceeds from other Insurance Claims received by all Group Members in that Financial Year (excluding any Insurance Claim or proceeds falling within any of paragraph (a), (b) and (c), do not exceed US$15,000,000 (or its equivalent).

Excluded Swap Obligation means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

Existing HHH Group Member means HHH Holdco and each of its Subsidiaries as at the Closing Date.

Existing Joint Venture means:

(a)	a Joint Venture in existence at Completion or a Joint Venture in respect of which a contractual commitment relating to the entry into of that Joint Venture has been entered into by a Target Group Member on or prior to the Closing Date; or

(b)	any Joint Venture (i) to which any Future Acquisition Target (or any Subsidiary thereof) is party and in existence as at the closing date of the Permitted Business Acquisition relating to such Future Acquisition Target or (ii) where a contractual commitment relating to the entry into of that Joint Venture has been entered into by any Future Acquisition Target (or any Subsidiary thereof) as at the closing date of the Permitted Business Acquisition relating to such Future Acquisition Target.

Facilities means the Initial Term Facilities and each Additional Facility (each a Facility).

Facility Office means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

FATCA means:

(a)	sections 1471 to 1474 (or any successor sections thereto) of the Code, any associated regulations and other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the United States Internal Revenue Service, the government of the United States of America or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means:

(a)	any letter or letters between a Finance Party and an Obligor setting out any of the fees referred to in Clause 14 (Fees); and

(b)	any agreement setting out fees payable to a Finance Party referred to in paragraph (e) of Clause 2.2 (Increase - Cancelled Commitments) or Clause 2.3 (Additional Facility) or under any other Finance Document.

Final Termination Date means the latest of the Initial Term Facilities Termination Date and all Additional Facility Termination Dates.

Finance Document means this Agreement, any Accession Deed, any Compliance Certificate, any Fee Letter, any Hedging Agreement, the Intercreditor Agreement, any Resignation Letter, any Selection Notice, any Increase Confirmation - Cancelled Commitments, any Transaction Security Document, any Utilisation Request, any Additional Facility Notice, any Additional Facility Lender Accession Notice and any other document designated as a Finance Document by the Agent or any Arranger and the Company in writing, provided that where the term Finance Document is used in, and construed for the purposes of, this Agreement or the Intercreditor Agreement, a Hedging Agreement shall be a Finance Document only for the purposes of:

(a)	the definition of Material Adverse Effect;

(b)	paragraph (a) of the definition of Permitted Transaction;

(c)	the definition of Transaction Documents;

(d)	Clauses 2.4 (Finance Parties’ rights and obligations) and 2.5 (Obligors’ Agent);

(e)	the definition of Transaction Security Documents;

(f)	paragraph (a)(v) of Clause 1.2 (Construction);

(g)	Clause 20 (Guarantee and indemnity); and

(h)	Clause 25 (Events of Default) (other than Clause 25.14 (Repudiation and rescission of agreements) and Clause 25.19 (Acceleration)).

Finance Lease means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.

Finance Party means the Agent, the Arrangers, the Security Agent, a Lender or a Hedge Counterparty provided that where the term Finance Party is used in, and construed for the purposes of, this Agreement or the Intercreditor Agreement, a Hedge Counterparty shall be a Finance Party only for the purposes of:

(a)	the definition of Secured Parties;

(b)	paragraph (a)(i) of Clause 1.2 (Construction);

(c)	paragraph (c) of the definition of Material Adverse Effect;

(d)	Clauses 2.4 (Finance Parties’ rights and obligations) and 2.5 (Obligors’ Agent);

(e)	Clause 20 (Guarantee and indemnity);

(f)	Clause 25.10 (Intercreditor Agreement) and Clause 25.14 (Repudiation and rescission of agreements); and

(g)	Clause 30 (Conduct of Business by the Finance Parties).

Financial Half-Year has the meaning given to that term in Clause 23.1 (Financial definitions).

Financial Indebtedness means at any time any indebtedness for or in respect of (without double counting):

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument (but, in each case, excluding Trade Instruments);

(d)	any Capitalised Lease Obligations;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse (as regards the ability of the debtor of the relevant receivables to pay) basis or, if sold on a recourse basis, to the extent of such recourse only);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that due amount) as at that time shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (but, in each case, excluding Trade Instruments) in respect of an underlying liability of an entity which is not a Group Member which liability would fall within one of the other paragraphs of this definition;

(h)	the acquisition cost of any asset where the deferred payment (including Deferred Consideration) is arranged primarily as a method of raising finance and is treated as a borrowing in accordance with the Accounting Principles and/or in circumstances where the due date for payment is more than 120 days after the expiry of the period customarily allowed by the relevant supplier (save where such payment deferral results from non or delayed satisfaction of contract terms by the supplier or from contract terms establishing payment schedules tied to total or partial contract completion and/or to the results of operational testing procedures);

(i)	the sale price of any asset to the extent paid by the person liable before the time of sale or delivery where such advance payment is arranged primarily as a method of raising finance and is treated as a borrowing in accordance with the Accounting Principles;

(j)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing and required to be classified as a borrowing under the Accounting Principles;

(k)	shares which are expressed to be redeemable (otherwise than solely at the option of the issuer thereof) prior to the date falling six months after the Final Termination Date; and

(l)	without double counting, the amount of any liability in respect of any guarantee for any of the items referred to (and subject to the limitations set out) in paragraphs (a) to (k) above.

Financial Year has the meaning given to that term in Clause 23.1 (Financial definitions).

First Test Date means the date falling on the later of (a) last day of the first full Financial Year ending after 12 months from the Closing Date and (b) 31 December 2022.

First Tier WFOE means any Onshore Group Member the equity interests in which are directly held and wholly-owned by an Offshore Group Member.

Funds Flow Statement means the statement showing the funds flow on the Initial Term Facility A Utilisation Date (including the borrowing and lending of money pursuant to this Agreement).

Future Acquisition Target means the target of any acquisition by a Group Member, being (a) the entity any shares or equity interests in which are being acquired by any Group Member pursuant to such acquisition or (b) the business which is being acquired by any Group Member pursuant to such acquisition.

General Basket has the meaning given to it in Clause 24.28 (General Restrictions).

General Indebtedness Basket means an amount equal to 80 per cent. of the Adjusted EBITDA of the Group for the Most Recent Relevant Period, provided that at any time prior to the First Test Date, such amount shall not exceed RMB300,000,000 (or its equivalent).

Governmental Agency means any government or any governmental agency, semi- governmental or judicial entity or authority (including any stock exchange or any self- regulatory organisation established under statute).

Group means the Company and each of its Subsidiaries from time to time (including, from the Closing Date, the Target and its Subsidiaries from time to time), but excluding at all times each HHH Group Member (each a Group Member).

Group Structure Chart means the group structure of the Group delivered to the Agent pursuant to Part I (Conditions Precedent to Initial Utilisation) of Schedule 2 (Conditions Precedent and Conditions Subsequent) and assuming that the Closing Date has occurred.

Guarantor means any person which becomes an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 28 (Changes to the Obligors).

Hedge Counterparty means any person which has become a Party as a Hedge Counterparty in accordance with Clause 26.9 (Accession of Hedge Counterparties), which is or has become a party to the Intercreditor Agreement as a Hedge Counterparty (as defined in the Intercreditor Agreement) in accordance with the provisions of the Intercreditor Agreement.

Hedging Agreement means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by an Obligor under paragraph (a) of the definition of Permitted Treasury Transaction provided that, to the extent it is to be secured by any Transaction Security, such documents comply with the requirements in relation to hedging documents stipulated in the Intercreditor Agreement.

HHH Group means HHH Holdco and each of its Subsidiaries from time to time (each, an HHH Group Member).

HHH Holdco means NF Unicorn HHH Holding Limited, an exempted company incorporated under the laws of Cayman Islands with registration number 352252 and having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

HHH Inc. means Healthy Harmony Healthcare, Inc., an exempted company incorporated under the laws of Cayman Islands with registration number 293696 and having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, South Church Street, Grand Cayman, KY1-1104, Cayman Islands.

Holdco means Unicorn II Holdings Limited, an exempted company with limited liability incorporated under the laws of Cayman Islands with registration number 376886 and having its registered office at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

Holding Company means, in relation to a company, corporation or entity, any other company, corporation or entity in respect of which it is a Subsidiary.

Hong Kong means the Special Administrative Region of Hong Kong.

Hospital Operating Companies means each of (a) 北京和睦家医院有限公司; (b) 北京和睦家康复医院有限公司; (c) 北京和睦家京北妇儿医院有限公司; (d)上海和睦家医院有限公司; (e) 上海和睦家新城医院有限公司; (f) 青岛和睦家医院有限公司; (g)天津和睦家医院有限公司, (h) 广州和睦家医院有限公司, and (i) any newly acquired or established Group Member or HHH Group Member that becomes a Group Member or a HHH Group Member (as applicable) after the Signing Date and which has ownership interests in or which operates a hospital (each, a Hospital Operating Company).

IFRS means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Illegal Lender means a Lender whom an Obligor is or becomes obliged to repay or prepay pursuant to Clause 8.1 (Illegality).

Impaired Agent means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) of the definition of Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent,

unless in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event,

and payment is made within five Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increase Confirmation - Cancelled Commitments means a confirmation substantially in the form set out in Schedule 11 (Form of Increase Confirmation - Cancelled Commitments).

Increase Lender has the meaning given to that term in paragraph (a)(i) of Clause 2.2 (Increase - Cancelled Commitments).

Increased Costs has the meaning given to that term in paragraph (b) of Clause 16.1 (Increased Costs).

Increased Costs Lender means a Lender to whom the Company is required to pay Increased Costs under Clause 16 (Increased Costs), to make a tax gross-up under Clause 15.1 (Tax gross-up) or tax indemnity payment under Clause 15.2 (Tax indemnity).

Indirect Tax means any goods and services tax, consumption tax, business tax, value added tax or any tax of a similar nature.

Information Barrier means, in relation to a Lender, a system of controls and monitoring (including, but not limited to, physical segregation of employees and restrictions on access to and flow of information) sufficient to ensure that:

(a)	information relating to the Group and the Finance Documents (and related transactions) held by that Lender is not disclosed to any person who is or who is acting on behalf of either a Competitor or an investor or equity holder in a Competitor or who is engaged in any merger and acquisition or other advisory activity in relation to or on behalf of a Competitor; and

(b)	information available to any team or employee of that Lender who is or who is acting on behalf of either a Competitor or an investor or equity holder in a Competitor or who is engaged in any merger and acquisition or other advisory activity in relation to a Competitor is not disclosed to any team or employee of that Lender acting in relation to the Group or the Finance Documents (and related transactions).

Information Memorandum means the document (if any) in the form approved by the Company concerning the Company and the Target Group which, at the request of the Company and on its behalf was prepared in relation to this transaction, approved by the Company and distributed by the Arrangers in connection with the syndication of the Facilities.

Information Package means the Information Memorandum, the Base Case Model and the Reports.

Initial Term Facility A means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facility).

Initial Term Facility B means the term loan facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facility).

Initial Term Facilities means Initial Term Facility A and Initial Term Facility B, and Initial Term Facility means each of them.

Initial Term Facility A Commitment means:

(a)	in relation to an Original Term Facility Lender, the RMB equivalent of the amount in US$ set opposite its name under the heading Initial Term Facility A Commitment in Part I (The Original Lenders) of Schedule 1 (The Original Parties) and the amount of any other Initial Term Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase - Cancelled Commitments) or Clause 2.3 (Additional Facility); and

(b)	in relation to any other Initial Term Facility A Lender, the RMB equivalent of amount in US$ of any Initial Term Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase - Cancelled Commitments) or Clause 2.3 (Additional Facility),

to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero pursuant to Clause 27.2 (Debt Purchase Transactions by Sponsor Affiliates).

Initial Term Facility B Commitment means:

(a)	in relation to an Original Term Facility Lender, the RMB equivalent of the amount in US$ set opposite its name under the heading Initial Term Facility B Commitment in Part I (The Original Lenders) of Schedule 1 (The Original Parties) and the amount of any other Initial Term Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase - Cancelled Commitments) or Clause 2.3 (Additional Facility); and

(b)	in relation to any other Initial Term Facility B Lender, the RMB equivalent of amount in US$ of any Initial Term Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase - Cancelled Commitments) or Clause 2.3 (Additional Facility),

to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero pursuant to Clause 27.2 (Debt Purchase Transactions by Sponsor Affiliates).

Initial Term Facility A Lender means:

(a)	any Original Term Facility Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become an Initial Term Facility A Lender in accordance with Clause 2.2 (Increase - Cancelled Commitments), Clause 2.3 (Additional Facility) or Clause 26 (Changes to the Lenders),

which, in each case, has not ceased to be an Initial Term Facility A Lender in accordance with this Agreement, and for which purposes the:

(i)	termination in full of all of the Initial Term Facility A Commitment(s) of any Initial Term Facility A Lender; and

(ii)	payment in full of all amounts which are payable to such Initial Term Facility A Lender under the Finance Documents,

will result in that Initial Term Facility A Lender ceasing to be regarded as an Initial Term Facility A Lender for the purposes of and in relation to any provision of any of the Finance Documents requiring consultation with or the consent or approval of or instruction from all the Lenders, the Super Majority Lenders, the Majority Lenders and/or any class or group of Lenders.

Initial Term Facility B Lender means:

(a)	any Original Term Facility Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become an Initial Term Facility B Lender in accordance with Clause 2.2 (Increase - Cancelled Commitments), Clause 2.3 (Additional Facility) or Clause 26 (Changes to the Lenders),

which, in each case, has not ceased to be an Initial Term Facility B Lender in accordance with this Agreement, and for which purposes the:

(i)	termination in full of all of the Initial Term Facility B Commitment(s) of any Initial Term Facility B Lender; and

(ii)	payment in full of all amounts which are payable to such Initial Term Facility B Lender under the Finance Documents,

will result in that Initial Term Facility B Lender ceasing to be regarded as an Initial Term Facility B Lender for the purposes of and in relation to any provision of any of the Finance Documents requiring consultation with or the consent or approval of or instruction from all the Lenders, the Super Majority Lenders, the Majority Lenders and/or any class or group of Lenders.

Initial Term Facility A Loan means a loan made or to be made under the Initial Term Facility A or the principal amount outstanding for the time being of that Loan.

Initial Term Facility B Loan means a loan made or to be made under the Initial Term Facility B or the principal amount outstanding for the time being of that Loan.

Initial Term Facility Loans means, collectively, the Initial Term Facility A Loan and the Initial Term Facility B Loan, and Initial Term Facility Loan means each of them.

Initial Term Facility Repayment Dates means each date set out in Clause 7.1 (Repayment of the Initial Term Facility Loans), and Initial Term Facility Repayment Date means each of them.

Initial Term Facility Repayment Instalments means each repayment instalment for the Initial Term Facility Loans calculated and payable as set out in Clause 7.1 (Repayment of the Initial Term Facility Loans), and Initial Term Facility Repayment Instalment means each of them.

Initial Term Facility A Utilisation Date means the date on which the Initial Term Facility Loan A is made or to be made.

Initial Term Facility B Utilisation Date means the date on which the Initial Term Facility Loan B is made or to be made.

Initial Utilisation Date means the earlier of the Initial Term Facility A Utilisation Date and the Initial Term Facility B Utilisation Date.

Insolvency Event in relation to a Finance Party means that such Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with, or for the benefit of, its creditors;

(d)	institutes for itself or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Insurance Claim means any insurance claim under any insurance maintained by any Group Member.

Insurance Proceeds means the Net Proceeds of any Insurance Claim (the Relevant Insurance Proceeds) except for Excluded Insurance Proceeds.

Intellectual Property means:

(a)	any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each Group Member (which may now or in the future subsist).

Intercreditor Agreement means the intercreditor agreement dated on or about the Signing Date between, among others, the Parent, the Company, the Debtors (as defined in the Intercreditor Agreement), the Agent, the Security Agent, the Lenders and the Arrangers (each as defined in the Intercreditor Agreement) and the Intercompany Lenders (as defined in the Intercreditor Agreement).

Interest has the meaning given to that term in Clause 23.1 (Financial definitions).

Interest Payable has the meaning given to that term in Clause 23.1 (Financial definitions).

Interest Payment Date means each of 21 March, 21 June, 21 September and 21 December of each calendar year, provided that if such day is not a Business Day, that Interest Payment Date will instead fall on the next Business Day (or such other dates as may be agreed to by the Lenders of the relevant Facility).

Interest Period means:

(a)	in relation to a Loan, each period determined in accordance with Clause 12 (Interest Periods);

(b)	in relation to an Additional Facility Loan (in respect of any Additional Facility), each period determined in accordance with the Additional Facility Notice relating to such Additional Facility; and

(c)	in relation to an Unpaid Sum, each period determined in accordance with Clause 11.3 (Default interest).

Interest Rate means for any day, the rate that is the aggregate of:

(a)	the LPR Rate published in December of the immediately preceding calendar year of that day, which is 4.65% per annum as at the Signing Date; and

(b)	the applicable Margin,

and, for the avoidance of doubt and by way of illustration only, the applicable Interest Rate as at the Signing Date shall be equal to 4.15% per annum, being the aggregate of the LPR Rate of 4.65% per annum as at the Signing Date and the applicable Margin (which is a negative rate of 0.5% per annum).

Investment Purchase Price means, in respect of any acquisition by a Group Member of any interest in any Future Acquisition Target, the total consideration (including associated costs and expenses) payable by the relevant Group Member for such acquisition:

(a)	less any Cash and Cash Equivalent Investments that are owned by such Future Acquisition Target that is the subject of such acquisition (on a consolidated basis if it has any Subsidiary) at the time such Group Member legally commits to making such acquisition and which are taken into account in calculating the consideration payable in respect of such Future Acquisition Target (and if so taken into account, are owned by such Future Acquisition Target and/or its Subsidiaries upon such Future Acquisition Target’s becoming a Group Member (if such Future Acquisition Target is a company) or, as the case may be, such Future Acquisition Target on the completion of that acquisition (if such Future Acquisition Target is a business));

(b)	less the amount of working capital synergies which are identified by management of the Group as being realisable within 12 months from the date of such acquisition; and

(c)	plus the outstanding principal amount of any Borrowings of such Future Acquisition Target (on a consolidated basis if it has any Subsidiary) as at the date of such acquisition which would not, to the extent not then repaid or prepaid, constitute Permitted Financial Indebtedness but only then to the extent that such repayment or prepayment is to be made by a Group Member (excluding such Future Acquisition Target or any Subsidiary thereof).

Investor Affiliates means an Investor, any Affiliate of an Investor, any trust of which an Investor or any of its respective Affiliates is a trustee, any partnership of which an Investor or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, an Investor or any of its respective Affiliates (in each case, including their respective successors, assigns and transferees) provided that any such trust, fund or other entity which has been established for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by an Investor or any of its respective Affiliates which have been established for the primary purpose or main purpose of investing in the share capital of companies, in each case, shall not constitute an Investor Affiliate.

Investors means the Sponsors, any Sponsor Affiliate, management, employees and any other person holding an interest in the Group pursuant to a management incentive plan, incentive scheme or similar arrangement, any co-investor agreed with the Arrangers and any other person approved by the Majority Lenders, in each case, including their respective successors, assigns and transferees.

IPO means the listing or admission to trading on any stock or securities exchange or market of any share or securities of the Company or any other Group Member or any Holding Company of a Group Member that has been established for the purposes of holding the Investors’ investment in the Company (but excluding any Investor or Investor Affiliate, other than any direct or indirect Holding Company of the Company whose primary assets comprise a direct or indirect shareholding in the Company), or any sale or issue by way of listing, flotation or public offering (or any equivalent circumstances) of any shares or securities of the Company or any other Group Member or any Holding Company of the Company that has been established for the purposes of holding the Investors’ investment in the Company (but excluding any Investor or Investor Affiliate, other than any direct or indirect Holding Company of the Company whose primary assets comprise a direct or indirect shareholding in the Company), in any jurisdiction or country (the entity whose shares or securities are so listed, admitted to trading, sold or issued being the IPO Entity).

IPO Entity has the meaning given to that term in the definition of IPO.

Joint Venture means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

Joint Venture Investment means, in respect of a Joint Venture:

(a)	an amount subscribed for shares in, lent to, or invested in, that Joint Venture by any Group Member since the Closing Date;

(b)	the continuing amount of a contingent liability of a Group Member under any outstanding guarantee given in respect of the liabilities of that Joint Venture; and

(c)	an amount equal to the higher of the book value and the market value of assets transferred by any Group Member to that Joint Venture since the Closing Date,

(in each case without double-counting), provided that (i) for the avoidance of doubt, an amount will no longer be a Joint Venture Investment and deemed never to have been made on and from the date that the Joint Venture it relates to becomes a Group Member (and no longer a Joint Venture) and (ii) Joint Venture Investment in respect of any Joint Venture and any Financial Year shall mean (A) any such amount (falling within paragraph (a)) so subscribed for shares in, lent to or invested in that Joint Venture during that Financial Year, (B) the continuing amount of a contingent liability of a Group Member under any such outstanding guarantee (falling within paragraph (b)) granted during that Financial Year in respect of the liabilities of that Joint Venture and (C) any such amount (falling within paragraph (c)) in respect of assets transferred by any Group Member to that Joint Venture during that Financial Year, in each case without double-counting.

Knowledge means, in respect of an Obligor, the Parent or a Group Member, to the best of the knowledge and belief of the directors of such Obligor or, the Parent or such Group Member (as the case may be) (after due and careful enquiry).

Leakage Cap has the meaning given to such term in paragraph (b) of Clause 9.7 (Trapped Amounts).

Legal Opinion means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 28 (Changes to the Obligors).

Legal Reservations means:

(a)	the principle that certain (including equitable) remedies may be granted or refused at the discretion of a court, the principle of reasonableness and fairness where implied by law and the limitation of enforcement by laws relating to bankruptcy, insolvency, reorganisation, court schemes, administration, moratoria and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable statutes of limitation (or equivalent legislation), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of acquiescence, set off or counterclaim;

(c)	similar principles, rights and defences in respect of the enforceability of a contract, agreement or undertaking under the laws of any Relevant Jurisdiction;

(d)	the principle that in certain circumstances Security granted by way of fixed charge may be recharacterised as a floating charge or that Security purported to be constituted as an assignment may be recharacterised as a charge;

(e)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(f)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(g)	the principle that the creation or purported creation of Security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created; and

(h)	any other matters which are set out as qualifications or reservations as to matters of law of general application and which are set out in the Legal Opinions (as if references therein to any document to which such Legal Opinions apply were references to any document to which any representation or warranty under any Finance Document (which is qualified by the Legal Reservations) relates).

Lender means:

(a)	any Original Initial Term Facility Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.2 (Increase - Cancelled Commitments), or Clause 2.3 (Additional Facility) or Clause 26 (Changes to the Lenders),

which, in each case, has not ceased to be a Lender in accordance with this Agreement, and for which purposes the:

(i)	termination in full of all of the Commitment(s) of any Lender; and

(ii)	payment in full of all amounts which are payable to such Lender under the Finance Documents,

will result in that Lender ceasing to be regarded as a Lender for the purposes of and in relation to any provision of any of the Finance Documents requiring consultation with or the consent or approval of or instruction from all the Lenders, the Super Majority Lenders, the Majority Lenders and/or any class or group of Lenders.

Leverage has the meaning given to that term in Clause 23.1 (Financial definitions).

LMA means the Loan Market Association.

Loan means the Initial Term Facility Loan or an Additional Facility Loan provided that:

(a)	any reference to “Loan” in relation to the Initial Term Facility shall be a reference to the Initial Term Facility Loan; and

(b)	any reference to “Loan” in relation to an Additional Facility shall be a reference to an Additional Facility Loan in respect of that Additional Facility.

LPR Rate means, in respect of a Loan, the loan prime rate published by the National Interbank Funding Center of the PRC on the applicable day, or (if there is no such rate published on such date) such rate most recently published before such date, for RMB loans with a term of 5 years or longer.

Major Default means any Event of Default (with respect to the Company and the Parent only and excluding any other Group Member or Target Group Member) under any of Clause 25.1 (Non-payment), Clause 25.3 (Other obligations) (only insofar as it relates to any Major Undertaking), Clause 25.4 (Misrepresentation) (only insofar as it relates to a breach of any Major Representation), Clause 25.6 (Insolvency), Clause 25.7 (Insolvency proceedings), Clause 25.8 (Creditors’ process), Clause 25.9 (Unlawfulness and invalidity) or Clause 25.14 (Repudiation and rescission of agreements).

Major Representation means a representation or warranty given by the Company and the Parent, only (and excluding any other Group Member or Target Group Member) with respect to itself under any of Clause 21.2 (Status) to Clause 21.5 (Power and authority) (inclusive), paragraph (a) of Clause 21.6 (Authorisations) and, insofar as it relates to title to assets that are subject to Transaction Security granted by the Company or the Parent, Clause 21.21 (Legal and beneficial ownership), Clause 21.25 (Pari passu ranking), Clause 21.27 (Holding Companies), Clause 21.28 (Anti-Corruption Laws / Sanctions) and Clause 21.29 (Anti-money laundering).

Major Undertaking means an undertaking given by the Company and the Parent described in Clauses 24.5 (Merger), 24.7 (Acquisitions), 24.8 (Joint ventures), 24.9 (Holding Companies), 24.13 (Negative pledge), 24.14 (Disposals), 24.16 (Loans or credit), 24.17 (No guarantees or indemnities), 24.18 (Dividends, share redemption and other restricted payments) and 24.19 (Financial Indebtedness) and paragraph (a) of Clause 24.12 (Merger Documents), in each case, as it relates to the Company or the Parent only and excluding any obligation of the Company or the Parent to procure in relation to any other Group Member or Target Group Member.

Majority Facility Lenders means in respect of any Facility, a Lender or Lenders whose Commitment(s) in respect of such Facility aggregate more than 66⅔ per cent. of the aggregate Commitments of the Lenders in respect of such Facility (or, if the aggregate Commitments of the Lenders in respect of such Facility have been reduced to zero, aggregated more than 66⅔ per cent. of the aggregate Commitments of the Lenders in respect of such Facility immediately prior to the reduction of such aggregate Commitments in respect of such Facility to zero).

Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Commitments immediately prior to the reduction of the Total Commitments to zero).

Margin means a negative rate of 0.5% per annum.

Market Disruption Event has the meaning given to that term in paragraph (b) of Clause 13.1 (Market disruption).

Material Adverse Effect means a material adverse effect (after taking into account all resources, insurance, indemnity and assurance available to the Group and the timing and likelihood of recovery) on:

(a)	the consolidated business, assets or financial condition of the Group (taken as a whole);

(b)	the ability of the Obligors (taken as a whole) to perform their payment obligations under any Finance Document; or

(c)	(subject to the applicable Legal Reservations and Perfection Requirements) the validity or the enforceability of any of the Finance Documents (in each case, in accordance with its terms) or the effectiveness of any Transaction Security granted pursuant to any of the Finance Documents in a manner which would be materially adverse to the interests of the relevant Finance Parties under the Finance Documents taken as a whole, provided that, in each case under this paragraph (c), if capable of remedy, the applicable event or circumstance giving rise to such material adverse effect is not remedied within 30 Business Days of the Company first becoming aware of such event or circumstance or being given notice of such event or circumstance by the Agent.

Material Company means:

(a)	each Obligor;

(b)	each Hospital Operating Company;

(c)	(at any time on or after the Closing Date) a Group Member whose earnings before interest, tax, depreciation and amortisation (in each case calculated on the same basis as EBITDA but excluding intra-group items and investments in Subsidiaries) represents more than 5% of the consolidated EBITDA of the Group (which shall, in each case, be tested annually by reference to the Group’s Annual Financial Statements); or

(d)	the direct or indirect Holding Company of a Material Company determined in accordance with paragraphs (a) to (c) above (except for the Parent and its direct or indirect Holding Company),

provided that compliance with the condition set out in paragraph (c) above in relation to a Group Member shall be determined by reference to the latest audited financial statements of that Group Member (consolidated in the case of a Group Member which itself has Subsidiaries) (if available and otherwise by reference to the latest available financial statements) and the latest Annual Financial Statements and any Compliance Certificate supplied by the Company with those Annual Financial Statements (or, prior to the delivery of the first set of Annual Financial Statements to the Agent, the Original Financial Statements, as if the Original Financial Statements constituted Annual Financial Statements and as if the Closing Date had occurred at the commencement of the period to which the Original Financial Statements relate). However, if a person becomes a Group Member since the date as at which the latest Annual Financial Statements (or, as the case may be, the Original Financial Statements) were prepared, such financial statements shall, for such purposes, be deemed to be adjusted in order to take into account such person’s becoming a Group Member (that adjustment being certified by the Company as representing an accurate reflection of the revised gross assets or revenue of the Group) as if such person had become a Group Member as at the commencement of the period to which such financial statements relate. A report by the Auditors of the Company that a Group Member is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

Material Entities means each Obligor and each Material Company (each a Material Entity).

Merger means the merger of the Company and the Target on the terms of which the Target will be the surviving company in accordance with Part XVI of the Companies Act (2021 Revision) of the Cayman Islands and upon the terms and subject to the conditions of the Merger Agreement.

Merger Agreement means the agreement and plan of merger dated 4 August 2021 amongst the Holdco, the Parent, the Company and the Target, as amended, restated, supplemented or otherwise modified from time to time.

Merger Consideration means the consideration payable for the Merger pursuant to the Merger Documents.

Merger Costs means all fees, costs (including any hedging cost), expenses and stamp, registration and other Taxes incurred, or any amortisation thereof, in connection with the Merger or the Transaction Documents or any liabilities arising under the Merger Documents.

Merger Documents means:

(a)	the Merger Agreement,

(b)	the Support Agreement (as defined in the Merger Agreement);

(c)	the Interim Investors Agreement (as defined in the Merger Agreement);

(d)	the Consortium Agreement (as defined in the Merger Agreement); and

(e)	any other document designated as “Merger Document” by the Arrangers and the Company in writing.

Merger Payment Completion Date means the date on which the Merger Consideration and all outstanding Portfolio Company Liabilities have been paid, discharged or released in full.

MOFCOM means the Ministry of Commerce of the PRC and its local counterparts.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The rules in paragraphs (a) to (c) above will only apply to the last Month of any period.

Most Recent Leverage means, at any time, the Leverage for Most Recent Relevant Period as at such time.

Most Recent Relevant Period means, as at any date, the most recently elapsed Relevant Period in respect of which Annual Financial Statements for a period ending on the last day of such Relevant Period and the accompanying Compliance Certificate have been delivered to the Agent in accordance with Clauses 22.1 (Financial statements) and 22.2 (Provision and contents of Compliance Certificate) provided that if such date falls prior to the date on which the first set of Annual Financial Statements and the accompanying Compliance Certificate shall have been delivered to the Agent in accordance with Clauses 22.1 (Financial statements) and 22.2 (Provision and contents of Compliance Certificate), then (a) the Most Recent Relevant Period as at such date shall be deemed to be the Relevant Period ending on the date as at which the Original Financial Statements are prepared, (b) the Annual Financial Statements for such Most Recent Relevant Period shall be deemed to be the Original Financial Statements (and the Closing Date shall be deemed to have occurred as at the commencement of such Most Recent Relevant Period) and (c) the requirements under Clause 23.2 (Financial conditions) applicable to the Relevant Period ending on the First Test Date shall be deemed to apply to such Most Recent Relevant Period for the purposes of any pro forma calculation of any of the requirements under Clauses 23.2 (Financial conditions) and 23.3 (Financial testing).

Net Proceeds means the cash proceeds received or recovered by a Group Member (and if that Group Member is not the Company or a direct or indirect wholly-owned Subsidiary of the Company, a percentage of such cash proceeds which is equal to the percentage interest (direct or indirect) held by the Company in that Group Member) of any Disposal, Insurance Claim or Recovery Claim after deducting:

(a)	fees, costs and expenses incurred by any Group Member with respect to that Disposal, Insurance Claim or Recovery Claim to persons who are not Group Members (including bonus payments to the disposed business or entity (in the case of a Disposal));

(b)	any Tax incurred and required to be paid or reserved for by any Group Member, seller or claimant in connection with that Disposal, Insurance Claim or Recovery Claim (as reasonably determined by the relevant Group Member, seller or claimant and taking into account any available credit or relief) or the transfer of the proceeds thereof intra-Group for the purpose of making any prepayment of any of the Facilities from such proceeds;

(c)	in the case of a Disposal, amounts retained to cover anticipated liabilities reasonably expected to arise in connection with that Disposal in the 18 Months immediately following the date of such Disposal provided that where such anticipated liabilities do not materialise in that 18 Month period, those amounts retained shall, upon the expiry of that 18 Month period, be deemed to be Net Proceeds;

(d)	in the case of any Disposal, costs of closure, relocation, reorganisation and restructuring, and costs incurred preparing any asset for such Disposal as certified by the Company as being reasonably incurred in connection with such Disposal and payable to a person who is not a Group Member;

(e)	the amount of any repayment of Financial Indebtedness or amounts owed to joint venture partners in Permitted Joint Ventures as a consequence of any such Disposal, Insurance Claim or Recovery Claim;

(f)	amounts to be repaid to any entity disposed of (or any Subsidiary thereof) in respect of intra-Group indebtedness; and

(g)	third party debt secured on any assets disposed of (or secured on any assets of any entity disposed of or any of its Subsidiaries) which is to be repaid out of those proceeds.

New Lender has the meaning given to that term in Clause 26.1 (Transfers by the Lenders).

New Shareholder Injections has the meaning given to that term in Clause 23.1 (Financial definitions).

NFH Group means the Sponsors and its Subsidiaries from time to time.

Non-Commercial Lender means any hedge fund, loan-to-own fund, private equity fund, debt restructuring fund or activist fund but, for the purpose of this definition, excluding any Sponsor Affiliate.

Non-Consenting Lender means any Lender which does not consent to any decision requiring a waiver or amendment or other consent requested in respect of any of the Facilities, if:

(a)	the Company, through the Agent, has requested that consent, waiver or amendment in relation to any Finance Document; and

(b)	the Majority Lenders have agreed to that consent, waiver or amendment.

Non-Market Lender means any Lender whose Commitment is being included to trigger a Market Disruption Event.

Non-Obligor means a Group Member which is not an Obligor.

Non-Responding Lender means any Lender that fails to:

(a)	accept or reject, in writing, a request by or on behalf of any of the Obligors for any waiver, amendment or other consent requested in relation to any of the Facilities within 15 Business Days (or, if the Company agrees to any other time period in relation to that request or the Company specifies another time period in that request during which a Lender may respond, on or prior to the expiry of such other time period so agreed or specified by the Company) of a written request made in accordance with Clause 34 (Notices) or any Lender who notifies the Agent in writing that it is abstaining from responding to such request; or

(b)	fails to sign a Transfer Certificate within 10 Business Days of any request pursuant to paragraph (a) of Clause 38.5 (Replaceable Lender).

Notifiable Debt Purchase Transaction has the meaning given to that term in paragraph (b) of Clause 27.2 (Debt Purchase Transactions by Sponsor Affiliates).

Obligor means the Company or an Additional Obligor.

Obligors’ Agent means the Company, appointed to act on behalf of each Obligor and the Parent in relation to the Finance Documents pursuant to Clause 2.5 (Obligors’ Agent).

Offshore Group Member means a Group Member which is not an Onshore Group Member.

Onshore Group Member means a Group Member which is incorporated in the PRC.

Original Facility has the meaning given to that term in Clause 2.3 (Additional Facility).

Original Financial Statements means the (a) audited annual consolidated financial statements of the Target for the financial year ending on 31 December 2020 made available to the Company; and (b) the audited annual consolidated financial statements of Chindex US for the financial year ending on 31 December 2020.

Original Initial Term Facility Lender means a Lender listed in Part I (The Original Lenders) of Schedule 1 (The Original Parties) as having an Initial Term Facility A Commitment and/or an Initial Term Facility B Commitment.

Original Jurisdiction means, in relation to any Obligor or the Parent, the jurisdiction under whose laws that Obligor or the Parent is incorporated as at the Signing Date or, in the case of an Additional Guarantor, as at the date on which that Additional Guarantor becomes a party to this Agreement.

Original Security Documents means each of the documents listed as being an Original Security Document in Part III (Original Security Documents) of Schedule 2 (Conditions Precedent and Conditions Subsequent).

Original Senior Facilities means the facilities granted under the Original Senior Facilities Agreement.

Original Senior Facilities Agreement means the RMB equivalent of US$300,000,000 facilities agreement originally dated 9 December 2019 (as amended and restated by an amendment and restatement agreement dated 31 August 2020 and an amendment and restatement agreement dated on or about the date of this Agreement) and made between, amongst others, the Senior Borrower as company and original borrower, and Shanghai Pudong Development Bank Co., Ltd. Putuo Sub-Branch (上海浦东发展银行股份有限公司普陀支行) as agent and security agent.

Parent Liabilities has the meaning given to that term in the Intercreditor Agreement.

Parent Loan Document means any document or intercompany account pursuant to which any loan is owing from the Company to the Parent.

Participation means a Debt Purchase Transaction other than a purchase falling within paragraph (a) of the definition thereof.

Party means a party to this Agreement.

Perfection Requirements means the making of the appropriate registrations, filings, endorsements, notarisation, stamping, notifications or other actions or steps to be made in any jurisdiction in order to perfect Security created by a Transaction Security Document and/or in order to achieve the relevant priority for the Security created thereunder.

Permitted Acquisition means:

(a)	the Merger;

(b)	an acquisition under and pursuant to the terms of any agreement or commitment entered into by a Target Group Member on or prior to the Closing Date (being limited to those set out in the Disclosure Schedule or the Structure Memorandum, and any others not procured or approved by the Company or the Parent in contemplation of this restriction) to the extent such acquisition is funded from paragraphs (a) and/or (b) of the definition of Acceptable Funding Sources;

(c)	an acquisition which constitutes or is part of a Permitted Disposal, a Permitted Share Issue or a Permitted Transaction;

(d)	an acquisition of securities which are Cash Equivalent Investments;

(e)	any acquisition of ownership interests in a Group Member and the acquisition of ownership interests which are not, in each case, already owned by a Group Member provided that:

(i)	any Financial Indebtedness incurred to finance investment in such ownership interests is Permitted Financial Indebtedness;

(ii)	promptly after the date of any Group Member’s entry into a legally binding commitment to make such investment, the Company certifies that (to the Company’s Knowledge) if the Leverage referred to in Clause 23.2 (Financial conditions) were re-calculated for the Most Recent Relevant Period on a pro forma basis (taking into account, any cost savings and synergies cost savings and synergies (calculated on the same basis as Adjusted EBITDA)) and as if the consideration for such investment had been paid and the Financial Indebtedness incurred or to be incurred in connection with such investment had been utilised at the start of that Most Recent Relevant Period and applied towards such acquisition at the last day of that Most Recent Relevant Period, it would have complied with the requirements of Clause 23.2 (Financial conditions) for that Most Recent Relevant Period (provided that if such legal commitment to make such investment is entered into prior to the First Test Date, the maximum Leverage for that Most Recent Relevant Period shall be deemed to be the maximum Leverage permitted under Clause 23.2 (Financial conditions) as at the First Test Date);

(f)	the acquisition by a Group Member of the entire issued share capital of a limited liability company (including by way of formation) which has not traded and has no assets or any liabilities prior to the date of such acquisition;

(g)	an acquisition constituting a Permitted Joint Venture Investment;

(h)	a Permitted Business Acquisition;

(i)	any acquisition by a Group Member of any assets (but not shares or a business or undertaking) that constitutes Capital Expenditure that is not restricted by a Finance Document;

(j)	the reacquisition by a Group Member of any asset previously owned by any Group Member upon the termination of a Finance Lease that is Permitted Financial Indebtedness;

(k)	any Permitted Acquisition (as defined in the Original Senior Facilities Agreement); and

(l)	any acquisition by a Future Acquisition Target (that is the subject of any Permitted Business Acquisition and that was not a Group Member prior to such Permitted Business Acquisition but becomes a Group Member pursuant to such Permitted Business Acquisition) or any Subsidiary thereof under and pursuant to the terms of any agreement or commitment existing at completion of that Permitted Business Acquisition (provided such agreement or commitment has not been entered into in contemplation of this restriction), provided that the Investment Purchase Price paid by any Group Member for any Permitted Acquisition to or in respect of an HHH Group Member shall be subject to the General Basket and other restrictions in Clause 24.28 (General Restrictions).

Permitted Additional Debt means Financial Indebtedness incurred or established by any Group Member:

(a)	by way of an Additional Facility;

(b)	by way of one or more additional term or revolving facilities incurred or established outside of this Agreement; or

(c)	by way of bonds or notes (or any other financing or debt arrangement),

provided that (unless otherwise agreed by the Majority Lenders) each of the following applicable conditions are met:

(i)	the purposes of such Financial Indebtedness shall be limited to Permitted Acquisitions, Capital Expenditure, working capital and/or general corporate purposes (in each case, excluding any Permitted Payment);

(ii)	the final maturity date of a Permitted Additional Debt shall be no earlier than the Initial Term Facilities Termination Date;

(iii)	if the repayment profile of such Financial Indebtedness (which is a term facility in nature) is a bullet repayment profile, the final maturity date for such Financial Indebtedness must fall on or after the Initial Term Facilities Termination Date, or if it is an amortising repayment profile, (A)(x) the final maturity date for such Financial Indebtedness must fall on or after the Initial Term Facilities Termination Date and (y) the weighted average life of such Permitted Additional Debt shall not be shorter than the remaining weighted average life of the Initial Term Facility A or (B) the Initial Term Facility A Lenders are offered the same amortisation percentage per annum as the proposed amortising Permitted Additional Debt (if shorter than the amortisation percentage per annum of the Initial Term Facility A);

(iv)	such Financial Indebtedness shall rank pari passu with the Initial Term Facilities and shall be guaranteed and secured by the same (or fewer) Guarantors and the same (or less) Security as is guaranteeing and securing the Initial Term Facilities (other than, in each case, any Credit-Specific Transaction Security);

(v)	such Financial Indebtedness shall be on terms no more onerous for the Group (as determined by the board of directors of the Company acting in good faith) than the Initial Term Facilities or otherwise on terms satisfactory to the Agent (acting on the instructions of the Majority Lenders (acting reasonably));

(vi)	the Leverage for the Most Recent Relevant Period as at which such proposed Permitted Additional Debt is incurred (recalculated on a pro forma basis, giving effect to (x) the incurrence and full utilisation of and application of proceeds of any Permitted Additional Debt that occurs after the last day of such Most Recent Relevant Period but on or before the date on which such proposed Permitted Additional Debt is incurred and (y) such incurrence and full utilisation of such proposed Permitted Additional Debt) would be equal to or less than the maximum Leverage for that Most Recent Relevant Period permitted under Clause 23.2 (Financial conditions), provided that if such Financial Indebtedness is incurred prior to the First Test Date, the maximum Leverage for that Most Recent Relevant Period shall be deemed to be the maximum Leverage permitted under clause 23.2 (Financial conditions) as at the First Test Date;

(vii)	the aggregate outstanding principal amount of all Financial Indebtedness incurred under any Permitted Additional Debt, when aggregated with (A) the aggregate outstanding principal amount of any Permitted Onshore Indebtedness; (B) the aggregate amount of the higher of the market value of those assets being disposed of and the proceeds raised from that disposal pursuant to a Permitted Sale and Leaseback and (C) the aggregate outstanding principal amount of any Permitted Receivables Financing, does not, at any time, exceed the General Indebtedness Basket; and

(viii)	no Event of Default under Clause 25.1 (Non-payment), Clause 25.6 (Insolvency), Clause 25.7 (Insolvency proceedings) or Clause 25.8 (Creditors’ process) is continuing at the time the relevant Financial Indebtedness is committed (or would result therefrom.

Permitted Business Acquisition means an acquisition by any Group Member(s) of any Future Acquisition Target, if:

(a)	no Event of Default under Clause 25.1 (Non-payment), Clause 25.6 (Insolvency), Clause 25.7 (Insolvency proceedings) or Clause 25.8 (Creditors’ process) is continuing or would occur as a result of completion of such acquisition on the date of any Group Member’s entry into of a legally binding commitment to make such acquisition (the Acquisition Commitment Date) by reference to the facts and circumstances known to the Group as at the date of entry into of such commitment;

(b)	promptly after any Acquisition Commitment Date, the Company notifies the Agent of such pending acquisition and certifies that (to the Company’s Knowledge) if the Leverage referred to in Clause 23.2 (Financial conditions) were re-calculated consolidating the financial statements of the Future Acquisition Target for the Most Recent Relevant Period (as at the Acquisition Commitment Date of that acquisition) with the Relevant Financial Statements (construed in accordance with the definition of Most Recent Relevant Period) relevant to that Most Recent Relevant Period on a pro forma basis (taking into account any cost savings and synergies (calculated on the same basis as Adjusted EBITDA)) and as if the consideration for such acquisition had been paid and the Financial Indebtedness incurred or to be incurred in connection with such acquisition had been utilised at the last day of that Most Recent Relevant Period and applied towards such acquisition at the last day of that Most Recent Relevant Period, it would have complied with the requirements of Clause 23.2 (Financial conditions) for that Most Recent Relevant Period provided that if the Acquisition Commitment Date of that acquisition is prior to the First Test Date, the maximum Leverage for that Most Recent Relevant Period shall be deemed to be the maximum Leverage permitted under Clause 23.2 (Financial conditions) as at the First Test Date;

(c)	that Future Acquisition Target and (if it has any Subsidiaries) its Subsidiaries, taken as a whole, carry on a principal business which falls within the general nature of the principal business carried on by the Group or is similar to, complementary to, compatible with or related to, the Core Business or is reasonably related, synergistic, incidental or ancillary to, the Core Business;

(d)	any Financial Indebtedness incurred to finance such acquisition is Permitted Financial Indebtedness;

(e)	the extent the Investment Purchase Price for such acquisition exceeds US$17,000,000, promptly after the Acquisition Commitment Date of that acquisition, the Company supplies to the Agent, to the extent prepared, copies of any due diligence reports in relation to that acquisition (in each case on a non-reliance basis and subject to the Agent and the Lenders signing any confidentiality undertaking, hold harmless or similar letters); and

(f)	to the extent the acquisition relates to any acquisition by a Group Member of any hospital or any part of a hospital or ownership interests in any entity which is the Holding Company (direct or indirect) of any hospital, such acquisition is funded from paragraphs (a) and/or (b) of the definition of Acceptable Funding Sources.

Permitted Cash Pooling means (subject to the compliance with Clause 24.29 (Collection Account and Cash Pooling Arrangement)) any cash pooling, netting or set-off arrangement entered into by any Obligor or Group Member in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of Obligor(s) and/or Group Member(s) (including an overdraft comprising more than one account).

Permitted Collateralised Hedging Transaction means any foreign exchange or interest rate hedging transaction(s) entered into by any Offshore Group Member for the purposes of hedging (in the case of foreign exchange hedging) any currency exposure (between US$ and RMB) of a Group Member relating to any Permitted Collateralised Indebtedness or (in the case of interest rate hedging) any interest rate exposure of a Group Member relating to any Permitted Collateralised Indebtedness, provided that (in each case):

(a)	the aggregate notional amount of any and all such hedging transaction(s) does not exceed (or its equivalent in the applicable currency does not at any time exceed) 100% of the aggregate principal amount of all Permitted Collateralised Indebtedness;

(b)	at all times, the terms of such hedging are substantially based on, and are not more onerous to that Offshore Group Member or any other Group Member in any material respect than those in, the 1992 ISDA Master Agreement or the 2002 ISDA Master Agreement; and

(c)	the scheduled termination date for any and all such hedging falls on or prior to the scheduled maturity date for the Permitted Collateralised Indebtedness to which such hedging relates.

Permitted Collateralised Indebtedness means any Financial Indebtedness incurred by any Offshore Group Member, which Financial Indebtedness:

(a)	is collateralised by one or more standby letters of credit (an SBLC) (or its equivalent) issued by a bank or financial institution in the PRC (an SBLC Bank) at the request of an Onshore Group Member which letter(s) of credit (or equivalent) are in an aggregate amount not exceeding the amount of the Cash Pledge (as defined below) and which letter(s) of credit (or equivalent) are secured by a Cash Pledge (collectively the SBLC Arrangements); or

(b)	is itself secured by a Cash Pledge,

provided that:

(i)	the relevant Onshore Group Member has deposited cash with:

(A)	(in the case of paragraph (a) above) the SBLC Bank, to secure its counter-indemnity obligations in respect of the SBLC, the aggregate amount of which cash deposit does not exceed the aggregate principal amount of such Financial Indebtedness incurred by that Offshore Group Member, plus reasonable costs and interest thereon for the duration of such SBLC Arrangements; or

(B)	(in the case of paragraph (b) above) the Lender of such Financial Indebtedness or its Affiliate, the aggregate amount of which cash deposit does not exceed the aggregate principal amount of such Financial Indebtedness incurred by that Offshore Group Member, plus reasonable costs and interest thereon for the duration of such Financial Indebtedness,

(such cash deposit being the Cash Pledge);

(ii)	such Financial Indebtedness (and, in the case of paragraph (a) above, the SBLC) shall not have the benefit of any guarantee or Security from any Group Member (other than the SBLC (in the case of paragraph (a) above), the Cash Pledge (in the case of paragraph (b) above) and any Security or Quasi-Security created by such Offshore Group Member over its rights and interests under any Permitted Collateralised Hedging Transaction relating to such Financial Indebtedness (the Permitted Hedging Security)) or the Cash Pledge;

(iii)	no Event of Default under Clause 25.1 (Non-payment), Clause 25.6 (Insolvency), Clause 25.7 (Insolvency proceedings) or Clause 25.8 (Creditors’ process) is continuing or would arise as a result of the incurrence of such Financial Indebtedness; and

(iv)	except to the extent any cash utilised for the Cash Pledge constitutes Retained Cash, the proceeds of such Financial Indebtedness are applied to repay or prepay the Facilities or to fund the payment of interest, costs and expenses in respect of the Facilities.

Permitted Disposal means a Disposal:

(a)	of assets in the ordinary course of trading of the disposing entity;

(b)	of any asset by a Group Member or an Obligor (the Disposing Company) to a Group Member (the Acquiring Company), but if the Disposing Company is an Obligor, either:

(i)	the Acquiring Company must be an Obligor; or

(ii)	(if the Acquiring Company is a Non-Obligor) the aggregate consideration for all such Disposal over the life of the Facilities (after deducting the value of any assets transferred from Non-Obligors to Obligors), does not exceed US$17,000,000 (or its equivalent) in aggregate;

(c)	of assets in exchange for, replacement for or investment in other assets (which are of a comparable or superior type, value or quality) which are used in the operation of the business of the Group and which are, subject to the Security Principles, subject to Transaction Security if the assets that they have been exchanged for were subject to Transaction Security;

(d)	of assets which are obsolete, redundant or no longer required for the business or operations of the Group for cash;

(e)	of cash or Cash Equivalent Investments (including by way of realisation) which is not specifically prohibited by the terms of the Finance Documents;

(f)	constituting a Permitted Joint Venture Investment or arising as a result of any Permitted Security (other than paragraph (h) of the definition of Permitted Security to the extent that it relates to any Permitted Disposal) or which constitutes, is part of, or is made under or is necessary to implement, a Permitted Transaction, Permitted Payment or Permitted Share Issue or is otherwise expressly permitted elsewhere in a Finance Document;

(g)	of receivables (including those which are overdue or delinquent accounts receivables in connection with the collection or compromise of the unpaid accounts relating to those receivables) on arm’s length terms for cash either:

(i)	on a non-recourse (as regards the ability of the account debtors of the relevant receivables to pay) basis; or

(ii)	on a recourse basis to the extent constituting, part of or made under a Permitted Receivables Financing;

(h)	that is constituted by any collection of trade receivables in the ordinary course of day to day business by way of receipt of any note or other instrument evidencing the indebtedness constituted by such receivable, and a transfer/presentation of such note or instrument by a bank or financial institution in exchange for a cash payment;

(i)	under Finance Leases, hire purchase, conditional sale and other similar arrangements, which are otherwise permitted by the Finance Documents or constitute a Permitted Sale and Leaseback;

(j)	constituting a licence, lease, sub-licence or sub-lease of real property or a licence of intellectual property rights, in each case in the ordinary course of business;

(k)	required by law or regulation or any order of any government entity made thereunder (including any seizure, expropriation or compulsory purchase of any asset or any shares or equity interests in any Group Member by (or by the order of) any Governmental Agency, provided that such seizure, expropriation or compulsory purchase does not result from any default or breach by any Obligor, the Parent or any Group Member);

(l)	under and pursuant to the terms of any agreement or commitment entered into by a Target Group Member on or prior to the Closing Date (being limited to those set out in the Disclosure Schedule or the Structure Memorandum and not entered into in contemplation of this restriction);

(m)	by a Future Acquisition Target (that is the subject of any Permitted Business Acquisition and that was not a Group Member prior to such Permitted Business Acquisition but becomes a Group Member pursuant to such Permitted Business Acquisition) or any Subsidiary thereof under and pursuant to the terms of any agreement existing at completion of that Permitted Business Acquisition;

(n)	of rights relating to Treasury Transactions, constituted by any termination or close-out of such Treasury Transaction (provided that, in the case of any Treasury Transaction under any Hedging Agreement, such termination is permitted under the Intercreditor Agreement);

(o)	of treasury shares (or shares otherwise already held by a Group Member) in any Group Member in connection with share incentive schemes, provided that such disposal is part of or is necessary to implement a Permitted Share Issue;

(p)	constituting, or that is part of or made under, a Permitted Transaction;

(q)	of shares or equity interests in a Group Member (other than the Company, the Parent or a Material Company) on arm’s length terms or better provided that the relevant Group Member continues to be a Group Member;

(r)	of assets (other than any Core Assets, any shares or material intellectual property necessary for the business of the Group) on normal commercial terms where the proceeds are applied or committed or designated to be applied in reinvestment in other assets used in the business of the Group or for financing Capital Expenditure (or refinancing Capital Expenditure incurred in the 12 Months immediately prior to that Disposal) or for financing a Permitted Acquisition or a Permitted Joint Venture Investment (or refinancing a Permitted Acquisition or a Permitted Joint Venture Investment incurred in the 12 Months immediately prior to that Disposal) or otherwise for any working capital or general corporate purpose of the Group within 12 Months of when those proceeds are received by the applicable Group Member (and, if a binding reinvestment commitment is entered into or reinvestment is designated by the board of the relevant Group Member in that period, are actually applied within 18 Months of receipt by the applicable Group Member) or are applied in prepayment of the Facilities (and Permitted Additional Debt, Permitted Onshore Indebtedness or Refinancing Indebtedness), provided that such proceeds shall be allocated between the Facilities and such other Financial Indebtedness in a manner directed by the Company (provided that the proceeds allocated to the Facilities shall be on at least a pro rata basis (unless otherwise agreed to by the Majority Lenders)) in accordance with the Intercreditor Agreement, as applicable;

(s)	any Permitted Disposal (as defined in the Original Senior Facilities Agreement) (but without double counting the general basket permitted under paragraph (s) thereunder); and

(t)	of assets of Group Members (other than any Core Asset) for cash where the Net Proceeds of that Disposal (when aggregated with the Net Proceeds receivable for any other Disposal not allowed under the preceding paragraphs and not constituting a Permitted Transaction) does not exceed US$15,000,000 (or its equivalent) per Financial Year.

Permitted Financial Indebtedness means Financial Indebtedness:

(a)	arising under any of the Finance Documents;

(b)	which constitutes (i) Parent Liabilities or (ii) Financial Indebtedness that is otherwise subordinated to the Facilities on terms that are acceptable to the Agent (acting on the instructions of the Majority Lenders) or (iii) Financial Indebtedness owing by the Parent to any one or more of its shareholders or Affiliates of its shareholders and subject to the Intercreditor Agreement, but (in the case of (ii)) only if the creditor’s rights in respect of such Financial Indebtedness are assigned to the Security Agent by way of security on terms acceptable to the Agent (acting on the instructions of the Majority Lenders);

(c)	constituting, or that is part of or made or incurred under, a Permitted Guarantee, (other than paragraph (d) of the definition of Permitted Guarantee, to the extent that it applies to any Permitted Financial Indebtedness), a Permitted Loan (other than paragraph (b) of the definition of Permitted Loan to the extent that it applies to any Permitted Financial Indebtedness), a Permitted Transaction, Permitted Cash Pooling or a Permitted Treasury Transaction;

(d)	arising under any Deferred Consideration;

(e)	arising under a Finance Lease of vehicles, equipment, computers or fixed assets provided that (i) the aggregate capital value of all such items so leased under any outstanding leases by Group Members created on or prior to the Signing Date (excluding any Financial Indebtedness that falls within any other paragraph of this definition) does not exceed US$8,500,000 (or its equivalent) at any time, and (ii) the aggregate capital value of all such items so leased under any outstanding leases by Group Members and which items are acquired or leased after the Signing Date (excluding any Financial Indebtedness that falls within any other paragraph of this definition) does not exceed US$8,500,000 (or its equivalent) at any time.

(f)	arising under any vendor financing relating to purchased equipment provided that the aggregate principal amount outstanding under all such arrangements (excluding any Financial Indebtedness that falls within any other paragraph of this definition) does not (when aggregated with (without duplication) the aggregate amount of any Financial Indebtedness incurred pursuant to paragraph (e) above) exceed US$8,500,000 (or its equivalent) at any time;

(g)	raised by the issue of redeemable shares which are held by another Group Member pursuant to a Permitted Share Issue;

(h)	incurred by any Offshore Group Member under any Permitted Collateralised Indebtedness;

(i)	arising under or in connection with any bill payable or similar instrument issued by any financial institution in the PRC on behalf of any Onshore Group Member to support obligations of any Onshore Group Member incurred in the course of ordinary day-to-day business, where any Onshore Group Member has provided cash collateral to such financial institution in respect of the full face value of such bill payable or similar instrument (the Permitted Instrument Financing);

(j)	which is Permitted Additional Debt or Permitted Onshore Indebtedness;

(k)	which is a Permitted Receivables Financing;

(l)	incurred by any person acquired by the Group (or indebtedness attaching to the assets of such person) pursuant to a Permitted Acquisition (whether secured on pari passu basis with the Facilities or on a junior basis or senior unsecured, guaranteed or unguaranteed) and which is in existence at the time of acquisition and not incurred or increased in contemplation of the acquisition and is discharged within 4 months of completion of the acquisition unless otherwise permitted to remain outstanding pursuant to another paragraph of this definition, provided that if the Leverage referred to in Clause 23.2 (Financial conditions) were recalculated for the Most Recent Relevant Period (as at the Acquisition Commitment Date of that acquisition) on a pro forma basis, giving effect to the incurrence and full utilisation of any such Financial Indebtedness, would be equal to or less than the maximum Leverage for that Most Recent Relevant Period permitted under Clause 23.2 (Financial conditions), provided that if such Financial Indebtedness is incurred prior to the First Test Date, the maximum Leverage for that Most Recent Relevant Period shall be deemed to be the maximum Leverage permitted under clause 23.2 (Financial conditions) as at the First Test Date;

(m)	arising under, or in relation to, any Senior Indebtedness;

(n)	arising between any Group Member;

(o)	of any Group Member the outstanding principal amount of which does not exceed an amount to be agreed between the Company and the Agent (acting on the instructions of the Majority Lenders) at the time of incurrence of that Financial Indebtedness;

(p)	which is a Permitted Financial Indebtedness (as defined in the Original Senior Facilities Agreement); and

(q)	arising under any Group cash pooling and daylight exposures under ordinary course banking and treasury activities,

provided that in the event that any Financial Indebtedness (Refinancing Debt) is incurred for the purposes of refinancing any other Financial Indebtedness (Refinanced Debt), any temporary non-compliance of any foregoing limit (including in respect of the Permitted Additional Debt) shall not result in any Refinancing Debt or Refinanced Debt not being permitted, as long as such limit would have been complied with had the proceeds of such Refinancing Debt been applied towards such refinancing and the applicable Group Members are taking reasonable steps to apply the proceeds of such Refinancing Debt towards the refinancing of such Refinanced Debt provided further that such application towards refinancing of such Refinanced Debt will be made within 10 Business Days after the date of incurrence of such Refinancing Debt and provided further that in the event that the Facilities are being replaced or refinanced in part only (such replacing or refinancing Financial Indebtedness being Refinancing Indebtedness) (A) the weighted average life of the Refinancing Indebtedness shall be no shorter than the remaining weighted average life of the Initial Term Facilities, (B) the final maturity date of any such Refinancing Indebtedness shall be no earlier than the Termination Date applicable to the Initial Term Facilities, (C) the provider(s) of such Refinancing Indebtedness (or, where customary for financing of the relevant type, the agent or trustee in respect of such Refinancing Indebtedness) shall become party to the Intercreditor Agreement on pari passu or junior basis, (D) any proceeds from such Refinancing Indebtedness shall be applied towards the purported refinancing only (dollar for dollar) and any associated Transaction Costs and shall be so applied within 10 Business Days of after the date of incurrence of such Refinancing Indebtedness, (E) any Refinancing Indebtedness may only receive any mandatory prepayments pro rata with or after (and not in priority to) any Facility, and (F) the Refinancing Indebtedness shall only be guaranteed and secured by guarantors and security that also guarantee and secure the Facilities (on pari passu or junior basis) and provided further that the creditor or financing provider of any Permitted Collateralised Indebtedness, any Permitted Additional Debt, Permitted Receivables Financing, Permitted Instrument Financing, or Permitted Onshore Indebtedness shall be a Lender (for this purpose, the head office, branches, sub-branches, joint venture and any Affiliate of the Lender shall be deemed a Lender) unless consent of the Majority Lenders (acting reasonably and in good faith and such consent shall not be unreasonably withheld or delayed) has been obtained to waive this requirement.

Permitted Guarantee means:

(a)	any guarantee under the Finance Documents;

(b)	the endorsement of negotiable instruments and the giving of indemnities in the ordinary course of business;

(c)	guarantees in relation to performance by any Obligor or any Group Member or any Existing HHH Group Member under any contract entered into in the ordinary course of business (and counter-indemnities to financial institutions which have guaranteed such performance) but, in each case, not in respect of Financial Indebtedness;

(d)	guarantees which constitute, are part of or are given under, any Permitted Financial Indebtedness (other than paragraph (c) of the definition of Permitted Financial Indebtedness to the extent it relates to any Permitted Guarantee), any Permitted Cash Pooling, any Permitted Joint Venture Investment in a Permitted Joint Venture, a Permitted Transaction, Permitted Receivables Financing or a Permitted Treasury Transaction;

(e)	guarantees granted by a Target Group Member on or prior to the Closing Date (being limited to those set out in the Reports, Disclosure Schedule or the Structure Memorandum or for the purpose of guaranteeing the Financial Indebtedness in paragraphs (m) and (n) of the definition of Permitted Financial Indebtedness and not entered into in contemplation of this restriction);

(f)	guarantees granted by any Future Acquisition Target (that is the subject of any Permitted Business Acquisition and that was not a Group Member or Existing HHH Group Member prior to such Permitted Business Acquisition but becomes a Group Member or Existing HHH Group Member pursuant to such Permitted Business Acquisition) or any Subsidiary thereof and existing at the time of such Permitted Business Acquisition;

(g)	indemnities (in customary form) given in the ordinary course of the documentation of an acquisition or disposal transaction;

(h)	guarantees required by a court, tribunal, arbitral body or agency in connection with arbitration and other legal proceedings not otherwise being an Event of Default;

(i)	guarantees given by any Obligor or Group Member to or in respect of the obligations of a Group Member;

(j)	guarantees or indemnities or counter-indemnity obligations given by any Existing HHH Group Member to or in respect of any indebtedness or obligations of:

(i)	an Existing HHH Group Member;

(ii)	a Group Member; and/or

(iii)	the Advisor and/or any of its Subsidiaries (which does not fall under sub-paragraph (i) or (ii) above), provided that the proceeds of such indebtedness or obligations are reinvested into HHH Group and/or Group by way of equity injection or subordinated intercompany loan; and

(k)	guarantees given by a Group Member or an Existing HHH Group Member to landlords in the ordinary course of business and guarantees and counter-indemnities in favour of financial institutions which have guaranteed rent obligations of a Group Member or an Existing HHH Group Member in respect of real property in the ordinary course of business for such Group Members or Existing HHH Group Members (as applicable);

(l)	guarantees made by any Obligor or Group Member or Existing HHH Group Member in substitution for an extension of credit permitted under the definition of Permitted Loan to the extent that such Obligor or Group Member or Existing HHH Group Member would have been entitled to extend credit in an equivalent amount under the definition of Permitted Loan (taking into account the substitution of such credit with the guarantees and indemnities as contemplated in this paragraph (l)) to the person whose obligations are being so guaranteed or, as applicable, indemnified;

(m)	any guarantee granted by any Obligor or Group Member or Existing HHH Group Member to the trustee of any employee share option or employee unit trust scheme of any Obligor or Group Member or Existing HHH Group Member;

(n)	customary indemnities given in mandate, engagement and commitment letters and financing documentation and to professional advisers and consultants;

(o)	customary indemnities in favour of directors and officers of Obligors and Group Members and Existing HHH Group Members in their capacity as such in connection with the performance of their duties to the relevant Obligor(s) and/or Group Member(s) and/or Existing HHH Group Member(s);

(p)	any counter-indemnity obligations of any Group Member or any Existing HHH Group Member in respect of any performance bond or similar instrument issued by a bank or financial institution guaranteeing or in support of performance by any Group Member or any Existing HHH Group Member (as applicable) under any contract entered into in the ordinary course of its business (and not relating to Financial Indebtedness);

(q)	guarantees granted or arising under legislation relating to tax or corporate law under which any Obligor or Group Member or any Existing HHH Group Member assumes general liability for the obligations of another Obligor or Group Member or Existing HHH Group Member incorporated or tax resident in the same jurisdiction;

(r)	any counter-indemnity obligations of any Onshore Group Member in respect of any SBLC issued in connection with any Permitted Collateralised Indebtedness or any guarantee by an Onshore Group Member which has granted a Cash Pledge in respect of any Permitted Collateralised Indebtedness;

(s)	any guarantee provided under, or in relation to, any Senior Indebtedness;

(t)	any Permitted Guarantee (as defined in the Original Senior Facilities Agreement) (but without double counting the general basket permitted under paragraph (s) thereunder); and

(u)	any guarantee the outstanding principal amount of which, when aggregated with all other guarantees and indemnities under this paragraph (u) (excluding any guarantee or indemnity permitted under any other paragraph of this definition) and any Financial Indebtedness incurred under paragraph (p) of the definition of Permitted Loan, does not exceed US$8,500,000 (or its equivalent) in aggregate at any time.

Permitted Holding Company Activity means:

(a)	liabilities arising from the incurrence of and payment of Transaction Costs, and fees, costs, commissions and expenses in the ordinary course of business of a holding company including in connection with maintenance of existence, all necessary filings and compliance with all applicable laws and liabilities arising by operation of law or agreement of similar effect;

(b)	treasury and normal holding company activities, including the provision of administrative, management, legal and accounting services to other Group Members of a type customarily provided by a holding company to its subsidiaries;

(c)	making or receiving Permitted Loans, giving or benefiting from Permitted Guarantees, making any Permitted Treasury Transactions, making or receiving any Permitted Payments, issuing or subscribing for a Permitted Share Issue, making a Permitted Acquisition or acquiring rights or incurring liabilities otherwise permitted under the Finance Documents and incurring any Permitted Financial Indebtedness including:

(i)	any rights and liabilities that are Parent Liabilities;

(ii)	any Financial Indebtedness and/or other liabilities incurred under the Transaction Documents; and

(iii)	any guarantee or indemnity given under the Transaction Documents;

(d)	ownership of shares in its Subsidiaries, intra-Group credit balances and other credit balances in bank accounts, cash and cash equivalent investments;

(e)	the payment of salaries to management, directors, officers and employees of the Group;

(f)	any action taken pursuant to a Permitted Transaction or pursuant to other steps set out in the Structure Memorandum and any arrangement in respect of, or the making of, a Permitted Payment or entering into a transaction to facilitate making a Permitted Payment;

(g)	non-trading activities customary for non-trading companies in a transaction of this nature and/or incurrence of liabilities in connection with Taxes, including as a result of acting as the person responsible for payment of Taxes in a tax group (or equivalent) involving other Group Members;

(h)	any activity in connection with any employee or participation scheme operated by a Group Member or any Holding Company thereof;

(i)	(in respect of the Parent only) making any loan to a Sponsor, taking guarantee and/or security in connection therewith and applying the proceeds of interest and repayment of such loan in connection with any Permitted Holding Company Activity; and

(j)	any other activity or transaction permitted by the Agent (with the consent of the Majority Lenders).

Permitted IPO means any IPO of the Company or an IPO Entity at any time where:

(a)	the IPO will not result in a Change of Control; and

(b)	no Event of Default is continuing or would result from the IPO.

Permitted Joint Venture means:

(a)	an Existing Joint Venture;

(b)	any Joint Venture which ((if it has any Subsidiary) together with its Subsidiaries, taken as a whole) carries on a business substantially the same as, complementary to or compatible with, that carried on by the Group;

(c)	any Permitted Joint Venture (as defined in the Original Senior Facilities Agreement); and

(d)	any Joint Venture constituting, being part of or entered into under or pursuant to, a Permitted Transaction.

Permitted Joint Venture Investment means:

(a)	any Joint Venture Investment in an Existing Joint Venture falling within paragraph (a) of that definition, provided that any further investment in such Existing Joint Venture after the Initial Term Facility A Utilisation Date is contractually committed by the Target Group as at the Initial Term Facility A Utilisation Date and to the extent disclosed to the Arrangers on or prior to the Initial Term Facility A Utilisation Date;

(b)	any Joint Venture Investment in an Existing Joint Venture falling within paragraph (b) of that definition, provided that any further investment in such Existing Joint Venture after the date on which the relevant Future Acquisition Target becomes a Group Member is committed on or prior to the date on which that Future Acquisition Target becomes a Group Member;

(c)	any Joint Venture Investment in a Permitted Joint Venture where, as at the date where any Group Member enters into a legally binding commitment to make such Joint Venture Investment, no Event of Default is continuing or would result from such Joint Venture Investment, in each case by reference to the facts and circumstances known to the Group as at the date of entry into of such commitment; and

(d)	any Joint Venture Investment constituting, being part of or entered into under or pursuant to, a Permitted Transaction,

provided that:

(i)	promptly after the date of any Group Member’s entry into a legally binding commitment to make such Joint Venture Investment, the Company certifies that (to the Company’s Knowledge) if the Leverage referred to in Clause 23.2 (Financial conditions) were re-calculated for the Most Recent Relevant Period on a pro forma basis (taking into account any cost savings and synergies cost savings and synergies (calculated on the same basis as Adjusted EBITDA)) and as if the consideration for such Joint Venture Investment had been paid and the Financial Indebtedness to be incurred in connection with such Joint Venture Investment had been utilised at the start of that Most Recent Relevant Period, and after giving pro forma effect to (A) amounts subscribed for shares in or invested in (net of all redemptions) or lent to (net of any repayment) all such Joint Ventures by any Group Member, (B) the contingent liabilities of any Group member under any guarantee given in respect of the liabilities of any such Joint Venture, and (C) the market value of any assets transferred by any Group Member to any such Joint Venture (not being sales or purchases for cash made between a Group Member and any such Joint Venture in the ordinary course of trade and on arm’s lengths terms), the Group would have complied with the Leverage financial covenants set out in Clause 23.2 (Financial conditions) for that Most Recent Relevant Period (provided that if such legal commitment to make such Joint Venture Investment is entered into prior to the First Test Date, the maximum Leverage for that Most Recent Relevant Period shall be deemed to be the maximum Leverage permitted under Clause 23.2 (Financial conditions) as at the First Test Date).

(ii)	no Event of Default under Clause 25.1 (Non-payment), Clause 25.6 (Insolvency), Clause 25.7 (Insolvency proceedings) or Clause 25.8 (Creditors’ process) is continuing or would occur as a result of completion of such Joint Venture Investment as at the date of any Group Member’s entry into a legally binding commitment to make such Joint Venture Investment;

(iii)	the aggregate amount of Joint Venture Investment made by any Group Member in any Existing HHH Group Member pursuant to this definition shall be subject to the General Basket and other restrictions provided in Clause 24.28 (General Restrictions);

(iv)	the Joint Venture Investment is not made in any Sanctioned Countries;

(v)	that Joint Venture and (if it has any Subsidiaries) its Subsidiaries, taken as a whole, carry on a principal business which falls within the general nature of the principal business carried on by the Group or is similar to, complementary to, compatible with or related to, the Core Business or is reasonably related, synergistic, incidental or ancillary to, the Core Business; and

(vi)	no Group Member shall make any Joint Venture Investment into any additional hospitals unless such Joint Venture Investment is funded from paragraphs (a) and (b) of the definition of Acceptable Funding Sources.

Permitted Loan means:

(a)	any trade credit extended in the ordinary course of day-to-day business and/or any advance payment made (including advance payment in relation to permitted Capital Expenditure) in the ordinary course of day-to-day business;

(b)	a loan or credit which constitutes, is part of or is made under or is necessary to implement, any Permitted Financial Indebtedness (except under paragraph (g) of the definition thereof and paragraph (c) thereof to the extent that such paragraph (c) relates to any Permitted Loan), a Permitted Acquisition, a Permitted Joint Venture Investment, a Permitted Payment or a Permitted Transaction;

(c)	any loan or credit made available for the purposes of enabling an Obligor to meet its payment obligations under the Finance Documents or in respect of any Parent Liabilities permitted under the Finance Documents, to make a Permitted Payment or to facilitate compliance with applicable law;

(d)	any loan or credit made available by a Group Member or an Existing HHH Group Member to another Group Member (and if both debtor and creditor in respect of such loan are Onshore Group Members, such loan may be made by way of entrustment loan or similar arrangements) or another Existing HHH Group Member provided that to the extent required by the Intercreditor Agreement but subject to the Security Principles, if the outstanding principal amount of that loan exceeds US$8,500,000 (or its equivalent), the creditor thereof (if it is an Offshore Group Member) and the debtor thereof (if it is also an Offshore Group Member) are or become party to the Intercreditor Agreement as an Intercompany Lender and a Debtor (as defined, in each case, in the Intercreditor Agreement), respectively;

(e)	any loan or credit made available by the Parent to the Company (including any loan or credit made available by the Parent pursuant to a Parent Loan Document);

(f)	a loan made by any Obligor or Group Member or an Existing HHH Group Member to a director, officer, manager or employee of any Obligor or Group Member or an Existing HHH Group Member if the amount of that loan when aggregated with the amount of all other such loans (excluding any loan falling within any other paragraph of this definition) does not exceed US$4,200,000 (or its equivalent) at any time;

(g)	any loans made to an employee share option scheme or employee unit trust scheme of the Group or the Existing HHH Group (or to directors, officers or other employees of the Group or the Existing HHH Group for the purposes of participating in such schemes) up to an aggregate amount of US$4,200,000 (or its equivalent) at any time and provided that the proceeds of any such loan are reinvested (directly or indirectly) into the Group or Existing HHH Group (as applicable) or are to be applied towards acquisition of shares in the Group or Existing HHH Group (as applicable);

(h)	any loan or credit arrangement made by a Target Group Member on or prior to the Closing Date (being limited to those set out in the Disclosure Schedule and not entered into in contemplation of this restriction) provided that the principal amount of that loan or credit arrangement is not increased from the principal amount outstanding on the Closing Date (except pursuant to a commitment binding on any Target Group Member as at the Closing Date);

(i)	any loan or credit made by a Future Acquisition Target (the subject of a Permitted Business Acquisition, which Future Acquisition Target was not a Group Member or an Existing HHH Group Member prior to such Permitted Business Acquisition but becomes a Group Member pursuant to such Permitted Business Acquisition) or any Subsidiary thereof, which loan or credit is existing as at the closing date of such Permitted Business Acquisition (as any such loan or credit arrangement may be transferred to another Group Member or another Existing HHH Group Member), provided that the principal amount of that loan or credit arrangement is not increased from the principal amount outstanding on the date of closing of such Permitted Business Acquisition (except pursuant to a commitment binding on such Future Acquisition Target or any Subsidiary thereof as at the date of closing of such Permitted Business Acquisition);

(j)	any loan or credit representing deferred consideration on a Permitted Disposal which loan or credit is no more than 50 per cent. of the total consideration for that Permitted Disposal (provided that contingent consideration arrangements (including earn-outs) shall not be treated as a loan or credit for this purpose) and the terms of such deferred consideration are that it shall be paid within 18 months of the closing date of such Permitted Disposal;

(k)	any loan or credit constituted by any cash credit balance at a bank or other financial institution;

(l)	loans or extensions of credit to the extent the amount thereof would be permitted under paragraph (u) of the definition of Permitted Guarantee if such loans or extensions of credit were made by third parties under and with the benefit of the guarantee of any Obligor or Group Member or Existing HHH Group Member (for the amount of such loans or extensions of credit);

(m)	any loan or credit made available by a Group Member to a HHH Group Member, provided that the aggregate amount of intercompany loans or entrustment loans made by any Group Member using operating cashflow generated after the Closing Date to or in favour of the HHH Group Members shall be subject to the General Basket and other restrictions provided in Clause 24.28 (General Restrictions);

(n)	any loan or credit made available by an Existing HHH Group Member to an Existing HHH Group Member or a Group Member;

(o)	any Permitted Loan (as defined in the Original Senior Facilities Agreement) (but without double counting the general basket permitted paragraph (o) thereunder); and

(p)	any loan or credit so long as the aggregate amount of the Financial Indebtedness under such loan or credit does not, when aggregated with the Financial Indebtedness under all other loans and credits under this paragraph (p) (excluding any falling within any other paragraph of this definition) and any guarantee or indemnity permitted under paragraph (u) of the definition of Permitted Guarantee, exceed US$8,500,000 (or its equivalent) in aggregate at any time.

Permitted Onshore Indebtedness means any secured or unsecured Financial Indebtedness of an Onshore Group Member, provided that

(a)	the Leverage for the Most Recent Relevant Period as at which such Financial Indebtedness is incurred (recalculated on a pro forma basis, giving effect to such incurrence and full utilisation of and application of proceeds of such Financial Indebtedness) would be equal to or less than the maximum Leverage for that Most Recent Relevant Period permitted under Clause 23.2 (Financial conditions), provided that if such Financial Indebtedness is incurred prior to the First Test Date, the maximum Leverage for that Most Recent Relevant Period shall be deemed to be the maximum Leverage permitted under Clause 23.2 (Financial conditions) as at the First Test Date; and

(b)	the aggregate outstanding principal amount of all such Financial Indebtedness, when aggregated with (A) the aggregate outstanding principal amount of any Permitted Additional Debt; (B) the aggregate amount of the higher of the market value of those assets being disposed of and the proceeds raised from that disposal pursuant to a Permitted Sale and Leaseback and (C) the aggregate outstanding principal amount of any Permitted Receivables Financing, does not, at any time, exceed the General Indebtedness Basket.

Permitted Payment means:

(a)	payment of a management fee per annum plus any Indirect Tax thereon (if applicable) plus reasonable expenses in any Financial Year by the Company to the Investors and/or any of their Affiliates (together, the Management Fees) where the aggregate of Management Fees (when aggregated with any amount paid under paragraph (k) below) in any Financial Year does not exceed US$4,200,000 (or its equivalent);

(b)	the making of any Restricted Payment (not falling within paragraph (c) of the definition of Restricted Payment), by a Group Member (other than the Company) or an Existing HHH Group Member in favour of the holder(s) of shares or equity interests in such Group Member or an Existing HHH Group Member (as applicable) pro rata according to the applicable holding of shares or equity interests in such first-mentioned Group Member or first-mentioned Existing HHH Group Member held by such holder(s);

(c)	any payment made by the Company to any Holding Company of the Company for funding the consideration payable by such Holding Company of any acquisition falling within paragraph (e) of the definition of Permitted Transaction;

(d)	a payment to any Investor and any of its Affiliates to cover transaction fees and expenses incurred in connection with the Merger, provided that such payments are reflected in the Funds Flow Statement;

(e)	payment to departing managers, directors (excluding any director appointed by the Advisor), employees or officers in accordance with the terms of their service contracts (provided that their service contracts relate principally to the business of the Group or Existing HHH Group) in an aggregate amount (excluding any such payment that is funded from any New Shareholder Injection or any Permitted Financial Indebtedness) (when aggregated with any amount paid under paragraph (c) above and/or paragraph (e) of the definition of Permitted Transaction) not exceeding US$8,500,000 (or its equivalent) in any Financial Year;

(f)	payment to or for the account of a (direct or indirect) Holding Company of the Company in order to enable that Holding Company to maintain its corporate existence (including payment of applicable regulatory costs), to pay fees, costs and expenses related to the Group or Existing HHH Group (as applicable), to pay fees and expenses (including ad hoc advisory fees), to pay Taxes, to the extent they relate to or are attributable to the Group or Existing HHH Group (as applicable) (including as a result of any tax grouping arrangement) and to pay any interest or fees in respect of any Permitted Collateralised Indebtedness, provided that the aggregate of such payments by Group Members (excluding any payment falling within any other paragraph of this definition) does not exceed US$1,700,000 (or its equivalent) in any Financial Year (provided that, any amount which is not paid in any Financial Year may be carried over into (and paid during) subsequent Financial Years);

(g)	the declaration and payment of a Restricted Payment in cash by the Company provided that:

(i)	the cash available to the Group as set out in its latest management accounts as at that time of declaration of such Restricted Payment is sufficient to pay (x) the Initial Term Facility Repayment Instalment due on the immediately following Initial Term Facility Repayment Date, and (y) the interest payable in respect of the Initial Term Facilities on the immediately following Interest Payment Date;

(ii)	no Event of Default is continuing at the time of declaration of such Restricted Payment or would result from the Restricted Payment being made; and

(iii)	either:

(A)	the Most Recent Leverage (as at the time of declaration of such Restricted Payment) calculated giving pro forma effect to such payment (and any Financial Indebtedness incurred or to be incurred to finance such payment) is less than 3.25:1 but more than or equal to 2.00:1 as at the time of declaration of such Restricted Payment and at least 50 per cent. of such Restricted Payment is funded from Acceptable Funding Sources (other than by way of New Shareholder Injections which are used to fund a Cure Amount); or

(B)	the Most Recent Leverage (as at the time of declaration of such Restricted Payment) calculated giving pro forma effect to such payment (and any Financial Indebtedness incurred or to be incurred to finance such payment) is less than 2.00:1 as at the time of declaration of such Restricted Payment;

(h)	payment of any Royalty Payment by a Group Member to another Group Member or by an Existing HHH Group Member to another Existing HHH Group Member;

(i)	a payment constituting, or that is part of or made under, a Permitted Transaction (including any payment in respect of any purchase price adjustment under the Merger Documents);

(j)	any payment to directly or indirectly acquire shares or other ownership interests (and/or to cancel, discharge, purchase or repay any related loans and other amounts owing to the Group or Existing HHH Group) held by (or owing to) any present or former employees, directors, officers, managers or consultants of the Group Members or Existing HHH Group Member or any of its Holding Company (or any transferee thereof) (or their estates or the beneficiaries of such estates) in respect of any management equity, incentive, benefit or stock option plan (or other similar agreement or arrangement) not exceeding US$25,000,000 (or its equivalent) over the life of the Facilities;

(k)	a Restricted Payment made in respect of any bona fide acquisition and transaction advisory fee in relation to any debt raising or acquisition activities, provided that the aggregate of such Restricted Payments by Group Members (when aggregated with any amount paid under paragraph (a) above) does not exceed the aggregate of US$7,000,000 (or its equivalent) in any Financial Year;

(l)	any Restricted Payment by any other Group Members to the Company for the purposes of debt service of the Group (including any repayment or prepayment thereof) at any time;

(m)	a Restricted Payment made to minority shareholders of any Group Member or Existing HHH Group Member incorporated in the PRC;

(n)	any payment of Portfolio Company Consideration and the Portfolio Company Premium;

(o)	any Permitted Payment (as defined in the Original Senior Facilities Agreement); and

(p)	any Restricted Payment funded out of the proceeds of any Initial Term Facility, provided that any Restricted Payment funded out of any Initial Term Facility B Loan shall be deposited into the Designated Account and applied in accordance with the Designated Account Control Requirements.

Permitted Receivables Financing means an arrangement for the sale or discontinuing of receivables of Group Members on a recourse basis (including by way of securitisation or similar programme and where the recourse is limited to such receivables), provided that the Financial Indebtedness incurred by Group Members pursuant to those arrangements constitutes Permitted Financial Indebtedness (other than under paragraph (k) of the definition of Permitted Financial Indebtedness), and, to the extent that any Security or Quasi-Security is granted in connection therewith (the Secured Receivables Financing), does not exceed the amounts permitted pursuant to paragraph (z) of the definition of Permitted Security (when aggregated with all other amounts incurred in accordance with that paragraph and any other Secured Receivables Financing).

Permitted Reorganisation means:

(a)	the liquidation, reorganisation, merger, demerger, amalgamation, consolidation or corporate reconstruction (a Reorganisation) on a solvent basis of any Non-Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other Group Members (or to the holder(s) of shares or equity interests in such Non-Obligor pro rata according to their respective holding of shares or equity interests in such Non-Obligor);

(b)	a Reorganisation contemplated under the Structure Memorandum;

(c)	a Reorganisation required to effect a Permitted IPO;

(d)	a Reorganisation on a solvent basis of an Obligor (other than the Original Borrower) (the Existing Obligor), provided that:

(i)	no Event of Default is continuing at the commencement of that Reorganisation;

(ii)	all of the assets of the Existing Obligor are retained by one or more of the Obligors which is a Group Member (except to the extent constituting a Permitted Disposal (excluding paragraph (f) of the definition of Permitted Disposal to the extent it relates to a Permitted Transaction falling within paragraph (b) of the definition thereof)); and

(iii)	the Finance Parties receive, subject to the Security Principles, Transaction Security and guarantee substantially similar to any Transaction Security and guarantee that is in place over the assets of the Existing Obligor or over its ownership interests (or, in the case of a guarantee, from the Existing Obligor) immediately prior to that Reorganisation (including security granted by any successor to the Existing Obligor over its assets, or any security granted by any Holding Company of any successor to the Existing Obligor over the shares in such successor) and the surviving entity assumes liability for the Existing Obligor under the Finance Documents.

Permitted Sale and Leaseback means the disposal of one or more assets (including any real property (or any fixtures thereon)) by a Group Member on terms where they may be leased back to a Group Member, provided that the aggregate amount of the higher of the market value of those assets and the proceeds raised from that disposal, when aggregated with the aggregate outstanding principal amount of any Permitted Receivables Financing, Permitted Onshore Indebtedness and Permitted Additional Debt, does not, at any time, exceed (in aggregate for any and all such disposals) the General Indebtedness Basket.

Permitted Security means:

(a)	any Security or Quasi-Security arising by operation of law or agreement of similar effect and in the ordinary course of business;

(b)	any Security or Quasi-Security arising in connection with Permitted Cash Pooling and any Security or Quasi-Security granted to a financial institution on that financial institution’s standard terms and conditions (or better) or under applicable law in respect of accounts and services;

(c)	any Security or Quasi-Security over or affecting any asset acquired by a Group Member after the Closing Date if:

(i)	that Security or Quasi-Security was not created in contemplation of (and was subsisting at the time of) the acquisition of that asset by a Group Member;

(ii)	the principal amount secured (otherwise than by a capitalisation of interest) has not been increased in contemplation of or since the acquisition of that asset by that Group Member; and

(iii)	that Security or Quasi-Security is removed or discharged within four months of the date of acquisition of that asset by that Group Member (save to the extent that such Security or Quasi-Security constitutes Permitted Security under another paragraph of this definition);

(d)	any Security or Quasi-Security over or affecting any asset of any person which becomes a Group Member after the Closing Date (including any Security or Quasi-Security granted in respect of any Permitted Financial Indebtedness under paragraph (m) of the definition of “Permitted Financial Indebtedness”), where that Security or Quasi-Security is created prior to the date on which that person becomes a Group Member; if:

(i)	that Security or Quasi-Security was not created in contemplation of that person’s becoming a Group Member;

(ii)	the principal amount secured has not increased (otherwise than by capitalisation of interest) in contemplation of or since that person’s becoming a Group Member; and

(e)	that Security or Quasi-Security is removed or discharged within four months of that person’s becoming a Group Member (save to the extent that such Security or Quasi-Security constitutes Permitted Security under another paragraph of this definition);

(f)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to any Obligor or Group Member in the ordinary course of business and on the supplier’s standard or usual terms and not as a result of any default or omission by any Obligor or Group Member;

(g)	any Security or Quasi-Security subsisting over assets of a Target Group Member provided that such Security or Quasi-Security is irrevocably removed or discharged on or prior to the Closing Date (save to the extent that such Security or Quasi-Security constitutes Permitted Security under another paragraph of this definition);

(h)	any Security or Quasi-Security arising in connection with a Permitted Disposal (other than paragraphs (f) or (g)(ii) of the definition of Permitted Disposal to the extent it relates to any Permitted Security) or a Permitted Acquisition;

(i)	any Security or Quasi-Security arising as a consequence of or in connection with any finance or capital lease where the Financial Indebtedness arising under that arrangement is Permitted Financial Indebtedness;

(j)	any payment or close-out netting or set-off arrangements under Permitted Treasury Transactions, provided that such arrangements shall not provide for any amount owing to any Obligor to be netted or set off against any obligations or liabilities of any person other than an Obligor or a Group Member;

(k)	any set-off arrangements under Permitted Financial Indebtedness, provided that such arrangements shall not provide for any amount owing to any Obligor to be set off against any obligations or liabilities of any person other than an Obligor or a Group Member;

(l)	any Transaction Security, including cash collateral to secure, and any blocked accounts in respect of, obligations under the Finance Documents or a Permitted Additional Debt;

(m)	any Security or Quasi-Security arising out of judgments or awards and/or arising by operation of law or the rules of any applicable court in respect of litigation involving any Obligor or Group Member (including any escrow payment into court);

(n)	any Security over any rental deposits in respect of any property leased or licenced by any Obligor or Group Member in the ordinary course of business;

(o)	any Security over documents of title and goods and rights relating to those goods created by any Obligor or Group Member as part of a documentary credit transaction;

(p)	any Security or Quasi-Security (arising by operation of law or pursuant to mandatory provisions of applicable law) over any assets of any Obligor or Group Member as security for the payment of any taxes, assessments, charges or claims of or imposed by any Governmental Agency against or on such Group Member;

(q)	any Security or Quasi-Security which does not secure any outstanding actual or contingent obligation, provided that the relevant Obligor or Group Member takes commercially reasonable steps to procure the release of that Security or Quasi-Security;

(r)	any Security or Quasi-Security over cash paid into an escrow or similar account in connection with a Permitted Disposal or a Permitted Acquisition including those in favour of any tax, customs or bonding authorities;

(s)	any cash collateral provided in respect of letters of credit or bank guarantees to the issuer of those letters of credit or bank guarantees (where such letters of credit or bank guarantees are issued for the benefit of any Obligor or Group Member);

(t)	deposits to secure the performance of bids, trade contracts, governmental contracts and leases (in each case other than Financial Indebtedness), statutory obligations, surety, stays, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) of any Obligor or Group Member incurred in the ordinary course of business;

(u)	any Security or Quasi-Security constituted by easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and title defects affecting real property which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the applicable Obligor or Group Member;

(v)	any Security or Quasi-Security constituted by (i) any Cash Pledge made by an Onshore Group Member in connection with any Permitted Collateralised Indebtedness or (ii) any Collateralised Hedging Security;

(w)	any Security or Quasi-Security granted in respect of any Permitted Financial Indebtedness in respect of bills payable under paragraph (i) of Permitted Financial Indebtedness;

(x)	any Security or Quasi-Security granted in respect of Permitted Onshore Indebtedness provided that such Security or Quasi-Security is not granted over assets subject to Transaction Security;

(y)	utility easements, building restrictions and such other Security against real property as are of a nature generally existing with respect to properties of a similar character;

(z)	any Security or Quasi-Security granted by any Obligor or Group Member securing Permitted Receivables Financing, the outstanding principal amount of which does not, at any time, exceed the General Indebtedness Basket (when aggregated with (A) the aggregate outstanding principal amount of any Permitted Onshore Indebtedness and Permitted Additional Debt and (B) the aggregate amount of the higher of the market value of those assets being disposed of and the proceeds raised from that disposal pursuant to a Permitted Sale and Leaseback);

(aa)	any Security or Quasi-Security granted by any Existing HHH Group Member over or affecting any of its assets (other than any share or equity interest that is subject to any Transaction Security) for the purpose of securing any other indebtedness or obligations of:

(i)	an Existing HHH Group Member;

(ii)	a Group Member and/or

(iii)	the Advisor and/or any of its Subsidiaries (which does not fall under sub-paragraph (i) or (ii) above), provided that the proceeds of such indebtedness or obligations are reinvested into HHH Group and/or Group by way of equity injection or subordinated intercompany loan;

(bb)	any Security created under, or in relation to, any Senior Indebtedness, but excluding any Security granted over Specified Property to secure any Senior Indebtedness (New Lenders);

(cc)	any Permitted Security (as defined in the Original Senior Facilities Agreement); and

(dd)	any Security or Quasi-Security granted by any Obligor or Group Member securing any other indebtedness, the outstanding principal amount of which (when aggregated with the outstanding principal amount of any and all other indebtedness which has the benefit of Security given by any or all of the Obligors and Group Members other than any permitted under paragraphs (a) to (aa) above) does not exceed US$8,500,000 (or its equivalent) at any time.

Permitted Share Issue means an issue of shares:

(a)	by the Company to the Parent which are not redeemable at the option of the holder thereof before the date falling six Months after the Initial Term Facilities Termination Date, where such issue does not lead to a Change of Control;

(b)	by a Group Member to its immediate Holding Company or to another Group Member or to a minority shareholder in each case proportionate to its existing holding of shares in such Group Member provided that if the existing shares of the issuing Group Member are the subject of the Transaction Security, the newly-issued shares also become subject to the Transaction Security on the same terms;

(c)	by the Company to the Parent of shares in exchange for an asset (whether contributed to the Company or any other Group Member) provided that such shares issued or to be issued by the Company are, or are required by the Finance Documents to be, subject to the same Transaction Security under the Transaction Security Documents as the Company’s shares already in issue;

(d)	by a Group Member (other than the Company) to a person (that is not a Group Member), provided that (i) such Group Member remains a Group Member after such issuance, (ii) such issuance is on arm’s length terms or better (from the perspective of the Group Member), and (iii) in respect of any issuance by a Group Member to a member of the HHH Group, subject to the Security Principles, if such Group Member’s hares or equity interests have been made subject to Transaction Security, the newly issued shares shall be subject to substantially equivalent Transaction Security after the issuance;

(e)	by a Group Member (other than the Company) to managers, officers, directors, employees of the Group pursuant to any share incentive scheme, provided that any such issuance shall not have a Material Adverse Effect;

(f)	as part of a Permitted Joint Venture Investment;

(g)	as part of a Permitted IPO;

(h)	constituting, or that is part of or made under or pursuant to, a Permitted Transaction;

(i)	by a Target Group Member provided that such issue is contractually committed or contemplated by the Target Group as at the Initial Utilisation Date and to the extent disclosed to the Arrangers in the Disclosure Schedule;

(j)	which is a Permitted Share Issue (as defined in the Original Senior Facilities Agreement); and

(k)	by the Company of shares as consideration for any Permitted Acquisition, provided that such shares (if issued to any person other than the Parent) are promptly transferred directly or indirectly (whether through equity contribution or otherwise) to the Parent and become subject to Transaction Security (free from any claims, third party rights or competing interests).

Permitted Sponsor Amounts means, at any time, any amounts that the Group may, at that time, pay to one or more of the Sponsors in accordance with the terms of this Agreement (to the extent not actually paid to one or more of the Sponsors or otherwise utilised for any other purpose under this Agreement).

Permitted Transaction means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents or the Transaction Documents;

(b)	a Permitted Reorganisation;

(c)	where necessary to comply with Tax or other legislation, any conversion into distributable reserves or share capital, capitalisation, forgiveness, waiver, release or other discharge of a loan or credit (including an intercompany account) outstanding between Group Members or Existing HHH Group Members or between the Parent and the Company, provided that if that loan or credit was subject to Transaction Security prior to such event, the Finance Parties will (subject to the Security Principles) enjoy equivalent Transaction Security over any asset resulting from such event;

(d)	any payment or other transaction set out in, described in or contemplated by the Structure Memorandum, the Merger Documents or permitted by the Majority Lenders, or any action or intermediate step necessary to implement any such payment or transaction;

(e)	any acquisition by any Group Member or Existing HHH Group Member or any Holding Company of the Company of, or any loan to a trust or special purpose vehicle to fund the acquisition of, shares or other ownership interests or loan notes of managers, directors, officers and employees of a Group Member or Existing HHH Group Member on their ceasing to be employed or appointed, but only if the aggregate amount of consideration paid (excluding any such consideration funded from any New Shareholder Injection or Permitted Financial Indebtedness) (when aggregated with any payment made under paragraph (e) of the definition of Permitted Payment) does not exceed the threshold set out in paragraph (e) of the definition of Permitted Payment;

(f)	any Permitted Transaction (as defined in the Original Senior Facilities Agreement); and

(g)	any acquisition by way of merger or amalgamation (provided that such acquisition is a Permitted Acquisition other than pursuant to paragraph (c) of that definition).

Permitted Transferee means, in relation to a Transfer, any bank, financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in syndicated loans but excluding any such entity which is, to the knowledge of such Existing Lender or Lender, a Conflicted Lender or a Distressed Investor.

Permitted Treasury Transaction means:

(a)	any hedging transaction in respect of foreign exchange and/or interest rate liabilities and/or risks relating to the Facilities and/or Permitted Additional Debt provided that the aggregate notional amount of such interest rate hedging or, as the case may be, the aggregate notional amount of such exchange rate hedging does not (in each case) exceed the aggregate principal amount then outstanding under the Facilities or the relevant Permitted Additional Debt (as applicable) (or, if any such excess arises, the applicable Obligor or Group Member takes prompt action to eliminate such excess, including through close-out or termination of any such hedging transaction in whole or in part);

(b)	any Permitted Transaction;

(c)	any Permitted Collateralised Hedging Transaction;

(d)	spot and forward delivery foreign exchange transactions entered into in the ordinary course of business and not for speculative purposes;

(e)	any Treasury Transactions (including any spot and forward delivery foreign exchange transactions) entered into between the Company and the Agent in connection with the Company’s foreign exchange exposure in respect of its obligation to pay the Merger Consideration and in accordance with the Funds Flow Statement;

(f)	any Permitted Treasury Transaction (as defined in the Original Senior Facilities Agreement); and

(g)	any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a Group Member and not for speculative purposes.

Plan means any “employee benefit plan” as defined in Section 3(3) of ERISA or any “plan” subject to Section 4975 of the Code.

Portfolio Company Consideration means the consideration which would be payable to the Dissenting Shareholders in respect of the Dissenting Shares under the Merger if such persons had not been Dissenting Shareholders and such shares had not been Dissenting Shares.

Portfolio Company Liability means any liability arising from claims by the Dissenting Shareholders in connection with the Merger and the Dissenting Shares as determined in accordance with Section 238 of the Companies Act (2021 Revision) of the Cayman Islands.

Portfolio Company Premium means the amount by which the Portfolio Company Liability exceeds the Portfolio Company Consideration.

PRC means the People’s Republic of China which, for the purpose of this Agreement, does not include Hong Kong, Macau or Taiwan.

Prepayment Determination Time has the meaning given to that term in Clause 9.5 (Application of mandatory prepayments).

Proceeds means Disposal Proceeds and Insurance Proceeds.

Proposed Additional Borrower means any person proposed to become an Additional Facility Borrower.

Proposed Additional Guarantor means any person proposed to become an Additional Guarantor.

Proposed Additional Obligor means a Proposed Additional Borrower or a Proposed Additional Guarantor.

Qualified ECP Guarantor means, in respect of any Swap Obligation, any entity that has total assets exceeding US$10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Quasi-Security has the meaning given to that term in Clause 24.13 (Negative pledge).

Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

Recovered Amount has the meaning given to that term in Clause 31.1 (Payments to Finance Parties).

Recovering Finance Party has the meaning given to that term in Clause 31.1 (Payments to Finance Parties).

Refinancing Indebtedness has the meaning given to that term in the definition of Permitted Financial Indebtedness.

Register has the meaning given to that term in Clause 26.7 (The Register).

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Financial Statements means the Annual Financial Statements and the Semi-Annual Financial Statements (as applicable).

Relevant Increase has the meaning given to that term in Clause 1.6 (Basket Increases).

Relevant Interbank Market means the PRC interbank market.

Relevant Jurisdiction means, in relation to an Obligor, the Parent or a Group Member:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated; and

(c)	any jurisdiction where it conducts a material part of its business.

Relevant Period has the meaning given to that term in Clause 23.1 (Financial definitions).

Relevant Synergy has the meaning given to that term in paragraph (b) of Clause 23.3 (Financial testing).

Repeating Representations means each of the representations set out in Clause 21.2 (Status) to 21.6 (Authorisations), paragraph (a) of Clause 21.11 (No default) and Clause 21.21 (Legal and beneficial ownership).

Replaceable Lender means a Conflicted Lender, a Defaulting Lender, an Increased Costs Lender, an Illegal Lender, a Non-Consenting Lender, a Non-Responding Lender or a Non-Market Lender.

Replacement Lender has the meaning given to that term in Clause 38.5 (Replaceable Lender).

Reports means:

(a)	financial due diligence report dated 25 April 2021 prepared by PricewaterhouseCoopers Limited;

(b)	tax due diligence report dated May 2021 prepared by PricewaterhouseCoopers Limited;

(c)	summary of offshore legal due diligence report dated 10 May 2021 prepared by Simpson Thacher & Bartlett LLP; and

(d)	onshore legal due diligence report dated 10 May 2021 prepared by Beijing Global Law Office.

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Request means any request for a consent, waiver, release, amendment or other vote under the Finance Documents.

Requested RMB Amount has the meaning given to that term in paragraph (a) of Clause 5.6 (Exchange rate conversion mechanics).

Resignation Letter means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

Restricted Payment means:

(a)	any declaration, making or payment of any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) in each case on or in respect of any shares or equity interests (or any class of shares or equity interests);

(b)	any repayment, return or distribution of any dividend or share premium or other reserve;

(c)	any payment of any management, advisory or other fee to or to the order of the Company, any of the shareholders of the Company or any other Investor (or Affiliate of an Investor);

(d)	any purchase, repurchase, redemption, reduction, retirement, acquisition, defeasance, repayment, cancellation or termination by the applicable person of any shares or equity interests in such person, or any payment (or any payment of interest on any unpaid sum relating to such payment), whether in cash or in kind (and including any payment in any sinking fund or similar deposit) on account of any of the foregoing, or the entering into of any other arrangement having a similar effect; or

(e)	any payment, repayment, prepayment, redemption, purchase, acquisition or defeasance (whether on account of principal, interest, fees or otherwise) on account of any Financial Indebtedness owed to any Investor (or Affiliate of an Investor that is not a Group Member) or in connection with any Parent Liabilities.

Retained Cash means the aggregate of Retained Excess Cashflow and Retained Net Proceeds.

Retained Excess Cashflow has the meaning given to such term in Clause 23.1 (Financial definitions).

Retained Net Proceeds means the aggregate of:

(a)	any Disposal Proceeds; and

(b)	any Insurance Proceeds,

in each case, which is (or are not) required to be applied in prepayment of any of the Original Senior Facilities or any Permitted Additional Debt (other than as a result of Clause 9.7 (Trapped Amounts)).

Royalty Payment means any payment of any royalty, technical or other fee by a Group Member whether in connection with the use or licence of any intellectual property or otherwise, together with any Indirect Tax imposed thereon.

SAFE means the State Administration of Foreign Exchange of the PRC and its local branches and/or counterparts.

SAMR means the State Administration for Market Regulation of the PRC and its local counterparts.

Sanctionable Activity means any activity that could trigger a designation under existing Sanctions administered by a Sanctions Authority.

Sanctions means any economic or financial sanctions or trade embargoes implemented, administered or enforced by the U.S. government, including those administered by the Department of Treasury’s Office of Foreign Assets Control, the U.S. Departments of State or Commerce or any other US government authority, the United National Security Council, the European Union, Her Majesty’s Treasury, the Department for Business, Innovation and Skills or any other UK government authority, any French government authority, the Monetary Authority of Singapore or the Monetary Authority of Hong Kong (such authorities, the Sanctioned Authorities).

Sanction Restricted Party means any persons or entities that are the subject of Sanctions.

Sanctioned Countries means a country or territory that is the subject of Sanctions (as of the Signing Date, comprising Crimea, Cuba, Iran, North Korea, Sudan and Syria, but subject to such changes as take place over time).

Secured Liabilities has the meaning given to that term in the Intercreditor Agreement.

Secured Parties has the meaning given to that term in the Intercreditor Agreement.

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Principles means the principles set out in Schedule 10 (Security Principles).

Selection Notice means a notice substantially in the form set out in Part II (Selection Notice) of Schedule 3 (Requests and Notices) given in accordance with Clause 12 (Interest Periods) in relation to any Initial Term Facility Loan.

Semi-Annual Financial Statements means the financial statements delivered pursuant to paragraph (b) of Clause 22.1 (Financial statements).

Senior Borrower means NF Unicorn Chindex Holding Limited, a corporation incorporated under the laws of the State of Delaware with organisational identification number 7467467 and having its registered office at The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, Wilmington, Country of New Castle, Delaware, 19801.

Senior Credit Agreement means:

(a)	the Original Senior Facilities Agreement;

(b)	any facilitiy(ies) agreement, note or bond document or other financing instrument put in place pursuant to the Senior Refinancing.

Senior Indebtedness means any Financial Indebtedness incurred under any Senior Credit Agreement.

Senior Indebtedness (New Lenders) means any Senior Indebtedness incurred under any Senior Refinancing where (a) the refinancing creditors do not include any of the Original Initial Term Facility Lenders or (b) the refinancing arrangers do not include any of the Arrangers, and, for the purpose of this definition only, the head office, branches, sub-branches, joint venture and Affiliates of any Original Initial Term Facility Lender or Arranger (as applicable) shall be deemed to be an Original Initial Term Facility Lender or Arranger (as applicable).

Senior Indebtedness Prepayment Limit means, for the purpose of calculating the amounts required to be prepaid under Clause 9.3 (Disposal Proceeds), an amount calculated in accordance with the following formula:

where:

X =	the amount of Disposal Proceeds;

Y =	the outstanding principal amount of all Senior Indebtedness, as determined with reference to the outstanding principal amount provided by the creditor of any such Senior Indebtedness and/or (where the creditors of such Senior Indebtedness has an agent or representative) the agent or representative of the creditors of such Senior Indebtedness; and

Z =	the outstanding principal amount of the Facilities.

Senior Refinancing means any partial or full refinancing of the Financial Indebtedness of the Group under any Senior Credit Agreement.

Sharing Payment has the meaning given to that term in Clause 31.1 (Payments to Finance Parties).

Signing Date means the date of this Agreement.

Specified Property means the shares or equity interest in any Group Member or any HHH Group Member which forms the subject of Security under or pursuant to the terms of the Original Senior Facilities immediately before the pay-off of the Original Senior Facilities pursuant to any Senior Refinancing.

Specified Time means a time determined in accordance with Schedule 9 (Timetables).

Sponsor Affiliate means:

(a)	the Advisor, any Sponsor, each of their respective affiliates, any trust of which the Advisor, any Sponsor or any of their respective affiliates is a trustee, any partnership of which the Advisor, any Sponsor or any of their respective affiliates is a partner and any trust, fund or other entity which is managed or is advised by, or is under the control of, the Advisor, any Sponsor or any of their respective affiliates; and

(b)	any person acting in concert with any party listed in paragraph (a) above,

provided that any such trust, fund or other entity which has been established for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by the Advisor, any Sponsor or any of their respective affiliates which have been established for the primary purpose or main purpose of investing in the share capital of companies, in each case, shall not constitute a Sponsor Affiliate. For the purpose of this definition, a person is acting in concert with another person if: (i) they are a shareholder in the Advisor, any Sponsor or any of their respective affiliates; and (ii) in relation to such shareholding, they, whether pursuant to any agreement or understanding, formal or informal or otherwise, actively co-operate to obtain, maintain, consolidate or exercise control over that company or control of the voting rights attaching to their holding of shares in that company to a greater extent than would be possible by reason of their individual shareholdings alone.

Sponsors means the Advisor, its Affiliates and funds, partnerships and other entities advised, managed and/or controlled by any of the foregoing (including the Sponsor Funds) and any additional parties who may accede to any consortium agreement or interim investors agreement on or before the Closing Date in accordance with the terms thereof.

Sponsor Funds means, collectively:

(a)	Unicorn Holding Partners LP, an exempted limited partnership registered under the laws of Cayman Islands having its registered office at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands;

(b)	Unicorn Holding Partners II LP, an exempted limited partnership registered under the laws of Cayman Islands having its registered office at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands;

(c)	Unicorn Holding Partners III LP, an exempted limited partnership registered under the laws of Cayman Islands having its registered office at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands; and

(d)	Unicorn Holding Partners IV LP, an exempted limited partnership registered under the laws of Cayman Islands having its registered office at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

and Sponsor Fund shall mean each of them.

Structural Adjustment means:

(a)	the introduction of any additional tranche or facility under the Finance Documents (whether ranking junior or pari passu to any of the Facilities) (other than in respect of a Permitted Additional Debt);

(b)	any increase in or addition of any commitment (other than in respect of an Additional Facility established pursuant to Clause 2.3 (Additional Facility)), any extension of the availability of any commitment, the re-denomination of any commitment into another currency, any extension of the date for, or maturity of, or redenomination of, or a reduction of, any amount (including any interest or fee or any mandatory prepayment) owing or payable under the Finance Documents; and

(c)	any changes to the Finance Documents (including changes to, the taking of, or the release coupled with the retaking of, any guarantee or security) that are consequential on, incidental to or required to implement or reflect any of the foregoing.

Structure Memorandum means the tax structure memorandum prepared by PricewaterhouseCoopers dated May 2021 incorporating transaction steps in connection with the Merger and any Permitted Reorganisation.

Subsidiary means, in relation to any company, corporation or entity, a company, corporation or entity:

(a)	which is controlled, directly or indirectly, by the first mentioned company, corporation or entity;

(b)	more than half the issued share capital, registered capital or equity interest of which is beneficially owned, directly or indirectly, by the first mentioned company, corporation or entity; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company, corporation or entity,

and for this purpose, a company, corporation or entity shall be treated as being controlled by another if that other company, corporation or entity is (i) able to direct its affairs and/or to control the majority of the composition of its board of directors or equivalent body and/or (ii) able to exercise effective control over it or consolidate its financial condition or results of operation in accordance with the Accounting Principles for the purposes of the consolidated financial statements.

Super Majority Facility Lenders means, in respect of any Facility, a Lender or Lenders whose Commitment(s) in respect of such Facility aggregate more than 75 per cent. of the aggregate Commitments of the Lenders in respect of such Facility (or, if the aggregate Commitments of the Lenders in respect of such Facility have been reduced to zero, aggregated more than 75 per cent. of the aggregate Commitments of the Lenders in respect of such Facility immediately prior to the reduction of such aggregate Commitments in respect of such Facility to zero).

Super Majority Lenders means a Lender or Lenders whose Commitment(s) aggregate more than 75 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 75 per cent. of the Total Commitments immediately prior to the reduction of the Total Commitments to zero).

Sum has the meaning given to that term in paragraph (a) of Clause 17.1 (Currency indemnity).

Support Agreements has the meaning given to that term in paragraph (b) of the definition of Merger Documents in Clause 1.1 (Definitions).

Swap Obligation means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

Sweep Excess Cashflow has the meaning given to it in the Original Senior Facilities Agreement.

Target means New Frontier Health Corporation, an exempted company incorporated under the laws of Cayman Islands with registration number 334925 and having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, the units of which are listed on the New York Stock Exchange (stock code NYSE: NFH).

Target Group means the Target and its respective Subsidiaries from time to time (and Target Group Member means any member of the Target Group).

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature that is imposed by law or by a Governmental Agency (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document (other than a FATCA Deduction).

Tax Payment means an increased payment made by an Obligor to a Finance Party under Clause 15.1 (Tax gross-up) or a payment under Clause 15.2 (Tax indemnity).

Termination Date means:

(a)	in respect of the Initial Term Facilities, 17 December 2028 (the Initial Term Facilities Termination Date);

(b)	in respect of any Additional Facility Commitments, the date specified in the relevant Additional Facility Notice (provided that such date is in accordance with paragraph (c) of Clause 2.3 (Additional Facility)) (each, an Additional Facility Termination Date).

Test Date means the First Test Date and each 31 December in each Financial Year thereafter.

Third Parties Act has the meaning given to that term in Clause 1.5 (Third party rights).

Total Additional Facility Commitments means the aggregate of the Additional Facility Commitments.

Total Commitments means the aggregate of the Total Initial Term Facility A Commitments, the Total Initial Term Facility B Commitments and the Total Additional Facility Commitments (only if any Additional Facility is established after the Signing Date), being the RMB equivalent of US$200,000,000 at the Signing Date and to be further determined in accordance with Clause 5.6 (Exchange rate conversion mechanics).

Total Initial Term Facility A Commitments means the aggregate of the Initial Term Facility A Commitments, being the RMB equivalent of US$150,000,000 at the Signing Date and to be further determined in accordance with Clause 5.6 (Exchange rate conversion mechanics).

Total Initial Term Facility B Commitments means the aggregate of the Initial Term Facility B Commitments, being the sum of the RMB equivalent of US$50,000,000 and the Total Undrawn Initial Term Facility A Commitments at the Signing Date, and to be further determined in accordance with Clause 5.6 (Exchange rate conversion mechanics).

Total Net Debt has the meaning given to that term in Clause 23.1 (Financial definitions).

Total Sale means the sale of all or substantially all of the assets of the Group, whether in a single transaction or a series of related transactions.

Total Undrawn Initial Term Facility A Commitments means an amount equal to the aggregate of all Undrawn Initial Term Facility A Commitments.

Trade Instruments means any performance bonds or advance payment bonds or documentary letters of credit issued in respect of the obligations of any Group Member arising in the ordinary course of trading of that Group Member.

Transaction Costs means the Merger Costs, any Portfolio Company Liability and costs, fees, commissions and expenses payable in connection with any Permitted Acquisition, Permitted Disposal, Permitted Share Issue or Permitted Transaction, in each case whether or not consummated.

Transaction Documents means the Finance Documents, the Merger Documents, and the Parent Loan Documents.

Transaction Security means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

Transaction Security Documents means:

(a)	each Original Security Document; and

(b)	each of the documents delivered to the Agent under paragraph (a) of Clause 24.27 (Conditions subsequent); and

(c)	any other document entered into by any Obligor, the Parent or a Group Member creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

Transfer means a Debt Purchase Transaction entered into by a Lender as assignor or transferor or by way of Voting Participation.

Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

Transfer Date means, in relation to an assignment or a transfer by a Lender, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate relating to such assignment or transfer; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate relating to such assignment or transfer.

Treasury Transactions means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

Undrawn Initial Term Facility A Commitments means , in respect of each Lender, the amount of undrawn Initial Term Facility A Commitment that is reduced to zero upon the expiry of the Availability Period relating to the Initial Term Facility A pursuant to Clause 5.5 (Cancellation of Commitment).

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

Unpledged Company means each of (i) Shanghai Niufeng Medical Management Co., Ltd, (ii) Guangzhou United Family Hospital Co., (iii) Shanghai Xincheng United Family Hospital Co., (iv) Shanghai Chunyu Medical Management Co., Ltd, (v) Shanghai Peiyun Clinic Co., Ltd, (vi) Qingdao United Miracle Healthcare Management Co., Ltd, (vii) Beijing Youhujia Healthcare Management Co., Ltd, (viii) Hangzhou Pumai Hospital Management Co., Ltd, (ix) Hangzhou United Family Clinic Co., Ltd., (x) Beijing United Family Guangqumen Clinic Co., Ltd., (xi) Beijing United Family Wudaokou Clinic Co., Ltd., (xii) Beijing United Family Jian Guo Men Clinic Co., Ltd., (xiii) Beijing United Family Liang Ma Clinic Co., Ltd., (xiv) Beijing United Family Tianzhu Compresive Clinic Co., Ltd., (xv) Beijing United Family Tianchen Clinic Co., Ltd., (xvi) Beijing United Family Chao Wai Clinic Co., Ltd., (xvii) Beijing United Family Fu Xing Men Clinic Co., Ltd., (xviii) Shanghai United Family Fengshang Clinic Co., Ltd., and (xix) Hainan Boao United Family Medical Centre.

US and United States means the United States of America, its territories and possessions.

US Bankruptcy Code means Title 11 of The United States Code (entitled “Bankruptcy”), as amended from time to time and as now or hereafter in effect, or any successor thereto.

US$ or US Dollars means the lawful currency of the United States.

US Borrower means a Borrower that is organised, incorporated or formed under the laws of the United States or any State thereof (including the District of Columbia).

US Guarantor means a Guarantor that is organised, incorporated or formed under the laws of the United States or any State thereof (including the District of Columbia).

US Obligor means a US Borrower or a US Guarantor.

US Qualifying Finance Party means, in respect of a payment by or in respect of a US Borrower, a Lender or Agent which (a)(i) is entitled to a complete exemption from withholding of US federal income tax on all payments payable to it under this Agreement and (ii) has supplied to the relevant US Borrower a properly completed and executed applicable Withholding Form evidencing such exemption or (b) a US Treaty Finance Party.

US Tax Obligor means (a) a US Borrower; or (b) an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.

US Treaty Finance Party means a Finance Party which:

(a)	is treated as a resident of a US Treaty State for the purposes of the relevant US Treaty;

(b)	does not carry on a business in the United States through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c)	fulfils any other conditions which must be fulfilled under the relevant US Treaty for residents of the relevant US Treaty State to obtain full exemption from Tax imposed by the United States on interest, including the completion of any necessary procedural formalities.

US Treaty State means a jurisdiction having a double taxation agreement (a US Treaty) with the United States which makes provision for full exemption from tax imposed by the United States on interest.

Utilisation means a Loan.

Utilisation Date means the date of any Utilisation, being the date on which a Loan (the subject of such Utilisation) is to be made.

Utilisation Request means a notice substantially in the relevant form set out in Part I (Utilisation Request - Loans) of Schedule 3 (Requests and Notices).

Voting Participation means a Participation which involves a transfer of any voting rights, directly or indirectly, under, or in relation to, the Finance Documents (including arising as a result of being able to direct the way that another person exercises its voting rights).

White List means the financial institutions set out in Schedule 14 (White List).

Withholding Form means whichever of the following is applicable (including in each case any successor form):

(a)	IRS Form W-8BEN or W-8BEN-E;

(b)	IRS Form W-8IMY (with appropriate attachments);

(c)	IRS Form W-8ECI;

(d)	IRS Form W-8EXP;

(e)	IRS Form W-9, certifying a complete exemption from backup withholding taxes imposed under Code Section 3406;

(f)	in the case of a Lender relying on the so-called “portfolio interest exemption”, IRS Form W-8BEN or W-8BEN-E and a certificate to the effect that such Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the relevant Obligor within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code; or

(g)	any other IRS form by which a person may claim complete exemption from, or reduction in the rate of, withholding (including backup withholding) of US federal income tax on interest and other payments to that person, which, in each case, may be provided under cover of, if required to establish such an exemption, an IRS Form W-8IMY and the certificate described in paragraph (f) above in respect of its beneficial owners, if applicable.

Working Capital has the meaning given to that term in Clause 23.1 (Financial definitions).

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the Agent, any Arranger, any Finance Party, any Hedge Counterparty, any Lender, any Obligor, the Parent, any Group Member, any Party any Secured Party, the Security Agent or any other person shall be construed so as to include its successors in title (including the surviving entity of any merger involving that person), permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents or the Merger Documents (as applicable) and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in agreed form is a document which is:

(A)	previously agreed in writing by or on behalf of the Agent and the Company; or

(B)	if such document is to be delivered pursuant to Clause 4.1 (Initial conditions precedent) or specified in Schedule 2 (Conditions Precedent and Conditions Subsequent), in the form in respect of which the Agent has given the notification referred to in Clause 4.1 (Initial conditions precedent);

(iii)	an amendment includes any amendment, supplement, variation, novation, modification, replacement or restatement (however fundamental), and amend and amended shall be construed accordingly;

(iv)	assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present and future, actual or contingent and any interest in any of the foregoing;

(v)	a Finance Document, a Transaction Document, the Original Senior Facilities Agreement, or any other agreement or instrument is (unless expressed to be a reference to such document, agreement or instrument in its original form or form as at a particular date) a reference to that Finance Document or Transaction Document or Original Senior Facilities Agreement or other agreement or instrument as amended, novated, supplemented, extended or restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or Original Senior Facilities Agreement other agreement or instrument (in any other manner whatsoever) and including any waiver or consent granted in respect of any term of any Finance Document or Transaction Document or Original Senior Facilities Agreement from time to time;

(vi)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(vii)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(viii)	fair market value may be conclusively established by means of a certificate or a resolution or other determination made by the board of directors of the person making that resolution (or of any other person authorised or designated by the board of directors of that person to make that determination on its behalf) or other determination in each case acting in good faith and acting reasonably;

(ix)	a group of Lenders includes all the Lenders or another subset of the Lenders as appropriate;

(x)	guarantee means (other than in Clause 20 (Guarantee and indemnity)) any guarantee, counter-indemnity, letter of credit, bond, indemnity or similar assurance against loss in respect of any indebtedness of any other person or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(xi)	indebtedness includes any obligation (whether incurred as principal or as guarantor or surety) for the payment or repayment of money, whether present or future, actual or contingent (but shall not include deposits held on behalf of clients);

(xii)	losses includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind, and loss shall be construed accordingly;

(xiii)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, fund, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xiv)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, one with which entities to which the same applies customarily comply) of any governmental, intergovernmental or supranational body, agency or department or of any regulatory, self-regulatory or other authority or organisation;

(xv)	signed communications, documents or notices refers to written communication, documents or notices that carry a manuscript, or a digital or electronic copy of a manuscript, signature, and signature shall be construed accordingly;

(xvi)	a sub-participation means any sub-participation or sub-contract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any credit default or total return swap or derivative (whether disclosed, undisclosed, risk or funded) by a Lender of or in relation to any of its rights or obligations under, or its legal, beneficial or economic interest in relation to, the Facilities and/or Finance Documents to a counterparty;

(xvii)	a provision of law is a reference to that provision as amended or re- enacted;

(xviii)	a time of day is a reference to Hong Kong time; and

(b)	Any reference in this Agreement to including (or similar expressions) means including, without limitation and includes and included shall be interpreted accordingly.

(c)	Unless a contrary indication appears, the equivalent of an amount (expressed in US$) in a currency other than US$ shall, at any time (but without prejudice to Clause 23.4 (Exchange rates)), be the amount in such other currency that could purchase such first-mentioned amount in US$ at that time based on the Agent’s Spot Rate of Exchange from such other currency to US$ at that time.

(d)	The Parent, an Obligor or a Group Member will only be aware of a fact, event or circumstance to the extent that such Obligor or Group Member has Knowledge of such fact, event or circumstance.

(e)	Any obligation of the Parent, any Obligor or Group Member to make due and careful enquiry shall be satisfied by such due and careful enquiry being made by it through its directors or other equivalent officers as is practicable in the circumstances.

(f)	Unless a contrary indication appears, a reference in Clause 15 (Tax Gross-Up and Indemnities) to determines or determined (or any similar expression) means a determination made by the person making such determination in good faith.

(g)	Other than in respect of the financial covenants in Clause 23 (Financial Covenants), for the purposes of determining compliance with any basket amount, threshold and any other exceptions to any undertaking under Clause 24 (General Undertakings) and any Event of Default under Clause 25 (Events of Default), the equivalent to any amount in US dollars shall be determined as at the time of the applicable incurrence, disposal, acquisition, investment, lease, loan, guarantee or other relevant action.

(h)	No breach of any representation under Clause 21 (Representations), undertaking under Clause 24 (General Undertakings) or Event of Default under Clause 25 (Events of Default) shall arise merely as a result of a subsequent change in the US dollar equivalent of any amount due to fluctuation in exchange rates (except that compliance with financial covenants in Clause 23 (Financial Covenants) as at any Test Date or in respect of any Relevant Period shall be determined using the applicable exchange rates specified in Clause 23.4 (Exchange rates)).

(i)	Any breach of any representation under Clause 21 (Representations), undertaking under Clause 24 (General Undertakings) or Event of Default under Clause 25 (Events of Default) shall be deemed to be remedied or waived (as applicable) without any further action to the extent the corresponding representation under clause 21 (Representations), corresponding undertaking under clause 24 (General Undertakings) or event of default under clause 25 (Events of Default) of the Original Senior Facilities Agreement is remedied or waived by the majority lenders of the Original Senior Facilities in accordance the Original Senior Facilities Agreement.

(j)	Any calculation or determination to be made on a pro forma basis will be made after taking into account any applicable adjustments pursuant to Clause 23.3 (Financial testing) assuming the relevant Groups Initiative, incurrence, assumption or repayment of Financial Indebtedness had accrued at the beginning of the applicable Most Recent Relevant Period.

(k)	The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(l)	Section, Clause and Schedule headings are for ease of reference only.

(m)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(n)	A Default (including, for the avoidance of doubt, an Event of Default and a Major Default) is continuing if it has not been remedied or waived.

(o)	A Default, an Event of Default or a Major Default will be remedied (and cease to be continuing) where the underlying circumstances giving rise to the Default, Event of Default or Major Default (as the case may be) cease to exist or where actions have been taken which have addressed the underlying circumstances in each case with the effect that those underlying circumstances (after giving effect to the taking of such actions) no longer constitute a Default, an Event of Default or a Major Default (as the case may be), provided that if an Acceleration Event has occurred, then such Event of Default is no longer capable of being remedied and will be continuing unless it has been waived.

(p)	An Acceleration Event is continuing if the relevant Acceleration Event has occurred and the underlying notice of acceleration has not been withdrawn by the Agent.

(q)	In addition to paragraph (o) above, and subject to paragraph (o) above, if a Default (including an Event of Default and a Major Default) occurs for a failure to deliver a required certificate, notice or other document in connection with another default (an Initial Default) then at the time such Initial Default is remedied or waived, such Default (including an Event of Default and a Major Default) for a failure to report or deliver a required certificate, notice or other document in connection with the Initial Default will also be cured without any further action. Any Default (including an Event of Default and a Major Default) for the failure to comply with the time periods prescribed in Clause 22 (Information Undertakings), or otherwise to deliver any notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in this Agreement or any other Finance Document, shall be deemed to be cured upon the delivery of any such report required by such covenant or notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in this Agreement or any other Finance Document.

(r)	References to any matter being permitted shall include references to such matters not being expressly prohibited by the Finance Documents or otherwise approved by the requisite Lenders.

(s)	If and to the extent that the Majority Lenders or Super Majority Lenders are required to act reasonably under the terms of a Finance Document with respect to any matter, each Lender must act reasonably with respect to such matter.

(t)	Notwithstanding any other provision of any Finance Document, none of the steps, transactions, reorganisations or events set out or described in, or contemplated by, the Structure Memorandum or the actions or intermediate steps necessary to implement any of those steps, actions or events (in each case other than the incurrence of indebtedness or the granting of security) shall constitute a breach of any representation or warranty, a breach of any undertaking or otherwise result in the occurrence of a Default or an Event of Default or a Major Default under a Finance Document and shall be expressly permitted under the terms of this Agreement and the other Finance Documents.

(u)	In ascertaining the Majority Lenders or whether any given percentage of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents or for the purpose of the allocation of any repayment or prepayment or for the purposes of taking any step, decision, direction or exercise of discretion which is calculated by reference to drawn amounts any Commitments not denominated in the Base Currency (Non-Base Currency Commitments) shall be deemed to be converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date on which that Commitment was provided under this Agreement.

(v)	Reference to the weighted average life of any Initial Term Facility shall be calculated on the basis of the period from the first drawdown or utilisation of that Initial Term Facility to the last scheduled repayment of that Initial Term Facility and the remaining weighted average life of any Initial Term Facility shall be calculated on the basis of the period from the date of calculation to the last scheduled repayment of that Initial Term Facility, provided that, in each case, if an Initial Term Facility has not been utilised at the date of calculation then it will be ignored for the purposes of this calculation.

(w)	For all purposes under this Agreement or any other Finance Document, in connection with any division or plan of division under Delaware law (or any equivalent organizational event under a different jurisdiction’s laws): (a) if as a result of such division or plan of division any asset, right, obligation or liability of any person becomes the asset, right, obligation or liability of a different person, then it shall be deemed to have been transferred from the original person to the subsequent person, and (b) if as a result of such division or plan of division any new person comes into existence, such new person shall be deemed to have been organised on the first date of its existence by the holders of its capital stock at such time.

1.3	Currency symbols and definitions

Any reference in this Agreement to RMB is to the lawful currency of the PRC, HKD is the lawful currency of Hong Kong and US$ and US dollars is to the lawful currency of the United States of America.

1.4	Intercreditor Agreement

This Agreement is subject to, and has the benefit of, the Intercreditor Agreement. In the event of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

1.5	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.6	Basket Increases

(a)	If:

(i)	as shown by the most recent Compliance Certificate delivered with the Semi-Annual Financial Statements or Annual Financial Statements, Adjusted EBITDA exceeds EBITDA by reference to the Base Case Model; and/or

(ii)	(without double-counting) any Group Member makes any Permitted Acquisition and on the last day of the Financial Half-Year in which completion of that Permitted Acquisition occurs, such Permitted Acquisition results in Adjusted EBITDA exceeding EBITDA (immediately prior to any adjustment resulting from that Permitted Acquisition),

(in each case calculated in accordance with Clause 23 (Financial Covenants)) and the proportion by which (i) Adjusted EBITDA exceeds EBITDA by reference to the Base Case Model or (ii) Adjusted EBITDA exceeds EBITDA solely as a result of that Permitted Acquisition being the Relevant Increase and shown in the most recent Compliance Certificate delivered with the Semi-Annual Financial Statements or Annual Financial Statements each of the baskets (including all “Financial Year”, “life of Facilities” and “at any time” and “aggregate” baskets) for which a specific amount is set out in this Agreement and any definitions used therein (including the definitions of Permitted Business Acquisition, Permitted Disposal, Permitted Financial Indebtedness, Permitted Guarantee, Permitted Loan, Permitted Sale and Leaseback, and Permitted Security (each, Permitted Basket) but excluding Permitted Payment) shall be permanently increased by the same percentage as the Relevant Increase. The Company may re-designate the Relevant Increase between each of the baskets within each Permitted Basket (which appear in the same provision or the same definition (including the definition of Permitted Business Acquisition, Permitted Disposal, Permitted Financial Indebtedness, Permitted Guarantee, Permitted Loan, Permitted Payment, Permitted Sale and Leaseback and Permitted Security)) at its sole discretion.

(b)	For any relevant basket set by reference to a fixed period (including a Financial Year), at the option of the Company, the maximum amount permitted during such fixed period may be increased by an amount equal to the difference (if positive) between the permitted amount in the immediately preceding fixed period and the amount thereof actually used or applied by the Group during such preceding fixed period. Any amount so carried forward will be deemed to be utilised prior to the relevant basket for the then current fixed period.

(c)	For any relevant basket set by reference to a fixed period (including a Financial Year), at the option of the Company, not more than 50 per cent. of the permitted amount from the current fixed period may be carried back to the immediate preceding fixed period, and the maximum amount permitted during the current fixed period shall be decreased by an amount equal to such amount being carried back.

(d)	In the event that any amount or transaction meets the criteria of more than one of the baskets or exceptions set out within a single “Permitted” definition in this Agreement, the Company, in its sole discretion, will classify and may from time to time reclassify that amount or transaction to a particular basket or exception and will only be required to include that amount or transaction in one of those baskets or exceptions (and, for the avoidance of doubt, an amount or transaction may at the option of the Company be split between different baskets or exceptions).

1.7	Restrictions on the Parent

Notwithstanding any other provision of the Finance Documents to the contrary, no restriction in any provision of Clause 24 (General Undertakings) shall be applicable to the Parent other than in respect of:

(a)	Clause 24.1 (Authorisations);

(b)	Clause 24.9 (Holding Companies);

(c)	Clause 24.11 (Pari passu ranking);

(d)	Clause 24.13 (Negative pledge);

(e)	Clause 24.14 (Disposals); and

(f)	Clause 24.25 (Further assurance).

1.8	Exchange rate fluctuations

(a)	Subject to paragraph (c) below, when applying any monetary limits, thresholds and other exceptions to the representations and warranties, undertakings and Events of Default under the Finance Documents, the equivalent to an amount in the Base Currency shall be calculated at the rate for the conversion of the Base Currency into the relevant currency of the non-base currency monetary limit, threshold and other exception which would have been used had an audited consolidated balance sheet of the Group been prepared in accordance with the Accounting Principles, or at the option of the Company at the Agent’s Spot Rate of Exchange, in each case, as at the date of the Group incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking any other relevant action.

(b)	Subject to paragraph (c) below, no Event of Default or breach of any representation and warranty or undertaking under this Agreement or the other Finance Documents shall arise merely as a result of a subsequent change in the Base Currency equivalent or any other currency specified for any basket due to fluctuations in currency exchange rates.

(c)	Paragraphs (a) and (b) above shall not apply to or in respect of the calculations or for the purpose of testing any financial covenant under Clause 23 (Financial Covenants).

1.9	Excluded Matters

Notwithstanding any other provisions in this Agreement, prior to the Closing Date (and subject at all times to Clause 4.3 (Utilisations during the Certain Funds Period)), no breach of Clauses 21 (Representations) to 24 (General Undertakings) (both inclusive) or other term of (or actual or potential Event of Default (however so described) under) any document relating to the existing financing arrangements of any member of the Target Group shall constitute a breach under any provisions in Clauses 21 (Representations) to 24 (General Undertakings) (both inclusive) of this Agreement or any of the other Finance Documents or result in the occurrence of an actual or potential Event of Default.

1.10	Personal liability

No director, officer, employee or other individual acting (or purporting to act) on behalf of an Investor Affiliate, the Holdco, the Parent, the Original Borrower, any Group Member or any HHH Group Member (or any Affiliate of any of the foregoing) shall be personally liable for any representation, certification or statement made or deemed to be made by him or her, an Investor Affiliate, the Holdco, the Parent, the Original Borrower, any Group Member or any HHH Group Member (as applicable) in any Finance Document or any certificate, notice or other document required to be delivered under, or in connection with, any Finance Document, whether or not signed by that director, officer, employee or other individual, save in the case of fraud, or intention to mislead (in which case any liability shall be determined in accordance with applicable law) and each such individual may rely on this Clause subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

1.11	No Investor Affiliate Recourse

Subject to Clause 1.10 (Personal liability), no Finance Party will have any recourse to any Investor Affiliate (excluding the Parent, the Original Borrower, any Group Member and any HHH Group Member but, in respect of the Parent and any HHH Group Member, on a limited recourse basis and with respect to assets which are subject of Security only) in respect of any term of any Finance Document, any statements by Investor Affiliates, or otherwise.

1.12	Management amendments

Each Finance Party acknowledges and agrees that this Agreement and the other Finance Documents (including without limitation, representations, warranties, undertakings, financial covenants and Events of Default, and related baskets and thresholds) have been negotiated without full access to the management of the Target Group. The Finance Parties shall negotiate in good faith any amendments, variations or supplements to this Agreement or any other Finance Document to the extent reasonably requested prior to the Initial Facility A Utilisation Date by the Target Group for the anticipated operational requirements and flexibilities of the Group in respect of such provisions and the other terms and conditions contained in such documentation following the Closing Date.

2	THE FACILITIES

2.1	The Facility

(a)	Subject to the terms of this Agreement, the Initial Term Facility A Lenders make available to the Company a term loan facility in an aggregate amount equal to the Total Initial Term Facility A Commitments.

(b)	Subject to the terms of this Agreement, the Initial Term Facility B Lenders make available to the Company a term loan facility in an aggregate amount equal to the Total Initial Term Facility B Commitments.

2.2	Increase - Cancelled Commitments

(a)	The Company may by giving prior notice to the Agent by no later than the date falling 20 Business Days after the effective date of a cancellation of the Available Commitment or the Commitment (in respect of any Facility) of an Illegal Lender in accordance with Clause 8.1 (Illegality) or Replaceable Lender in accordance with paragraph (b) of Clause 38.5 (Replaceable Lender) (such Available Commitment or Commitment so cancelled being the Cancelled Commitment) request that the Total Commitments be increased (and the Commitments under that Facility shall be so increased) by an aggregate amount in US$ or RMB (at the option of the Company) of up to the amount of the Cancelled Commitment as follows:

(i)	such increased Commitments under that Facility will be assumed by one or more Lenders or persons (other than a Group Member) (each an Increase Lender) selected by the Company each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of such increased Commitments under that Facility which it is to assume (the Assumed Commitment of such Increase Lender), as if it had been an Original Initial Term Facility Lender;

(ii)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had that Increase Lender been an Original Initial Term Facility Lender (with the Assumed Commitment in respect of such Increase Lender, in addition to any other Commitment which such Increase Lender may otherwise have in accordance with this Agreement);

(iii)	each Increase Lender shall become a Party as a Lender and any Increase Lender (with the Assumed Commitment in respect of such Increase Lender, in addition to any other Commitment which such Increase Lender may otherwise have in accordance with this Agreement) and each of the other Finance Parties and Hedge Counterparties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties and Hedge Counterparties would have assumed and/or acquired had the Increase Lender been an Original Initial Term Facility Lender;

(iv)	the Commitments of the other Lenders shall continue in full force and effect; and

(v)	such increase in the Commitments under that Facility shall take effect on the later of (1) the date specified by the Company in the notice referred to above or (2) any later date on which the conditions set out in paragraph (b) below are satisfied in respect of such increase.

(b)	An increase in the Commitments under any Facility pursuant to this Clause 2.2 will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation - Cancelled Commitments from each relevant Increase Lender in respect of such increase which the Agent shall execute promptly on request; and

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	that Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(B)	the Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the Assumed Commitments by that Increase Lender. The Agent shall promptly notify the Company and the Increase Lender upon being so satisfied.

(c)	Each Increase Lender, by executing an Increase Confirmation - Cancelled Commitments, confirms that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase in Commitments (to which such Increase Confirmation - Cancelled Commitments relates) becomes effective.

(d)	The Company shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.2.

(e)	An Increase Lender shall, on the date upon which its assumption of any Assumed Commitment takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 26.3 (Assignment or transfer fee) if such assumption was a transfer pursuant to Clause 26.5 (Procedure for transfer) and if the Increase Lender was a New Lender.

(f)	The Company may pay to an Increase Lender a fee in the amount and at the times agreed between the Company and that Increase Lender in a Fee Letter.

(g)	Clause 26.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an Existing Lender were references to all the Lenders immediately prior to the relevant increase in Commitments;

(ii)	the New Lender were references to that Increase Lender; and

(iii)	a re-transfer and re-assignment were references to, respectively, a transfer and assignment.

2.3	Additional Facility

(a)	Subject to this Clause 2.3, the Company may, at any time and from time to time following the Closing Date, by delivering to the Agent and the Security Agent a duly completed Additional Facility Notice signed by an Authorised Signatory and complying with paragraphs (b) and (c) below, establish an Additional Facility by way of (i) the introduction of a new additional commitment or facility as a Facility under this Agreement or (ii) as an additional tranche of or increase in an existing Facility (including any previously incurred Additional Facility) under this Agreement.

(b)	No consent of any Finance Party is required to establish an Additional Facility at any time (other than, in relation to an Additional Facility, the relevant Additional Facility Lenders) provided that the Financial Indebtedness under such Additional Facility constitutes Permitted Additional Debt and is designated as “Senior Lender Liabilities” as defined in and for the purposes of the Intercreditor Agreement.

(c)	Each Additional Facility Notice shall not be regarded as having been duly completed unless it is signed by the Company and each party thereto and specifies the following matters in respect of such Additional Facility:

(i)	the proposed borrower(s) (which, if not a Borrower, shall accede in accordance with Clause 28 (Changes to the Obligors)) and guarantor(s) in respect of the Additional Facility;

(ii)	the person(s) to become Additional Facility Lenders (which shall not be a Group Member) in respect of the Additional Facility and the amount of the commitments of such Additional Facility allocated to each Additional Facility Lender (and whether such Lender is a Sponsor Affiliate);

(iii)	the aggregate amount of the commitments of the Additional Facility and the currency being made available and any other or optional currency or currencies which are available for utilisation under such Additional Facility;

(iv)	the purpose and permitted usage of such Additional Facility and any additional conditions to drawdown of such Additional Facility (which may be as agreed between the Company and the Additional Facility Lenders providing that Additional Facility), including any applicable certain funds period and related conditions;

(v)	the rate of interest applicable to the Additional Facility (including any applicable margin, basis, floor and/or margin ratchet) and commitment fee and other fees payable in respect of that Facility;

(vi)	the Additional Facility Commencement Date and Availability Period for the Additional Facility;

(vii)	the Termination Date, repayment profile, amortisation schedule and any mandatory prepayment provisions; and

(viii)	each of the requirements of paragraph (b) above and confirmation of each of the conditions set out in paragraph (b) above are satisfied; and

such Additional Facility Notice shall be deemed to have been duly completed if it is signed by each party thereto and specifies the matters in paragraphs (c)(i) to (c)(viii) above in respect of such Additional Facility, and prior to the applicable Additional Facility Commencement Date, without prejudice to the rights of the Agent to request any other information which the Agent or Security Agent may reasonably require in relation to such Additional Facility provided that where the Additional Facility is an additional tranche or class of, or an increase of, or an extension of, any existing Facility or a previously incurred Additional Facility (the Original Facility), then the terms applicable to that Additional Facility set out in paragraph 2 of the Additional Facility Notice shall be the same as those applicable to the Original Facility (other than the identity of the Additional Facility Lenders and the amount of the Additional Facility Commitment).

(d)	Subject to the conditions set out in paragraphs (b) and (c) of this Clause 2.3 being satisfied, following receipt by the Agent of a duly completed Additional Facility Notice and with effect from the relevant Additional Facility Commencement Date (or any later date on which the conditions set out in paragraph (e) below are satisfied) the relevant Additional Facility shall come into effect and be established in accordance with its terms and:

(i)	the Additional Facility Lenders participating in the relevant Additional Facility shall make available that Additional Facility in the aggregate amount set out in the Additional Facility Notice;

(ii)	each of the Obligors and each Additional Facility Lender shall assume such obligations towards one another and/or acquire such rights against one another as the Obligors and such Additional Facility Lenders would have assumed and/or acquired had the Additional Facility Lenders been Original Initial Term Facility Lenders;

(iii)	in relation to an Additional Facility Lender which is not already a Lender, each Additional Facility Lender under the relevant Additional Facility shall become a Party to this Agreement as a Lender;

(iv)	each Additional Facility Lender under the relevant Additional Facility and each of the other Finance Parties shall assume such obligations towards one another and acquire such rights against one another as those Additional Facility Lenders and those Finance Parties would have assumed and/or acquired had the Additional Facility Lenders been Original Initial Term Facility Lenders in respect of the relevant Additional Facility; and

(v)	the Commitments of the other Lenders shall continue in full force and effect.

(e)	The establishment of an Additional Facility will only be effective on:

(i)	the execution of the Additional Facility Notice relating to such Additional Facility by the Company, the relevant Borrower(s) and the relevant Additional Facility Lender(s) and delivery of such executed notice to the Agent;

(ii)	in relation to an Additional Facility Lender which is not already a Lender, receipt by the Agent of an Additional Facility Lender Accession Notice from each person referred to in the relevant Additional Facility Notice as an Additional Facility Lender and the accession of each Additional Facility Lender to the Intercreditor Agreement as a “Senior Lender” (as defined in the Intercreditor Agreement); and

(iii)	in relation to an Additional Facility Lender which is not already a Lender, the performance by the Agent of all necessary know your customer or other similar checks under all applicable laws and regulations in relation to that Additional Facility Lender making available an Additional Facility, the completion of which the Agent shall promptly notify to the Company, no Utilisation Request in relation to an Additional Facility shall be valid unless prior to (or simultaneously with) the delivery of the relevant Utilisation Request in relation to such Additional Facility, the requirements of this Clause 2.3 have been satisfied.

(f)	Each Obligor and the Parent:

(i)	irrevocably authorises the Company to sign each Additional Facility Notice and to agree, implement and establish Additional Facilities in accordance with this Agreement on its behalf; and

(ii)	confirms that its guarantee and indemnity recorded in Clause 20 (Guarantee and Indemnity) (or any applicable Accession Deed or other Finance Document) and all Transaction Security granted by it will, subject only to any applicable limitations on such guarantee and indemnity referred to in Clause 20 (Guarantee and Indemnity) and any Accession Deed pursuant to which it became an Obligor or the terms of the Transaction Security Documents, extend to include the Additional Facility Loans and any other obligations arising under or in respect of the Additional Facility Commitments.

(g)	Each Party irrevocably authorises, empowers and instructs:

(i)	the Agent to acknowledge, execute and confirm acceptance of each Additional Facility Notice;

(ii)	the Agent and the Security Agent to acknowledge, execute and confirm acceptance of each Additional Facility Lender Accession Notice and if applicable, the documentation required for the Additional Facility Lender to accede to the Intercreditor Agreement; and

(iii)	the Agent and the Security Agent to execute any necessary amendments, confirmations, supplements or revisions to this Agreement, the Transaction Security Documents and any other Finance Documents as may be required in order to ensure that any Additional Facility, if legally possible, ranks pari passu with the other Facilities and that the Transaction Security is shared pari passu between the Secured Parties.

(h)	The Agent and/or the Security Agent shall as soon as reasonably practicable send to the Company a copy of each executed Additional Facility Notice and, if applicable, Additional Facility Lender Accession Notice and if applicable, the documentation required for the Additional Facility Lender to accede to the Intercreditor Agreement.

(i)	By signing an Additional Facility Notice as an Additional Facility Lender, each such entity agrees to commit the Additional Facility Commitments set out against its name in that notice and, in the case of an entity which is not already a party to this Agreement as a Lender, become a Lender and a Party to this Agreement and to the Intercreditor Agreement.

(j)	Notwithstanding any provision of a Finance Document to the contrary, there shall be no obligation or requirement to enter into any hedging arrangement or other derivative transaction in relation to any Additional Facility.

(k)	Each Additional Facility Lender, by executing the relevant Additional Facility Notice confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any consent, release, waiver or amendment that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the relevant Additional Facility becomes effective and that it is bound by that decision and by the operations of any other provisions of this Agreement in relation to such consent, release, waiver or amendment.

(l)	No Lender will have any obligation to participate in an Additional Facility (unless it has executed and delivered an Additional Facility Lender Accession Notice or otherwise become an Additional Facility Lender in respect of that Additional Facility). By signing an Additional Facility Notice as an Additional Facility Lender, each such entity agrees to commit the Additional Facility Commitments set out against its name in that Additional Facility Notice.

(m)	The Agent may, and is authorised to, disclose the terms of any Additional Facility Notice to any of the other Finance Parties and will do so promptly upon request by the Company or other Finance Parties.

(n)	Clause 26.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Additional Facility Lender as if references in that Clause to:

(i)	an Existing Lender were references to all the Lenders immediately prior to the establishment of the relevant Additional Facility;

(ii)	the New Lender were references to that Additional Facility Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

(o)	The Company may pay to an Additional Facility Lender a fee in the amount and at the times agreed between the Company and the Additional Facility Lender in a Fee Letter.

(p)	The establishment, terms or conditions or use of proceeds of any Additional Facility shall be governed by this Clause 2.3 which shall apply irrespective and notwithstanding any other provision of this Agreement and, except to the extent as provided in this Clause 2.3, the terms applicable to any Additional Facility will be those agreed by the Additional Facility Lenders in respect of that Additional Facility and the Company and set out in the applicable Additional Facility Notice, provided that:

(i)	if there is any inconsistency between any such term agreed in respect of an Additional Facility and any term of a Finance Document, the term agreed in respect of the Additional Facility shall prevail with respect to such Additional Facility (subject to the other terms and conditions of this Clause 2.3);

(ii)	unless otherwise specified in the applicable Additional Facility Notice, the terms of any Additional Facility which is a term facility shall be the same as the terms given to the Initial Term Facilities under this Agreement;

(iii)	the provisions of this Agreement will apply to each Additional Facility and the provisions of Clause 4 (Conditions of Utilisation) and Clause 5 (Utilisation - Loans) will apply to all Utilisations of any Additional Facility, provided that no Utilisation Request in relation to an Additional Facility shall be valid unless prior to (or simultaneously with) such Utilisation Request being delivered the requirements of this Clause 2.3 have been satisfied; and

(iv)	any Additional Facility shall rank pari passu with the other Facilities and the terms of and treatment given to such Additional Facility, shall not be more favourable or advantageous to the lenders of such Additional Facility than the Initial Term Facilities (save as contemplated by paragraph (b) above).

2.4	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.5	Obligors’ Agent

(a)	Each Obligor (other than the Company) and the Parent by its execution of this Agreement or an Accession Deed irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by any Finance Document to the Finance Parties and to give all notices and instructions, to execute on its behalf any Accession Deed, to make such agreements and to effect all amendments, supplements and variations capable of being given, made or effected by any Obligor or the Parent notwithstanding that they may affect that Obligor or the Parent (as the case may be), without further reference to or the consent of that Obligor or the Parent (as the case may be); and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor or the Parent (as the case may be) pursuant to the Finance Documents to the Company,

and in each case that Obligor or the Parent (as the case may be) shall be bound as though that Obligor or the Parent (as the case may be) itself had supplied such information, given such notices and instructions, executed such Accession Deed, made such agreements, effected such amendments, supplements and variations and received such relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or the Parent (as the case may be) or in connection with any Finance Document (whether or not known to any other Obligor or the Parent (as the case may be) and whether occurring before or after such other Obligor or the Parent (as the case may be) became an Obligor or the Parent (as the case may be) under any Finance Document) shall be binding for all purposes on that Obligor or the Parent (as the case may be) as if that Obligor, the Parent (as the case may be) had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor or the Parent (as the case may be), those of the Obligors’ Agent shall prevail.

3	PURPOSE

3.1	Purpose

(a)	The Company shall apply all amounts borrowed by it under the Initial Term Facility A towards:

(i)	financing (directly or indirectly) the Merger Consideration; and/or

(ii)	payment (or reimbursement) of the Merger Costs,

in each case as described in the Funds Flow Statement.

(b)	The Company shall apply all amounts borrowed by it under the Initial Term Facility B towards making of a Restricted Payment to a Designated Account held in the name of the Parent and/or the Holdco in an amount equal to or less than the amount under paragraph (a) or (b) of the definition Equity Investments that have been used to pay and/or reimburse the Merger Consideration and/or the Merger Costs.

(c)	Each Additional Facility Borrower shall apply all amounts borrowed by it under an Additional Facility towards the purposes specified in the Additional Facility Notice relating to the relevant Additional Facility Commitments.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if the Agent has, on or prior to the Initial Utilisation Date, received (or the Arrangers or the Agent has waived the requirement to receive) all of the documents and other evidence listed in Part I (Conditions Precedent to Initial Utilisation) of Schedule 2 (Conditions Precedent and Conditions Subsequent), in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to an Additional Facility Loan under any Additional Facility if the conditions to making of such Additional Facility Loan as specified in the Additional Facility Notice relating to such Additional Facility are satisfied (or waived in accordance with the terms of such Additional Facility).

4.3	Utilisations during the Certain Funds Period

(a)	Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	in respect of an Additional Facility, the Company and the relevant Additional Facility Lenders have agreed that the relevant Additional Facility shall be made on a “certain funds basis” for a specified purpose in connection with a Permitted Acquisition or such other agreed purpose for such period and on such terms or conditions (if any) as the Company and those relevant Additional Facility Lenders shall agree and notify in writing to the Agent at least 3 Business Days (or such shorter period agreed with the Agent) prior to the date of the Utilisation Request; and

(ii)	no Certain Funds Event has occurred and is continuing.

(b)	During the Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders’ participation)), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(ii)	rescind, terminate or cancel this Agreement or any of the Facilities or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)	refuse to participate in the making of a Certain Funds Utilisation;

(iv)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

4.4	Maximum number of Utilisations

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than one Initial Term Facility A Loan would be outstanding.

(b)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 5 Initial Term Facility B Loans would be outstanding.

(c)	An Additional Facility Borrower (or the Company on its behalf) may not deliver a Utilisation Request in respect of an Additional Facility if as a result of the proposed Utilisation more than the maximum number of utilisations of that Additional Facility (as agreed between the Company and the Agent) would be outstanding.

5	UTILISATION - LOANS

5.1	Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the Agent may agree).

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period for that Facility;

(iii)	the currency and amount of that Loan comply with Clause 5.3 (Currency and amount);

(iv)	the proposed Interest Period complies with Clause 12 (Interest Periods); and

(v)	it specifies the proceeds of that Loan are to be credited into the Disbursement Account; and

(vi)	(in respect of any Utilisation Request in respect of the Initial Term Facility B only) it attaches evidence that the Equity Investment has been made and applied towards the Merger Consideration and/or Merger Costs (which, for the avoidance of doubt, is not required to be in the form and substance satisfactory to the Lenders).

(b)	Only one Utilisation may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency for a Loan specified in a Utilisation Request must be:

(i)	in relation to an Initial Term Facility, the Base Currency; or

(ii)	in relation to an Additional Facility, as agreed by the relevant Additional Facility Lenders and specified in the applicable Additional Facility Notice.

(b)	The amount of the proposed Utilisation must be:

(i)	(in respect of an Initial Term Facility) an amount that does not exceed the Available Facility for that Initial Term Facility; or

(ii)	(in respect of an Additional Facility) an amount that does not exceed the Available Facility for that Additional Facility.

5.4	Lenders’ participation

(a)	Subject to Clauses 4.1 (Initial conditions precedent) and 4.3 (Utilisations during the Certain Funds Period), each Lender shall make its participation in each Loan available by the Utilisation Date (for such Loan) through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan under any Facility will be equal to a proportion of that Loan, which proportion is equal to that borne by its Available Commitment (in respect of such Facility) to the Available Facility (in respect of that Facility) immediately prior to the making of that Loan.

(c)	The Agent shall determine the Base Currency Amount of any Initial Term Facility Loan in accordance with Clause 5.6 (Exchange rate conversion mechanics) which is to be made in the Alternative Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan by the Specified Time.

5.5	Cancellation of Commitment

Upon the expiry of the Availability Period relating to a Facility, the Commitment of each Lender in respect of that Facility shall be reduced by the amount of its Available Commitment in respect of that Facility, and then such Available Commitment (in respect of that Facility) shall be immediately reduced to zero.

5.6	Exchange rate conversion mechanics

(a)	At the Specified Time on the date the Utilisation Request for any Initial Term Facility Loan is delivered, the Agent shall notify the Borrower and the Lenders of the principal amount of that Initial Term Facility to be disbursed in RMB by converting the proposed amount of Utilisation into RMB at the Agreed FX Rate (the Requested RMB Amount).

(b)	Each Lender shall, acting through its Facility Office, make available to the Company the amount of its participation in any Initial Term Facility (which obligation shall be satisfied by making available in RMB by the Utilisation Date such portion of the Requested RMB Amount that is equal to the proportion borne by its Available Commitment (in respect of that Initial Term Facility) to the Available Facility (in respect of that Initial Term Facility) immediately prior to the making of that Loan).

(c)	The Company’s payment obligations under the Initial Term Facilities are denominated in RMB. All payments outstanding by the Company in respect of any Initial Term Facility shall be calculated by reference to the Loan(s) outstanding in RMB and paid in RMB. Such payments in RMB shall fully discharge the Company’s payment obligations of the outstanding principal amount, interest payment or other amounts due and payable under the Finance Documents.

6	OPTIONAL CURRENCIES

6.1	Selection of currency

The Company shall select the currency of an Initial Term Facility Loan in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Base Currency requested is not readily available to it in the amount requested; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the Base Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the Company to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Alternative Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount that is due to be made) and its participation will be treated as a separate Loan denominated in the Alternative Currency during that Interest Period. The Company and the Agent (acting on the instructions of all the Lenders participating in the Utilisation(s) denominated in the Alternative Currency) shall, in respect of any such Loan in the Alternative Currency, agree and confirm the terms applicable to any Loan in the Alternative Currency by executing a Benchmark Schedule.

6.3	Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

6.4	RMB Replacement Loans following Initial Utilisation Date

(a)	Following the Initial Utilisation Date, each Initial Term Facility Lender that has funded any Initial Term Facility Loan in the Alternative Currency shall:

(i)	regularly and no later than the end of each month following the Initial Utilisation Date confirm to the Company whether it or a branch of that Lender in the PRC is able to (and shall use its best endeavours to ensure that it or a branch of that Lender in the PRC is able to) replace its Initial Term Facility Loan in full with a loan denominated in RMB (an RMB Replacement Loan); and

(ii)	promptly following such confirmation that it can provide a RMB Replacement Loan in accordance with sub-paragraph (i) above, enter into arrangements acceptable to that Initial Term Facility Lender (acting reasonably) and the Company to provide such RMB Replacement Loan.

(b)	Each Lender and the Agent agree to enter into such amendments, confirmations, supplements or revisions to this Agreement and any other Finance Documents as may be requested by the Company (acting reasonably) to reflect any changes required to reflect the replacement of an Initial Term Facility Loan with an RMB Replacement Loan.

7	REPAYMENT

7.1	Repayment of the Initial Term Facility Loans

The Company shall ensure that each Initial Term Facility Loan is repaid in instalments by repaying on each Initial Term Facility Repayment Date an aggregate amount equal to the relevant percentage of the principal amount of each Initial Term Facility Loan outstanding as at close of business in Hong Kong on the relevant Initial Term Facility Repayment Date which percentage is set out in the table below opposite such Initial Term Facility Repayment Date:

Initial Term Facility Repayment Date	Repayment Instalment
17 June 2022	0.01%
17 December 2022	0.49%
17 June 2023	0.01%
17 December 2023	0.49%
17 June 2024	2.50%
17 December 2024	2.50%
17 June 2025	4.50%
17 December 2025	4.50%
17 June 2026	5.00%
17 December 2026	5.00%
17 June 2027	0.01%
17 December 2027	0.01%
17 June 2028	13.00%
Initial Term Facilities Termination Date	The remaining outstanding principal amount of each Initial Term Facility Loan

7.2	Repayment of Additional Facility Loans

Each Borrower of an Additional Facility Loan shall repay that Additional Facility Loan in accordance with the terms of that Additional Facility Loan as set out in the Additional Facility Notice.

7.3	Effect of cancellation and prepayment

(a)	If any Utilisation or any part thereof is prepaid in accordance with Clause 8.3 (Voluntary prepayment):

(i)	(in the case of any Initial Term Facility Loan) the Company may apply such prepayment towards the reduction of the Initial Term Facility Repayment Instalment(s) for any Initial Term Facility Repayment Date(s) falling after that prepayment as it may choose in its sole discretion, provided that the aggregate amount of such reduction(s) shall be equal to the amount of that Initial Term Facility Loan prepaid; and/or

(ii)	(in the case of an Additional Facility Loan under any Additional Facility) the Company may apply such prepayment in such manner as specified in the Additional Facility Notice relating to such Additional Facility.

(b)	The Company may elect by notice to the Agent that all (or such part as the Company may specify) of such prepayments made pursuant to Clause 8.3 (Voluntary prepayment) of any Initial Term Facility Loan shall count towards the next mandatory prepayment which it is required to make under Clause 9.3 (Disposal Proceeds) in the same Financial Year in which such voluntary prepayment is made and, in such case, provided that it has made such prepayment under Clause 8.3 (Voluntary prepayment) and has been applied as if it had been a mandatory prepayment and is treated as a mandatory prepayment made on account of Clause 9.3 (Disposal Proceeds) for all purposes under this Agreement its obligation under Clause 9.3 (Disposal Proceeds) shall be reduced pro tanto.

(c)	If any Loan or any part thereof is repaid or prepaid in accordance with Clause 8.1 (Illegality) or 38.7 (Cancellation and repayment of a Replaceable Lender (other than an Illegal Lender)), then:

(i)	(in the case of any Initial Term Facility Loan) the amount of the Initial Term Facility Repayment Instalment for each Initial Term Facility Repayment Date falling after that repayment or prepayment will reduce pro rata by the amount of such Loan so repaid or prepaid; or

(ii)	(in the case of any Additional Facility Loan under any Additional Facility) such prepayment shall be applied in the manner specified in the Additional Facility Notice relating to such Additional Facility.

8	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in the Utilisations:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event and the Agent shall notify the Company as soon as reasonably practicable;

(b)	upon the Agent notifying the Company, the Available Commitment of that Lender in respect of each Facility will be immediately cancelled to the extent necessary to comply with applicable law (and the Commitment of that Lender in respect of such Facility shall be reduced accordingly) provided that the Total Commitments may (at the Company’s option) simultaneously with or subsequent to such cancellation be increased in accordance with Clause 2.2 (Increase - Cancelled Commitments); and

(c)	to the extent that Lender’s participation has not been transferred pursuant to Clause 38.6 (Conditions of replacement of a Replaceable Lender), each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period relating to each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Voluntary cancellation

(a)	The Company may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$5,000,000 (or its equivalent) and in integral multiples of US$1,000,000 (or its equivalent)) of the Available Facility in respect of any Initial Term Facility. Any cancellation under this Clause 8.2 shall reduce the Commitments of the Lenders rateably.

(b)	The Company may cancel the whole or any part of the Available Facility in respect any Additional Facility in accordance with the terms of the Additional Facility Notice in respect of such Additional Facility. Any cancellation in this paragraph (b) shall reduce the Additional Facility Commitments of the relevant Additional Facility Lenders rateably.

8.3	Voluntary prepayment

(a)	At any time after the date falling six Months after the Initial Term Facility A Utilisation Date, the Company may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Initial Term Facility A Loan (but, if in part, being a minimum amount of US$5,000,000 (or its equivalent) and in integral multiples of US$1,000,000 (or its equivalent)).

(b)	At any time after the Initial Term Facility B Utilisation Date, the Company may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Initial Term Facility B Loan (but, if in part, being a minimum amount of US$5,000,000 (or its equivalent) and in integral multiples of US$1,000,000 (or its equivalent)).

(c)	The Company may prepay the whole or any part of (i) any Additional Facility Loan under any Additional Facility in accordance with the terms of the Additional Facility Notice relating to such Additional Facility or (ii) any Financial Indebtedness outstanding under any Permitted Additional Debt (which is not incurred by way of an Additional Facility) in accordance with the terms of such Permitted Additional Debt, provided that, any prepayment in respect of an Additional Facility Loan or any Permitted Additional Debt (as applicable) which is a term loan shall also require the Original Borrower to prepay at the same time any outstanding Initial Term Facility Loan in an amount at least pro rata to the amount being applied in prepayment of such Additional Facility Loan or Permitted Additional Debt (as applicable) (such that the proportion of the amount due to be applied in prepayment of (I) the Additional Facility Loans bears to the then outstanding Additional Facility Loans or (II) the Permitted Additional Debt incurred or established by way of term loans bears to the total outstanding Permitted Additional Debt incurred or established by way of term loans (as applicable), is the same as (or less than) the proportion of the amount the Original Borrower shall apply in prepayment of the Initial Term Facility Loans bear to the then outstanding Initial Term Facility Loans).

9	MANDATORY PREPAYMENT

9.1	Exit

If a Change of Control or a Total Sale occurs:

(a)	the Company shall promptly notify the Agent upon becoming aware of that event; and

(b)	if a Lender so requires and notifies the Agent of its intention to be prepaid within 30 days of the Company notifying the Agent of that event, the Agent shall, by not less than 15 Business Days’ notice to the Company, cancel the Commitments of that Lender and declare the participation of that Lender in all outstanding Utilisations, together with accrued interest, and all other accrued amounts under the Finance Documents immediately due and payable, whereupon the Commitments of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

9.2	Permitted IPO

If a Permitted IPO occurs, and the date on which dealings in the shares of the Company or a Holding Company of the Company first commence on a public stock exchange (such date, the Permitted IPO Date):

(a)	the Company shall promptly notify the Agent upon becoming aware of it; and

(b)	if a Lender under an Initial Term Facility so requires and notifies the Agent of its intention to be prepaid of its IPO Prepayment Amount (as defined below) within 15 Business Days of the Company notifying the Agent of that event, the Agent shall, by not less than 30 Business Days’ notice to the Company, require the Company to prepay an amount equal to 15 per cent. of the outstanding principal amount of such Lender’s participation in that Initial Term Facility Loan as of the Permitted IPO Date (the Permitted IPO Prepayment Amount), after prepayment of which the participation of that Lender in that Initial Term Facility Loan will be reduced by its Permitted IPO Prepayment Amount (and the Initial Term Facility Repayment Instalments will be reduced in a manner as the Company may choose in its sole discretion).

9.3	Disposal Proceeds

Subject to the clause entitled “Adjustment of Mandatory Prepayments” of the Intercreditor Agreement, the Company shall ensure that the Borrowers (subject to Clause 9.7 (Trapped Amounts)) prepay the Utilisations and cancel Available Commitments in amounts equal to the amount of Disposal Proceeds at the times contemplated by Clause 9.5 (Application of mandatory prepayments), in each case, less any amounts required to be applied towards prepayment of any Senior Indebtedness in accordance with its terms, which shall not exceed the Senior Indebtedness Prepayment Limit.

9.4	Senior Refinancing

If:

(a)	an Original Initial Term Facility Lender does not participate in any Senior Refinancing that pays off the Original Senior Facilities in full; and

(b)	such Original Initial Term Facility Lender notifies the Agent and the Company of its intention to be prepaid within 4 Business Days after the Company notifies the facility agent under the Original Senior Facilities Agreement of its intention to voluntarily prepay the Original Senior Facilities in full with such Senior Refinancing, then, on the date of full repayment of the Original Senior Facilites, the Agent shall cancel the Commitments of that Original Initial Term Facility Lender and declare the participation of that Original Initial Term Facility Lender in all outstanding Utilisations, together with accrued interest, and all other accrued amounts under the Finance Documents immediately due and payable, whereupon the Commitments of that Original Initial Term Facility Lender will be cancelled and all such outstanding amounts will become immediately due and payable on the date of full repayment of the Original Senior Facilities. For the purpose of paragraph (a) of this Clause only, an “Original Initial Term Facility Lender” shall be deemed to include its head office, branches, sub-branches, joint venture and Affiiates.

9.5	Application of mandatory prepayments

(a)	A prepayment of Utilisations or cancellation of Available Commitments made under Clause 9.3 (Disposal Proceeds) shall be applied in the following order, in each case as contemplated in paragraphs (b) to (c) (inclusive) below:

(i)	first, in prepayment of the Initial Term Facility Loans, the Additional Facility Loans which are term loans and the Permitted Additional Debt which incurred or established by way of term loans on a pro rata basis, in each case, in such manner and (in the case of any prepayment of the Initial Term Facility Loans relating to the amounts of Disposal Proceeds) against such Initial Term Facility Repayment Instalments as the Company may choose in its sole discretion;

(ii)	secondly, in prepayment of Additional Revolving Facility Loans and Permitted Additional Debt which is incurred or established in the form of revolving loans on a pro rata basis such that:

(A)	outstanding Additional Revolving Facility Loans and Permitted Additional Debt which is incurred or established in the form of revolving loans shall be prepaid on a pro rata basis; and

(B)	cancellation, in each case, of the corresponding Additional Facility Commitment in respect of the Additional Revolving Facility and the commitments under the Permitted Additional Debt which is incurred or established in the form of revolving loans on a pro rata basis; and

(iii)	thirdly, in cancellation of Available Commitments under any Additional Revolving Facility and the available commitments under any Permitted Additional Debt which is incurred or established in the form of revolving loans on a pro rata basis (and the Available Commitments of the Lenders under any Additional Revolving Facility and the available commitments under the Permitted Additional Debt which is incurred or established in the form of revolving loans will be cancelled rateably).

(b)	Subject to paragraph (c) below, in the case of any prepayment of all or some of the Loan(s) relating to the amounts of Disposal Proceeds, the relevant Borrowers shall prepay the Loan(s) at the following times: the aggregate amount to be applied towards prepayment of the relevant Loan(s) shall be allocated among each of such Loan(s) in such manner contemplated in paragraph (a) above according to the outstanding principal amount of each of such Loan as at the expiry of all of the periods specified in the definition of Excluded Disposal Proceeds for reinvestment, replacement, repair, reinstatement, compensation or application (the Prepayment Determination Time relating to such prepayment) and the portion of such amount to be so applied towards prepayment of any Loan shall be so applied on the last day of the current Interest Period relating to that Loan as at such Prepayment Determination Time, so that a proportion of each of those Loans equal to the portion of such amount required to be applied towards prepayment of each of those Loans will be due and payable on the last day of such Interest Payment Date (the Prepayment Date);

(c)	If an Event of Default has occurred and is continuing, a proportion of each Loan equal to the amount so required to be paid to be applied to prepay that Loan on account of Disposal Proceeds (as determined in accordance with paragraph (a)) shall be immediately due and payable in lieu of the time(s) specified in paragraph (b) (unless the Majority Lenders agree otherwise), provided that such date on which such proportion of such Loan becomes so due and payable shall not in any event not fall prior to (in the case of any prepayment on account of any Disposal Proceeds) the Prepayment Determination Time relating to such prepayment.

9.6	Excluded proceeds

Where Excluded Disposal Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the relevant definition of Excluded Disposal Proceeds), the Company shall ensure that those amounts are used for that purpose and, if requested to do so by the Agent, shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

9.7	Trapped Amounts

(a)	All mandatory prepayments to be made under Clause 9.3 (Disposal Proceeds), are subject to permissibility under local law (including financial assistance, corporate benefit restrictions on transfers of cash within the Group and the fiduciary and statutory duties of the directors of the Group Members), applicable contractual restrictions (that were not entered into for the purpose of limiting such prepaying), and to the extent that such prepayment or any application of any amount towards such prepayment is restricted pursuant to any applicable law (including financial assistance, corporate benefit restrictions on the transfers of cash within the Group and the fiduciary and statutory duties of the directors of Group Members) or any contractual restrictions (that were not entered into for the purpose of limiting such prepaying), such prepayment shall not be required to be made. For the purpose of this paragraph (a) (but not for any other purpose).

(b)	Without prejudice to paragraph (a), there will be no requirement to make any prepayment referred to in paragraph (a) above where the aggregate of the Taxes and other costs (including any tax liability) to the Group of making that prepayment or making funds available to another Group Member to enable such prepayment to be made (such Taxes and other cost amounts being Leakages), excluding any amounts in respect of withholding tax in relation to dividends or intra-group loan repayments made by any Group Member at the rate in force (after giving effect to any applicable exemption, reduction or relief) as at the Signing Date, exceeds an amount equal to 2.50% of the amount to be applied towards such prepayment (or would be payable should the repayment of an intercompany loan by a given amount have constituted a dividend of the same amount) (the Leakage Cap).

(c)	The Company shall, subject to paragraph (b) above, ensure that all Group Members will use reasonable endeavours to overcome any such restrictions or limitations and/or minimise any costs applicable to a mandatory prepayment of the Utilisation(s) under Clause 9.3 (Disposal Proceeds), including prepaying other facilities or loans, declaring and paying dividends and upstreaming or cross-streaming cash within the Group by way of loan, provided that such endeavours would not themselves result in any illegality, breach of duty or result in any Group Member incurring any such cost or expense. In the case where the upstreaming or cross-streaming of cash is done by way of loan, the Leakages attributable to the making of such loan shall be calculated on the basis that the average life of such loan is equal to the remaining life of the Facilities. Notwithstanding any other provision of any Finance Document, no Onshore Group Member shall be required to make or grant, and no Obligor or Group Member shall be required to procure any Onshore Group Member to make or grant, any loan or advance to any Offshore Group Member or Obligor in order to effect or facilitate the effecting of any prepayment of the Utilisation(s) or any part thereof.

(d)	If at any time those restrictions or limitations against any mandatory prepayment of the Utilisation(s) under Clause 9.3 (Disposal Proceeds) are removed, the Company shall promptly upon becoming aware of the removal of such restrictions or limitations notify the Agent accordingly, and any portion of any Disposal Proceeds to which such restrictions or limitations applied and hence was not applied towards such mandatory prepayment (but would have been required to be applied towards such mandatory prepayment had such restrictions or limitations not applied) (net of any taxes that would be payable or reserved against if such amounts were actually repatriated) will be applied in prepayment of the Utilisation(s) on the first Interest Payment Date of the applicable Utilisation which ends not less than 10 Business Days after the date of such notification by the Company to the Agent of the removal of such restrictions or limitations provided that such portion of such Disposal Proceeds has not, in the intervening period, been used to prepay other facilities or loans (other than the Senior Indebtedness).

(e)	To the extent that any of the mandatory prepayments referred to in Clause 9.3 (Disposal Proceeds) is not required to be made or is suspended in accordance with this Clause 9.7, any cash movements that are required between Group Members to facilitate such mandatory prepayment will also be subject to this Clause 9.7 and the requirement for such cash movements shall also not apply.

(f)	No Obligor or Group Member shall be required to credit any Disposal Proceeds (or any amount on account of any Disposal Proceeds):

(i)	which would, if not for the provisions of this Clause 9.7, be required to be applied towards prepayment of the Loan(s); or

(ii)	which potentially may need to be applied in prepayment of the Loan(s) pursuant to Clause 9.3 (Disposal Proceeds),

to any account pending reinvestment, replacement, repair, reinstatement, compensation, application or prepayment.

10	RESTRICTIONS

10.1	Notices of cancellation or prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clauses 7.3(a) (Effect of cancellation and prepayment), 7.3(b) (Effect of cancellation and prepayment) and 8 (Illegality, Voluntary Prepayment and Cancellation) shall:

(a)	(subject to the terms of Clause 8 (Illegality, Voluntary Prepayment and Cancellation)) be irrevocable, provided that (in the case of Clause 8.3 (Voluntary prepayment)) the Company may revoke any notice of prepayment if the Company shall have specified in such notice of prepayment that such notice is revocable on or prior to the date of prepayment specified in such notice (provided further that this shall be without prejudice to Clause 17.2 (Other indemnities)); and

(b)	unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

10.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs (if any), without premium or penalty, provided that any mandatory prepayment made in accordance with Clause 9.3 (Disposal Proceeds) shall be deemed to include any applicable accrued interest, any associated hedge termination costs and Break Costs (if any), and the amount of the Loan(s) required to be so prepaid shall be reduced accordingly to allow for the amount of such reduction to be applied towards payment in full of any and all applicable accrued interest, hedge termination costs (relating to any termination of hedge arrangements in whole or in part in connection with such prepayment) and Break Costs (if any).

10.3	No reborrowing of the Initial Term Facilities

No Borrower may reborrow any part of any Initial Term Facility which is prepaid.

10.4	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

10.5	No reinstatement of Commitments

Subject to Clause 2.2 (Increase - Cancelled Commitments), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

10.6	Agent’s receipt of Notices

If the Agent receives a notice under Clause 8 (Illegality, Voluntary Prepayment and Cancellation), it shall promptly forward a copy of that notice to the affected Lender.

10.7	Effect of repayment and prepayment on Commitments

If all or part of a Lender’s participation in a Utilisation under any Facility is repaid or prepaid and is not available for redrawing, an amount of the Commitment of that Lender in respect of that Facility (equal to the amount of its participation which is so repaid or prepaid) will be deemed to be cancelled on the date of such repayment or prepayment.

10.8	Application of prepayments

Any prepayment of a Utilisation (other than a prepayment pursuant to Clause 8.1 (Illegality), Clause 9.1 (Exit), or 38.7 (Cancellation and repayment of a Replaceable Lender (other than an Illegal Lender))) shall be applied pro rata to each Lender’s participation in that Utilisation.

11	INTEREST

11.1	Calculation of interest

(a)	The rate of interest on each Initial Term Facility Loan for each Interest Period relating thereto is the percentage rate per annum which is the Interest Rate.

(b)	The rate of interest on each Additional Facility Loan under any Additional Facility shall be determined in accordance with the Additional Facility Notice relating to such Additional Facility.

11.2	Payment of interest

(a)	The Original Borrower shall pay accrued interest on each Initial Term Facility Loan on the last day of each Interest Period relating thereto (and, if that Interest Period is longer than six Months on the dates falling at six Monthly intervals after the first day of that Interest Period).

(b)	Interest on each Additional Facility Loan under any Additional Facility shall be paid in accordance with the terms of the Additional Facility Notice relating to such Additional Facility.

11.3	Default interest

(a)	Interest shall accrue on an Unpaid Sum (other than any Unpaid Sum attributable to an Additional Facility) owing by an Obligor from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is equal to 130% of the applicable interest rate under Clause 11.1 (Calculation of interest) which would have been payable if that Unpaid Sum had, during the period of non-payment, constituted an Initial Term Facility Loan made under this Agreement in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 11.3 shall be immediately payable by that Obligor on demand by the Agent.

(b)	If any Unpaid Sum consists of all or part of any Initial Term Facility Loan and that Initial Term Facility Loan became due on a day which was not an Interest Payment Date relating to that Initial Term Facility Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Initial Term Facility Loan; and

(ii)	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be equal to 130% of the applicable interest rate under Clause 11.1 (Calculation of interest) which would have applied if that Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum (other than any Unpaid Sum attributable to an Additional Facility) will be compounded with that Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

(d)	Default interest on any Unpaid Sum (that is attributable to an Additional Facility) shall be calculated and paid in accordance with the terms of the Additional Facility Notice relating to such Additional Facility.

11.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest under this Agreement.

12	INTEREST PERIODS

12.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for each Initial Term Facility Loan (other than the Initial Term Facility Loan which is funded in the Base Currency) in any Utilisation Request or (if that Initial Term Facility Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for an Initial Term Facility Loan is irrevocable and must be delivered to the Agent by a Borrower (or the Company on behalf of a Borrower) not later than the Specified Time.

(c)	If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above in respect of an Interest Period for an Initial Term Facility Loan, that Interest Period will be three Months ending on each Interest Payment Date or, if the Loan is in the Alternative Currency, the period specified in respect of that currency in the Benchmark Schedule.

(d)	Subject to this Clause 12, the Interest Periods for any Initial Term Facility Loan which is funded in RMB shall:

(i)	in respect of the first Interest Period for that Initial Term Facility Loan, start on the Utilisation Date for such Loan and end on (A) (if the next Interest Payment Date falls on a date that is within (and including the date that falls) one Month after the Utilisation Date) the next Interest Payment Date falling after one Month after the Utilisation Date for such Loan, or (B) (if the next Interest Payment Date falls on a date that falls beyond one Month after the Utilisation Date) the next Interest Payment Date falling after the Utilisation Date for such Loan; and

(ii)	in respect of each subsequent Interest Period for that Initial Term Facility Loan, start on the last day of the preceding Interest Payment Date relating to that Initial Term Facility Loan and end on the next Interest Payment Date.

(e)	Subject to this Clause 12, a Borrower (or the Company) may select an Interest Period for an Initial Term Loan which is funded in the Alternative Currency of:

(i)	one, two, three or six Months or such period as specified in the Benchmark Schedule;

(ii)	a duration so that the last day of that Interest Period is the same day as a Repayment Date or a date on which payment is required to be made under any Hedging Agreement (provided that such selection would not result in an Interest Period longer than six Months); or

(iii)	any other period as selected by the Company and agreed with the Agent (acting on the instructions of all the Lenders in respect of the relevant Facility).

(f)	An Interest Period for an Initial Term Facility Loan shall not extend beyond the Termination Date in relation to that Initial Term Facility.

(g)	The first Interest Period for an Initial Term Facility and for an Additional Facility which is a term loan facility shall start on the first Utilisation Date of the applicable Facility, in the case where a Loan has already been made under any of such Facilities, each subsequent Interest Period shall start on the last day of the preceding Interest Period relating to that Initial Term Facility Loan or that Additional Facility Loan (as the case may be).

(h)	This Clause 12.1 shall apply to any Additional Facility provided that any Interest Period relating to any Additional Facility Loan under any Additional Facility shall be determined in accordance with the terms of the Additional Facility Notice relating to that Additional Facility.

12.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.3	Division of Additional Facility Loans

(a)	The Company may request in a Selection Notice that an Additional Facility Loan which is a term loan be divided into two or more Additional Facility Loans, in such case such Additional Facility Loans will on the last day of its Interest Period, be so divided with amounts specified in that Selection Notice, having an aggregate amount equal to the amount of that Additional Facility Loan (as the case may be) immediately before its division, provided that such number of Additional Facility Loans as may be agreed with the Agent would be outstanding.

(b)	Any division or consolidation of any Additional Facility Loan(s) under any Additional Facility shall be governed by the terms of the Additional Facility Notice in respect of such Additional Facility.

13	CHANGES TO THE CALCULATION OF INTEREST

13.1	Market disruption

Subject to paragraphs (a) and (b) of Clause 13.2 (Alternative basis of interest or funding), if

(a)	a Market Disruption Event occurs and is continuing in relation to any Loan for any Interest Period, then, to the extent permitted under PRC law, the rate of interest on each Lender’s participation in that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	a margin that would yield to the Lenders the same return as the Lenders would have earned prior to the occurrence of a Market Disruption Event; and

(ii)	the percentage rate per annum which reflects the cost to such Lender of funding its participation in that Loan from whatever source(s) it may reasonably select, in each case, as notified to the Agent by that Lender, as soon as practicable and in any event not later than ten Business Days before interest is due to be paid in respect of that Interest Period (or such later date as may be acceptable to the Agent).

(b)	In this Agreement, Market Disruption Event means the National Interbank Funding Center of the PRC no longer publishes the LPR Rate.

(c)	If a Market Disruption Event occurs or shall occur, the Agent shall promptly notify the Lenders and the Company.

13.2	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing to a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(c)	For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the 30-day period, the rate of interest shall be determined in accordance with paragraph (a) of Clause 13.1 (Market disruption).

(d)	Subject to paragraph (b), for the avoidance of doubt, where a Market Disruption Event is no longer continuing in relation to any Loan and any Interest Period relating thereto, the rate of interest for such Loan shall revert to the rate calculated in accordance with Clause 11 (Interest).

13.3	Break Costs

(a)	Each Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of any Loan or an Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or that Unpaid Sum (except in the case of any Additional Facility Loan under any Additional Facility or any Unpaid Sum attributable to any Additional Facility, as otherwise specified in the Additional Facility Notice relating to such Additional Facility).

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

14	FEES

14.1	Agent and Security Agent fee

The Company shall pay to the Agent and the Security Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

14.2	Arrangement Fee

(a)	An arrangement fee at the rate of 1.25 per cent. per annum (the Arrangement Fee) shall accrue on each Initial Term Facility Loan calculated on the same basis as interest in accordance with Clause 11 (Interest).

(b)	The Original Borrower shall pay accrued Arrangement Fee on each Initial Term Facility Loan on each Arrangement Fee Payment Date, provided that if an Initial Term Facility Loan or any part thereof is repaid or prepaid, the Arrangement Fee accrued on such amount of the Initial Term Facility Loan that is repaid or prepaid up to the date of repayment or prepayment shall be paid on the such repayment or prepayment date.

14.3	Fees Payable

No fees, costs or expenses are payable by any Group Member (other than any fees, costs and expenses payable in accordance with paragraph (b) of Clause 19.1 (Transaction expenses)) unless and until the Initial Utilisation Date occurs.

15	TAX GROSS-UP AND INDEMNITIES

15.1	Tax gross-up

(a)	Subject to paragraph (b) below, all payments to be made by an Obligor to any Finance Party under the Finance Documents shall be made without any Tax Deduction unless such Obligor is required to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	A payment shall not be increased under paragraph (a) above by reason of a Tax Deduction on account of a Tax, if such Finance Party is not, at the Signing Date, a Finance Party which is entitled to receive payments from the Company under the Finance Documents free and clear of and without any Tax Deduction.

(c)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender, it shall notify the Company and that Obligor.

(d)	If an Obligor is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment (to which such Tax Deduction relates) evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)	With respect to payments made by or in respect of a US Tax Obligor, each Lender and the Agent shall supply to the relevant Obligor a properly completed and executed applicable Withholding Form and will supply additional Withholding Forms upon a reasonable time following a written request by that Obligor, in each case, to the extent such Lender or the Agent, as applicable, is legally entitled to do so. A Lender or the Agent, as applicable, shall promptly notify the Agent and such Obligor if any Withholding Form previously provided by such Lender or the Agent, as applicable, has become invalid or incorrect, and shall provide a replacement Withholding Form to the Agent and such Obligor to the extent such Lender or the Agent, as applicable, is legally entitled to do so.

(g)	Each Finance Party shall provide the Company with documents reasonably requested by the Company in completing any procedural formalities necessary (at any time) for the Company to obtain and maintain authorisation (at all times) to make a payment either without a Tax Deduction or, where a payment cannot be made without a Tax Deduction, with a reduced Tax Deduction.

15.2	Tax indemnity

(a)	Without prejudice to Clause 15.1 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party, whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Company shall, within five Business Days of demand of the Agent, promptly indemnify, to the maximum extent permitted under all applicable laws, the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 15.2 shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction (or any political subdivision thereof) in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; and

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party or if that Tax is considered a franchise Tax (imposed in lieu of net income Tax) or a branch profits or similar Tax; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 15.1 (Tax gross-up);

(B)	would have been compensated for by an increased payment with Clause 15.1 (Tax gross-up) but was not or will not be so compensated solely because of one of the exclusions in paragraph (b) of Clause 15.1 (Tax gross-up) applies or will apply;

(C)	relates to a FATCA Deduction required to be made by a Party; or

(D)	is compensated for by Clause 15.4 (Stamp taxes) or Clause 15.5 (Indirect Tax) (or would have been so compensated for under such Clause but was not so compensated solely because any of the exceptions set out therein applied).

(b)	A Finance Party intending to make a claim under paragraph (a) above shall notify the Agent of the event giving rise to that claim within 180 days after the date on which that Finance Party becomes aware of it (after which that Finance Party shall not be entitled to claim any indemnification or payment under this Clause 15.2), whereupon the Agent shall promptly notify the Company thereof.

(c)	A Finance Party shall, on receiving a payment from an Obligor under this Clause 15.2, notify the Agent.

15.3	Tax credit

If an Obligor makes a Tax Payment and the Finance Party (to which such Tax Payment relates) determines that in its sole discretion exercised in good faith:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

that Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (after that payment and net of all out-of-pocket expenses, including Taxes) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by that Obligor. Such Obligor, upon the request of such Finance Party, shall repay to such Finance Party the amount paid over pursuant to this Clause 15.3 (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such Finance Party is required to repay such Tax Credit to such governmental authority. Notwithstanding anything to the contrary in this Clause 15.3, in no context will the Finance Party be required to pay any amount to the Obligor pursuant to this Clause 15.3 the payment of which would place the Finance Party in a less favourable net after Tax position than the Finance Party would have been in if the Tax subject to indemnification and giving rise to such Tax Credit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Clause 15.3 shall not be construed to require any Finance Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Obligor or any other person.

15.4	Stamp taxes

The Company shall:

(a)	promptly on demand (or otherwise as required) pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document; and

(b)	within five Business Days of demand, pay to and indemnify, to the maximum extent permitted under all applicable laws, each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes in respect of any Finance Document.

15.5	Indirect Tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply or payment made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to that Finance Party (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of that Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all Indirect Tax incurred by the Finance Party in respect of such costs or expenses except to the extent that Finance Party reasonably determines that it is entitled to credit or repayment in respect of such Indirect Tax.

15.6	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is: (A) a FATCA Exempt Party; or (B) not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of such other Party’s compliance with any other law, regulation or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as it is not a FATCA Exempt Party until the time as the Party in question provides the requested confirmation, forms, documentation or other information.

15.7	FATCA deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of that payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment (to which such FATCA Deduction relates) and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

15.8	Agent Documentation

(a)	Unless the Agent notifies the Company in writing that it does not require Schedule 17 (US Withholding Agent) to apply, which notification shall be irrevocable, the Parties hereby agree to comply with the provisions of Schedule 17 (US Withholding Agent).

(b)	Any replacement or successor Agent that is not a US Person shall deliver, on or prior to the date that it becomes a party to this Agreement, to the Obligors’ Agent and each US Obligor, two (2) duly completed original copies of IRS Form W-8IMY (or successor form) certifying that it is either:

(i)	a qualified intermediary and that it assumes primary withholding responsibility under Chapters 3 and 4 of the Internal Revenue Code and primary Form 1099 reporting and backup withholding responsibility for payments it receives for the account of others; or

(ii)	a U.S. branch and that the payments it receives for the account of others are not effectively connected with the conduct of a trade or business in the United States,

and that it is using such form as evidence of its agreement with any US Obligor to be treated as a US Person with respect to such payments (and such US Obligor and the Agent agree to so treat the Agent as a US Person with respect to such payments as contemplated by US Treasury Regulations Section 1.1441-1(b)(2)(iv)(A)), with the effect that such US Obligor can make payments to the Agent without deduction or withholding of any Taxes imposed by the United States.

15.9	Lender Status Confirmation

(a)	Each Lender which becomes a Party to this Agreement after the Signing Date shall indicate, in the Transfer Certificate, the Assignment Agreement, or such other document which it executes on becoming a Party for the benefit of the Agent which of the following categories it falls:

(i)	in respect of a US Borrower:

(A)	not a US Qualifying Finance Party; or

(B)	a US Qualifying Finance Party.

(b)	Upon written request of the Obligors’ Agent to an Original Lender (such request to be given no later than 15 Business Days before the first Interest Payment Date), that Original Lender shall indicate to the Obligors’ Agent and the Agent, before the first Interest Payment Date, in which of the following categories it falls:

(i)	in respect of a US Borrower:

(A)	not a US Qualifying Finance Party; or

(B)	a US Qualifying Finance Party.

(c)	If a Lender or the Agent fails to indicate its status in respect of a Borrower in accordance with paragraphs (a) or (b) above (as applicable) then such Lender or Agent, as applicable, shall be treated for the purposes of this Agreement (including by the relevant Obligor) as if it is not a US Qualifying Finance Party until such time as it notifies the Agent and the Obligors’ Agent which category applies. For the avoidance of doubt, a Transfer Certificate, Assignment Agreement, or other such document shall not invalidated by any failure of a Finance Party to comply with this Clause 15.9.

16	INCREASED COSTS

16.1	Increased Costs

(a)	Subject to Clause 16.3 (Exceptions), the Company shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) any Change in Law or (ii) compliance with any law or regulation (including any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax) that is made after the Signing Date.

(b)	In this Agreement:

Basel II means International Convergence of Capital Measurement and Capital Standards, a Revised Framework published by the Basel Committee on Banking Supervision in June 2004.

Basel III means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in Basel III: A global regulatory framework for more resilient banks and banking systems, Basel III: International framework for liquidity risk measurement, standards and monitoring and Guidance for national authorities operating the countercyclical capital buffer published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)	the rules for global systemically important banks contained in Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text published by the Basel Committee on Banking Supervision in November 2011 as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

Increased Costs means:

(i)	a reduction in the rate of return from the Facilities or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

16.2	Increased Cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 16.1 (Increased Costs) shall notify the Agent of the event giving rise to that claim within 120 days of the date on which that Finance Party becomes aware of it, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

16.3	Exceptions

Clause 16.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)	compensated for by Clause 15.1 (Tax gross-up) or would have been compensated for by an increased payment under Clause 15.1 (Tax gross-up) but was not or will not be so compensated solely because one of the exclusions in paragraph (b) of Clause 15.1 (Tax gross-up) applies or will apply;

(d)	compensated for by (i) Clause 15.2 (Tax indemnity) (or would have been compensated for under Clause 15.2 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (a) of Clause 15.2 (Tax indemnity) applied), (ii) Clause 15.4 (Stamp taxes), or (iii) Clause 15.5 (Indirect Tax);

(e)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(f)	attributable to the implementation or application of or compliance with Basel II or Basel III or any other law or regulation which implements Basel II or Basel III (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates or otherwise) to the extent the relevant Finance Party is required to apply laws in connection with such costs on the date on which it becomes a Finance Party;

(g)	attributable to compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any law or regulation made under, or connected with, that Act (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates or otherwise) to the extent the relevant Finance Party is required to apply laws in connection with such costs on the date on which it becomes a Finance Party; or

(h)	not notified to the Agent by the Finance Party (that is claiming any indemnification or payment under this Clause 16 in respect of such Increased Cost) within 120 days of the date of such Finance Party becoming aware of the event giving rise to such Increased Costs in accordance with paragraph (a) of Clause 16.2 (Increased Cost claims).

17	OTHER INDEMNITIES

17.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify, to the maximum extent permitted under all applicable laws, each of the Finance Parties to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

(c)	If any amount received by a Finance Party is, when converted into the currency in which that amount is expressed to be due and payable under the relevant Finance Documents, in excess of the relevant Obligor’s liability under the Finance Documents, that Finance Party must promptly pay to that Obligor an amount equal to that excess.

17.2	Other indemnities

(a)	The Company shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify, to the maximum extent permitted under all applicable laws, each Finance Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay or non-payment of any amount due under a Finance Document on its due date, including any cost, loss or liability arising as a result of Clause 31 (Sharing Among the Finance Parties) or as a result of a revocation of a notice of prepayment in accordance with Clause 10.1 (Notices of cancellation or prepayment);

(iii)	funding, or making arrangements to fund, its participation in the Utilisation requested by a Borrower (or on its behalf) in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement but other than (a) by reason of default or negligence by that Finance Party alone or (b) any cost, loss or liability attributable to a loss of any portion of interest in excess of the LPR Rate; or

(iv)	the Utilisation (or part of the Utilisation) not being prepaid in accordance with a notice of prepayment given by the Company.

(b)	The Company shall (or shall procure that an Obligor will) promptly indemnify, to the maximum extent permitted under all applicable laws, each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Merger or the funding of the Merger, unless such cost, loss or liability is caused by the fraud, gross negligence or wilful misconduct of that Finance Party or its Affiliate (or any employee or officer of that Finance Party or Affiliate). Any Affiliate of a Finance Party or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 17.2, subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

17.3	Indemnity to the Agent

The Company shall (or shall procure that an Obligor will) promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

18	MITIGATION BY THE LENDERS

18.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 15 (Tax Gross-Up and Indemnities) or Clause 16 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor or the Parent under the Finance Documents.

18.2	Limitation of liability

(a)	The Company shall promptly indemnify, to the maximum extent permitted under all applicable laws, each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 18.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

19	COSTS AND EXPENSES

19.1	Transaction expenses

(a)	The Company shall (or shall procure that a Group Member will) within ten Business Days of demand pay the Agent, the Arrangers and the Security Agent the amount of all costs and expenses (including legal fees) reasonably and properly incurred and documented by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(i)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(ii)	any other Finance Documents executed after the Signing Date.

(b)	In the event that the Initial Utilisation Date does not occur, the Company shall only be liable for the Finance Parties’ legal advisor’s fees separately agreed between the Arrangers and the Sponsor.

19.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 2.3 (Additional Facility) or Clause 32.10 (Change of currency), the Company shall (or shall procure that a Group Member will), within ten Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred and documented by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

19.3	Enforcement and preservation costs

The Company shall (or shall procure that a Group Member will), within ten Business Days of demand, pay to the Arrangers and each other Secured Party the amount of all costs and expenses (including legal fees but excluding the cost of any internal management time of the Agent or the Security Agent) incurred by that Secured Party in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing those rights.

20	GUARANTEE AND INDEMNITY

20.1	Guarantee and indemnity

Each Guarantor, irrevocably and unconditionally, jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that other Obligor’s obligations under the Finance Documents (other than any Excluded Swap Obligations);

(b)	undertakes with each Finance Party that, whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor (other than any Excluded Swap Obligations); and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify, to the maximum extent permitted under all applicable laws, that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 20 if the amount claimed had been recoverable on the basis of a guarantee.

20.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

20.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise then the liability of each Guarantor under this Clause 20 will continue or be reinstated as if such discharge, release or arrangement had not occurred.

20.4	Waiver of defences

The obligations of each Guarantor under this Clause 20 will not be affected by an act, omission, matter or thing which, but for this Clause 20, would reduce, release or prejudice any of its obligations under this Clause 20 (whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Group Member;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non- observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

20.5	Guarantor intent

Without prejudice to the generality of Clause 20.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

20.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 20. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

20.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 20.

20.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 20:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 20.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 32 (Payment Mechanics).

20.9	Release of Guarantors’ right of contribution

If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor (of shares or equity interests in that Retiring Guarantor), then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

20.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

20.11	Guarantee limitations

This guarantee given by a Guarantor under this Clause 20 and under any other guarantee or indemnity provision in a Finance Document (the Guarantee Obligations) will not apply to any obligation or liability and no Transaction Security granted by a Guarantor will secure any Guarantee Obligations to the extent that it would result in that Guarantor breaching any applicable law and/or regulation (including any financial assistance laws) or other applicable insolvency laws and, with respect to any Additional Guarantor, is subject to any limitations applicable to such Additional Guarantor set out in the Accession Deed applicable to such Additional Guarantor (which limitations reasonably reflect the Security Principles or are otherwise agreed with the Agent (acting reasonably)).

20.12	US Guarantee Limitations

(a)	Notwithstanding any term or provision of this Clause 20 or any other term in this Agreement or any other Finance Document but without prejudice to the Original Security Documents and the Transaction Security or guarantee to be provided pursuant to Clause 24.27 (Conditions subsequent), no loan or other obligation under any Finance Document may be, directly or indirectly:

(i)	guaranteed by a (a) “controlled foreign corporation” (as defined in Section 957(a) of the Code) (a CFC) or (b) Subsidiary (a FSHCO) substantially all of the assets of which consist of equity interests (and/or indebtedness) of one or more CFCs (including the indirect ownership of such equity interests or indebtedness through one or more FSHCOs) or (c) subsidiary of a CFC or a FSHCO;

(ii)	secured by a pledge or other security interest in excess of 65 per cent. of the voting equity interests (and 100 per cent. of the non-voting equity interests) of a CFC or FSHCO;

(iii)	secured by any assets of a CFC, FSHCO or a subsidiary of a CFC or FSHCO (including any CFC or FSHCO equity interests held directly or indirectly by a CFC or FSHCO); or

(iv)	guaranteed by any subsidiary or secured by a pledge of or security interest in any subsidiary or other asset, if it would result in material adverse US tax consequences as reasonably determined by the Borrowers and the Obligor’s Agent and Agent,

provided that in respect of any Original Security Documents, the Transaction Security and/or guarantee granted under paragraph (ii) of Clause 24.27 (Conditions subsequent) (each, a Relevant Transaction Security Documents and Guarantee), if at any time after the date of the Relevant Transaction Security Document and Guarantee, the relevant security provider or Guarantor under the Relevant Transaction Security Document and Guarantee notifies the Security Agent that the guarantee or a pledge of or security interest in the equity interests or other assets which are the subject of Transaction Security under a Relevant Transaction Security Document and Guarantee has a material adverse US tax implication on any member of the NFH Group (including its ability to conduct its operations and business as otherwise not prohibited by the Finance Documents) under Section 956 issued by the U.S. Department of the Treasury and the Internal Revenue Service (IRS) (Section 956) as a result of any Group Member’s or HHH Group Member’s entry into any transaction which is not prohibited under the terms of the Finance Document or as a result of any change in or re-enactment of (or in the interpretation, administration, implementation or application of) any law or regulation existing as at or after the Signing Date or the introduction of any new law or regulation occurring after the Signing Date, each Lender irrevocably and unconditionally agrees to enter into good faith discussions (acting reasonably) with the Obligors (or the Obligors’ Agent on their behalf) with a view to agreeing to discharge any guarantees or release any Transaction Security under any Finance Documents and to enter into such documentation as is required by that security provider or the relevant Guarantor in order to effect such release or discharge to the extent necessary to eliminate such material adverse US tax implication in its entirety.

(b)	Each US Obligor and each Finance Party (by its acceptance of the benefits of the guarantee under this Clause 20) hereby confirms that it is its intention that the guarantee under this Clause 20 shall not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy, insolvency or similar law, the Uniform Fraudulent Conveyance Act or any similar federal, state or foreign law. To effectuate the foregoing intention, each US Obligor and each Finance Party (by its acceptance of the benefits of the guarantee under this Clause 20) hereby irrevocably agrees that the maximum aggregate amount of the obligations for which such US Obligor shall be liable under such guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such US Obligor that are relevant under such laws, and after giving effect to any rights to contribution pursuant to any agreement providing for equitable contribution among such US Obligor and the other Obligors, result in such obligations of such US Obligor not constituting a fraudulent transfer or conveyance.

(c)	Notwithstanding anything to the contrary in this Agreement or any other Finance Document, in no circumstances shall proceeds of any Security constituting an asset of a Guarantor which is not a Qualified ECP Guarantor be applied towards the payment of any Excluded Swap Obligations nor shall any guarantee provided by any Guarantor pursuant to any Finance Document guarantee any obligations which are Excluded Swap Obligations, notwithstanding the terms of such Finance Document (and in the case of any conflict between the terms of any Finance Document and this Clause 20.12, the terms of this Clause 20.12 shall prevail).

21	REPRESENTATIONS

21.1	General

(a)	Each Obligor makes the representations and warranties set out in this Clause 21 in relation to itself and, where relevant, the relevant Group Member on the dates set out in Clause 21.33 (Times when representations made) to each Finance Party.

(b)	Subject to paragraph (c) below, the Parent makes each of the representations and warranties set out in this Clause 21 on the dates set out in Clause 21.33 (Times when representations made) to each Finance Party. Where the representations and warranties set out in this Clause 21 refer to the Parent or are stated by the Parent, such representation and warranty is made by the Parent in respect of itself only and, where applicable, its assets and the Finance Documents to which it is a party.

(c)	The Parent does not give the representations and warranties set out in paragraph (b) of Clause 21.6 (Authorisations), Clause 21.9 (No filing or stamp taxes), Clause 21.10 (Deduction of Tax), Clause 21.12 (Information Package and Base Case Model), 21.13 (Accounts), Clause 21.14 (Disputes), Clause 21.16 (Environmental laws), Clause 21.18 (Taxation), Clause 21.20 (Good title to assets), Clause 21.21 (Legal and beneficial ownership) (except in respect of any shares of the Company held by the Parent), Clause 21.23 (Intellectual Property), Clause 21.24 (Group Structure Chart), Clause 21.25 (Pari passu ranking), Clause 21.26 (Merger Documents), Clause 21.28 (Anti-Corruption Laws / Sanctions) and Clause 21.29 (Anti-money laundering).

21.2	Status

(a)	It and each of its Subsidiaries which is a Material Company, is a limited liability company or corporation, an exempted company, an ordinary resident company, a partnership limited by shares or limited liability partnership, duly incorporated or established and validly existing and (where applicable) in good standing under the law of its jurisdiction of incorporation or establishment.

(b)	It and each of its Subsidiaries which is a Material Company, has the power to own its assets and carry on its business in all material respects as it is being conducted.

21.3	Binding obligations

Subject to the Legal Reservations and the Perfection Requirements:

(a)	the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

21.4	Non-conflict with other obligations

The execution, delivery and performance by it of, and the transactions contemplated by, the Finance Documents, in each case, to which it is a party do not:

(a)	subject to the Legal Reservations, conflict with any law or regulation applicable to it in any material respect;

(b)	conflict with the constitutional documents of it or any Material Company the equity interests in which are subject to the Transaction Security; or

(c)	breach any agreement or instrument binding upon it or any Material Company or any of its or Material Company’s assets to an extent or in a manner which has or would have a Material Adverse Effect.

21.5	Power and authority

It has (or will have by the time of execution of the relevant Finance Document) the power to enter into, perform and deliver, and has taken (or will have taken prior to the time of execution) all necessary corporate actions to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

21.6	Authorisations

(a)	Subject to the Legal Reservations and the Perfection Requirements, all material Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights, comply with and perform its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdiction, other than court filings in the normal course of proceedings,

have been (or will by the required date be) obtained or effected and are (or will by the required date be) in full force and effect.

(b)	All Authorisations necessary for the conduct of the ordinary business of the Group Members have been obtained or effected and are in full force and effect where failure to obtain or effect those Authorisations has or would have a Material Adverse Effect.

21.7	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of governing law of the Finance Documents as expressed in such Finance Document will be recognised and enforced in its Relevant Jurisdictions.

(b)	Subject to the Legal Reservations, any judgment obtained in relation to a Finance Document to which it is a party in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

21.8	Insolvency

None of the circumstances described in Clause 25.6 (Insolvency) or Clause 25.7 (Insolvency proceedings), to its Knowledge, is continuing or applies in relation to it or any Material Company or any of its assets (in each case subject to the exceptions set out therein).

21.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction (and, in relation to the Transaction Security Documents, subject to any stamp, registration, notarial or similar Taxes or fee payable as part of the Perfection Requirements), it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction, or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (excluding for this purpose any Transfer Certificate or Assignment Agreements and any related transfer or assignment) except (x) any filing, recording or enrolling or any stamp, registration, notarial or similar Tax or fee payable which is referred to in any Legal Opinion and which will be made or paid by it promptly after the date of the relevant Finance Document, and (y) Cayman Islands stamp duty will be payable in respect of any Finance Document that is executed in or brought into the Cayman Islands or admitted in evidence in a court of the Cayman Islands.

21.10	Deduction of Tax

It is not required under the laws of the Relevant Jurisdictions to make any deduction for or on account of Tax from any payment a Borrower may make under any Finance Document to a Finance Party provided that, with respect to any US Tax Obligor, such Finance Party has delivered a Withholding Form establishing a complete exemption from any such deduction.

21.11	No default

(a)	No Event of Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or (to the Company’s Knowledge) any of its Material Companies or to which its (or (to the Company’s Knowledge) any of its Material Companies’) assets are subject which would have a Material Adverse Effect.

21.12	Information Package and Base Case Model

(a)	Save to the extent disclosed to the Arrangers in writing and to the Company’s Knowledge:

(i)	any material factual information (other than information of a general economic nature) relating to the Group supplied by the Group and contained in the Information Package (taken as a whole) (the Information) was true and accurate in all material respects as at the date of applicable Report, the Base Case Model and the Information Memorandum or, if earlier, the date the information is expressed to be to be given;

(ii)	no Information was omitted from the Information Package where the omission results in the Information Package, taken as a whole, being misleading in any material respect in the context of the transaction as a whole;

(iii)	no event or circumstance has occurred since the date of the Information Memorandum or any Report (as the case may be) that results in the Information Package, taken as a whole, being untrue or inaccurate or misleading in any material respect in the context of the transaction as a whole;

(iv)	all other written information provided by any Group Member to a Finance Party pursuant to any express provision of any Finance Document on or after the Signing Date is, taken as a whole, true, complete and accurate in all material respects and is, taken as a whole, not misleading in any respect (in each case) as at the date on which such information is provided, provided that the Company is not required to review or make any enquiry in relation to matters within the technical or professional expertise of the provisions of the relevant Reports.

(b)	Any financial projections or forecasts contained in the Base Case Model or the Information Memorandum were prepared on the basis of recent historical information and assumptions (or grounds for opinions) believed by the Company in good faith to be reasonable at the time of being prepared (it being understood that such financial projections or forecasts are subject to significant uncertainties and contingencies many of which may be beyond the control of the Group and that no assurances can be given that such financial projections or forecasts will be realised).

21.13	Accounts

To the Company’s Knowledge and save as otherwise disclosed to the Arrangers or the Agent in writing:

(a)	the Annual Financial Statements most recently delivered pursuant to paragraph (a) of Clause 22.1 (Financial statements) were prepared on a basis consistent in all material respects with the applicable Accounting Principles and present a true and fair view of the consolidated financial position of the Group, as at the date to which they were prepared and for the Financial Year then ended;

(b)	the Semi-Annual Financial Statements most recently delivered pursuant to paragraph (b) of Clause 22.1 (Financial statements):

(i)	were prepared on a basis consistent in all material respects with the applicable Accounting Principles; and

(ii)	fairly present the consolidated financial position of the Group as at the date to which they were prepared and for the Relevant Period then ended,

in each case (A) save as set out therein or the notes thereto, (B) having regard to the fact they are management accounts prepared for management purposes and not subject to audit procedures and (C) subject to customary year-end adjustments; and

(c)	the Original Financial Statements in the form provided to the Arrangers are accurate in all material respects (save as referred to in the statements and notes thereto), and (if audited) present a true and fair view of the consolidated financial position of the Group or (if unaudited) fairly present the consolidated financial position of the Group, in each case, as at the date to which they were prepared.

21.14	Disputes

(a)	No litigation, arbitration or other proceedings or (to the Company’s Knowledge) investigations of, or before, any court, arbitral body or agency are outstanding, pending or threatened against it or any of its Material Companies which are reasonably likely to be determined adversely to it and which, if so adversely determined, would have a Material Adverse Effect.

(b)	To the Company’s Knowledge, no labour disputes are outstanding in respect of any Material Company which are reasonably likely to be adversely determined to it, and which if so adversely determined, would have a Material Adverse Effect.

21.15	Compliance with law

It is (and each of its Material Companies is) in compliance with all applicable laws and regulations where failure to do so would have a Material Adverse Effect.

21.16	Environmental laws

(a)	Each of it and each Material Company is in compliance with all applicable Environmental Laws and regulations and has obtained all Environmental Permits necessary to conduct the business of the Group, in each case where failure to do so would have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or is threatened against it or any of its Material Companies where that claim is reasonably likely to be determined adversely to a Group Member and which, if so adversely determined, would have a Material Adverse Effect.

21.17	Employee Plans

Neither it, nor any Subsidiary, nor any ERISA Affiliate, has ever maintained or contributed to (or had an obligation to contribute to) any Plan.

21.18	Taxation

No claims are being asserted against it or (to the Company’s Knowledge) any of its Material Companies with respect to Taxes which are reasonably likely to be adversely determined to it or to such Material Company and which, if so adversely determined, would have a Material Adverse Effect and all reports and returns on which such taxes are required to be shown have been filed within any applicable time limits and all taxes required to be paid have been paid within any applicable time limit (taking into account any extension or grace period and other than amounts for which adequate reserves have been maintained and amounts disputed reasonably in good faith in accordance with applicable procedures) save, in each case, to the extent that failure to do so would not have a Material Adverse Effect.

21.19	Security, Financial Indebtedness and guarantees

(a)	No Security or Quasi-Security exists over any of the assets of any Group Member or over the shares of the Company held by the Parent, in each case, other than Permitted Security or as permitted by this Agreement.

(b)	No Group Member has any Financial Indebtedness outstanding other than Permitted Financial Indebtedness or as permitted by this Agreement.

21.20	Good title to assets

Each of it and each Material Company have good, valid and marketable title to, or valid leases or licences of or are otherwise entitled to use, all assets necessary to carry on the Core Business of the Group as presently conducted, in each case, to the extent that failure to do so would have a Material Adverse Effect.

21.21	Legal and beneficial ownership

Subject to the Legal Reservations and Perfection Requirements, all the shares of any Obligor or Material Companies over which it purports to grant Transaction Security, are (or will be, by the time when such Transaction Security is granted or (in the case of the shares in the Target or the surviving entity after the Merger only) will be on the Effective Time), legally and beneficially owned by the Parent, the Company or any other relevant Obligor free from any Security (other than Permitted Security or as permitted by this Agreement).

21.22	Shares

The shares of any Obligor or Material Company which are subject to any Transaction Security are fully paid and not subject to any pre-emption, option to purchase or similar rights, other than as may arise under applicable law.

21.23	Intellectual Property

(a)	The Intellectual Property required in order to conduct the Core Business of the Group is legally and beneficially owned or licenced to a Group Member and all formal or procedural actions required to maintain such Intellectual Property have been taken, in each case, where failure to be or do so would have a Material Adverse Effect.

(b)	To the Company’s Knowledge, in carrying on its Core Business it does not infringe any Intellectual Property of any third party in any respect which would have a Material Adverse Effect.

21.24	Group Structure Chart

To the Company’s Knowledge (except that such qualification by reference to the Company’s Knowledge shall not apply to the ownership of shares in the Company itself as stated in the Group Structure Chart), the Group Structure Chart delivered to the Agent pursuant to Part I of Schedule 2 (Conditions Precedent and Conditions Subsequent) accurately records in all material respects the anticipated structure of the Group as at the Closing Date.

21.25	Pari passu ranking

(a)	Subject to the Legal Reservations and the applicable Perfection Requirements, the Transaction Security has, or will have once entered into, the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security except for obligations mandatorily preferred by law applying to companies generally or as otherwise permitted under the Finance Documents.

(b)	Without prejudice to paragraph (a) above, its payment obligations under the Finance Documents rank at least pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated indebtedness, except for any indebtedness preferred by laws of general application.

21.26	Merger Documents

The Merger Documents contain all the material terms relating to the Merger.

21.27	Holding Companies

Before the Closing Date it has not traded or incurred any material liabilities or commitments (actual or contingent, present or future) other than:

(a)	by entering into and for liabilities or commitments under the Transaction Documents or entering into the equity funding and shareholder debt funding arrangements, shareholders agreements and employment and service agreements;

(b)	any Permitted Holding Company Activity or any activity or liability permitted under this Agreement; and

(c)	for payment of Transaction Costs, and other legal, accounting, audit and other professional fees, taxes and payment of other expenses in respect of activities permitted by this Clause 21.27.

21.28	Anti-Corruption Laws / Sanctions

(a)	It and, to the Company’s Knowledge, each of its respective officers, directors, agent, employees is in compliance with applicable Anti-Corruption Laws and is not aware of any action that would result in a violation by such persons of applicable Anti-Corruption Laws.

(b)	Each Obligor has instituted and maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws.

(c)	None of the Obligors, any director or officer, or any employee, agent of any Obligor is:

(i)	listed, or owned or controlled, directly or indirectly, by any person which is listed, on any sanctions lists issued by the any of the Sanctioned Authorities;

(ii)	located, organised or resident in a Sanctioned Country; or

(iii)	a governmental agency, authority, or body or state-owned enterprise of any Sanctioned Country.

(d)	To the Company’s Knowledge, none of the Obligors is in breach of any Sanction or is subject of any action or investigation by a Sanctioned Authority.

(e)	To the Company’s Knowledge, each Obligor and each of its respective officers, directors and employees is in compliance with applicable Anti-Corruption Laws.

21.29	Anti-money laundering

(a)	The operations of each Obligor are, and have been, conducted at all times in compliance with the Anti-Money Laundering Laws.

(b)	No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Obligor, with respect to Anti-Money Laundering Laws is pending and, to the Company’s Knowledge, no such actions, suits or proceedings are threatened or contemplated.

21.30	Margin Stock

No proceeds of any Utilisation will be used to purchase or carry any Margin Stock (as defined in US Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof) or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Utilisation nor the use of the proceeds of it will violate or be inconsistent with the provisions of US Regulation T, U or X of the Board of Governors of the Federal Reserve System from time to time in effect or any successor to all or a portion thereof.

21.31	Investment Company Act

No US Obligor is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

21.32	Equity Investments

It has obtained the Equity Investments in compliance with all applicable laws and regulations.

21.33	Times when representations made

(a)	All the representations and warranties in this Clause 21 are made on the Signing Date, the Initial Utilisation Date and on the Closing Date except that:

(i)	the representations and warranties set out in Clause 21.12 (Information Package and Base Case Model) shall only be made on the date the Information Memorandum is approved by the Company; and

(ii)	the representations and warranties set out in Clause 21.13 (Accounts) will be made once only in respect of each set of financial statements delivered to the Agent and shall be made on the date such financial statements are delivered to the Agent.

(b)	The Repeating Representations are deemed to be made by each Obligor and the Parent (if applicable) on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period.

(c)	The Repeating Representations are deemed to be made by each Additional Obligor on the day on which it becomes an Additional Obligor.

(d)	The representations and warranties at Clauses 21.20 (Good title to assets), 21.21 (Legal and beneficial ownership) and 21.22 (Shares) are deemed to be made by the relevant Obligor and/or the Parent (as the case may be) on the day on which that Obligor or the Parent (as the case may be) enters into a Transaction Security Document and only in respect of that Transaction Security Document and the assets or shares to which that Transaction Security Document relates.

(e)	Each representation or warranty deemed to be made after the Signing Date shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

21.34	Awareness and disclosure

(a)	Any representation or warranty made by any Obligor or the Parent on or prior to the Closing Date in respect of any fact, matter, asset, liability (actual or contingent), obligation or claim of or relating to any member of the Target Group (including any information relating to any member of the Target Group in any Report, the Base Case Model or the Information Memorandum) is qualified by the Knowledge of the Company (which shall not include the knowledge or belief of any member of the Target Group or its management) after having made reasonable enquiries in the circumstances.

(b)	The Parties acknowledge that projections and forecasts are subject to significant uncertainties and contingencies and no assurance can be given that such projections or forecasts will be realised.

(c)	The contents of the Reports and Disclosure Schedule are disclosed against and qualify the representations and warranties in this Clause 21.

22	INFORMATION UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	commencing with the Financial Year ending on 31 December 2021, as soon as they are available, but in any event,

(i)	(in respect of the Financial Year ending on 31 December 2021) on or before 180 days after the end of 31 December 2021; and

(ii)	thereafter, within 120 days after the end of each full Financial Year,

the audited consolidated financial statements of the Group (including (A) to the extent the Company has made the Election, the HHH Group or (B) otherwise, the HHH Group (if applicable) for information purposes only) for that Financial Year; and

(b)	commencing with the first full Financial Half-Year following the Closing Date, as soon as they are available, but in any event within:

(i)	(in respect of the first full Financial Half-Year ending after the Closing Date) 150 days after the end of such Financial Half-Year; and

(ii)	thereafter, 90 days after the end of each Financial Half-Year,

the unaudited consolidated financial statements of the Group (including (A) to the extent the Company has made the Election, the HHH Group or (B) otherwise, the HHH Group (if applicable) for information purposes only) for that Financial Half-Year, except that if any of such unaudited consolidated financial statements are for a Financial Half-Year ending on 31 December in any Financial Year, those financial statements will only be supplied to the Agent at same time that the Annual Financial Statements for that Financial Year are delivered to the Agent pursuant to paragraph (a) above.

22.2	Provision and contents of Compliance Certificate

(a)	The Company shall supply the Compliance Certificate to the Agent with each set of its Relevant Financial Statements (other than the Annual Financial Statements relating to the Financial Year ending on 31 December 2021 and each Semi-Annual Financial Statements relating to the second Financial Half-Year in any Financial Year).

(b)	Each Compliance Certificate shall, amongst other things, set out (in reasonable detail):

(i)	(commencing with the First Test Date) computations as to compliance with Clause 23 (Financial Covenants) for any applicable Relevant Period but only to the extent such Relevant Period ends on a Test Date as at which such Relevant Financial Statements were prepared;

(ii)	confirmation that (so far as the Company is aware) no actual Event of Default is outstanding; and

(iii)	(in respect of each Compliance Certificate delivered together with each set of its Annual Financial Statements) the list of Material Companies as at the date of the relevant Compliance Certificate.

(c)	Each Compliance Certificate shall be signed by an Authorised Signatory.

22.3	Requirements as to financial statements

(a)	Each set of Relevant Financial Statements shall:

(i)	include a balance sheet, profit and loss account and cashflow statement;

(ii)	(in the case of Annual Financial Statements only) be audited by the Auditors;

(iii)	be certified by an Authorised Signatory as giving a true and fair view of (if audited), or fairly representing (in other cases), the Group’s consolidated financial condition as at the date at which, and the Group’s consolidated results of operation for the period for which, those financial statements were drawn up and, in the case of Annual Financial Statements, shall be accompanied by any letter addressed to the management of the Company by the Auditors and accompanying those Annual Financial Statements provided that for this sub-paragraph (iii) only, the reference to Group (A) would include the HHH Group if the Company has made the Election and (B) may include the HHH Group if the Company has not made the Election but the Relevant Financial Statements include the financial information of the HHH Group on a consolidated basis for information purposes only; and

(iv)	be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Base Case Model as varied in accordance with Clause 23.3 (Financial testing) unless, in relation to any set of Relevant Financial Statements, the Company notifies the Agent that there has been a change in the Accounting Principles, accounting practices or financial reference periods and, following such notification, the Company complies with the procedures and requirements set out in paragraphs (b) and (c) below.

(b)	If the Company notifies the Agent of a change in accordance with paragraph (a)(iv) above, the Company and the Agent shall enter into negotiations in good faith with a view to agreeing:

(i)	whether or not that change might result in any material alteration in the commercial effect of the provisions of Clause 23 (Financial Covenants) (including the defined terms included therein); and

(ii)	if so, any amendments to this Agreement which may be necessary to ensure that such change does not result in any material alteration in the commercial effect of those provisions,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

(c)	If no agreement on the subject matters referred to in paragraph (b)(i) or (b)(ii) above is reached within 30 days of the notification of that change (or any longer period agreed between the Company and the Agent), the Company shall deliver to the Agent, together with the Relevant Financial Statements in relation to which that change has occurred (and each subsequent set of Relevant Financial Statements delivered under Clause 22.1 (Financial statements) unless the applicable amendments with respect to such change are agreed in accordance with paragraph (b) above), any reconciliation statements (audited, where applicable) necessary to enable calculations based on the Accounting Principles as they were before that change, and that change will be ignored for the purposes of the financial undertakings in Clause 23 (Financial Covenants). Any reference in this Agreement to any Relevant Financial Statements shall be construed as a reference to those Relevant Financial Statements as adjusted to reflect the basis upon which the Base Case Model was prepared.

(d)	Notwithstanding any other provision in this Clause 22, until the last day of the first full Financial Year following the Closing Date, the financial statements in the form currently prepared by the Target may be supplied for the purpose of Clause 22.1 (Financial statements) and such financial statements may be unconsolidated or on a combined or aggregated, rather than consolidated basis.

(e)	Notwithstanding any other provision in this Clause 22, following an IPO, the Company may satisfy its reporting obligations hereunder (as regards time-periods, form and content) by delivering the financial reports of the Group that is delivered to the public shareholders, provided that, to the extent such disclosure would not trigger any public disclosure requirements and subject at all times to any confidentiality, privilege, legal or regulatory restrictions on disclosure (including stock exchange or listing rules), the Group will continue to deliver Compliance Certificates, notice of defaults and any “know your customer” information.

22.4	Group companies

The Company shall in each Compliance Certificate delivered in relation to its Annual Financial Statements certify which Group Members are Material Companies.

22.5	Year-end

The Company shall procure that the end of each Financial Year of the Company and the Group (on a consolidated basis) falls on 31 December.

22.6	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	at the same time as they are dispatched, copies of all documents required by law to be dispatched by the Company or any other Obligor to its shareholders generally (or any class of them in their capacity as shareholders) or required by law to be dispatched by the Company or any other Obligor to its creditors generally (or any class of them in their capacity as creditors) other than, in each case, in the ordinary course of business or where such disclosure is restricted by confidentiality obligations;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings (except for any frivolous or vexatious proceedings) which are current, threatened or pending against any Group Member, and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)	promptly upon becoming aware of the relevant claim, the details of any material claim which is current, threatened or pending against any person in respect of the Merger Documents;

(d)	the details of any receipt of any Disposal Proceeds that are required to be applied in prepayment of the Facilities pursuant to Clause 9.3 (Disposal Proceeds);

(e)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors and the Parent with the terms of any Transaction Security Documents entered into with that Security Agent;

(f)	on a semi-annual basis, the relative contributions (expressed in percentage) of (i) the inpatient and outpatient services of the Group and the HHH Group, and (ii) the Group’s primary service lines, to the operating revenue of the Group in comparison from the previous semi-annual reporting period; and

(g)	promptly on request, such further financial information regarding the Group, as the Agent (acting on the instructions of the Majority Lenders) may reasonably require (other than any budget, projections, forward-looking information, forecast or opinion or any additional financial statements or any disclosure in the ordinary course of business), provided that in each case, the provision of such information to the Finance Parties is not restricted pursuant to confidentiality obligations, privilege, legal or regulatory restrictions (including stock exchange or listing rules) binding on any Obligor or Group Member.

22.7	Notification of default

(a)	Each Obligor and the Parent shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor or the Parent is aware that a notification has already been provided by another Obligor or the Parent).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by a director of the Company certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

22.8	Know your customer checks

(a)	Each Obligor and the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent, the Security Agent (for itself or on behalf of any Lender), the Security Agent or any Lender (for itself or, in the case of any proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer (a Proposed Assignment or Transfer), on behalf of any prospective assignee or transferee of that Lender) in order for the Agent, such Security Agent, such Lender or, in the case of any Proposed Assignment or Transfer, any prospective assignee or transferee of a Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that any person becomes an Additional Obligor pursuant to Clause 28 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of any Proposed Additional Obligor as an Additional Obligor obliges the Agent, the Security Agent or any Lender to comply with “know your customer” or similar identification procedures or other similar procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent, the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender), the Security Agent or any Lender (for itself or on behalf of any prospective assignee or transferee of that Lender) in order for the Agent, such Security Agent or such Lender or any prospective assignee or transferee of a Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Proposed Additional Obligor to this Agreement as an Additional Obligor.

23	FINANCIAL COVENANTS

The undertakings in this Clause 23 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Financial definitions

In this Agreement:

Acquired Entity means an entity the subject of a Permitted Business Acquisition (and for such purpose, where the subject of a Permitted Business Acquisition is a business, such business shall be deemed to constitute a separate legal entity and become a Group Member upon the date of closing of such Permitted Business Acquisition, and such separate legal entity shall be an Acquired Entity, and the definition of Adjusted EBITDA shall apply accordingly).

Adjusted EBITDA means, in relation to a Relevant Period, EBITDA for that Relevant Period as adjusted in accordance with paragraphs (b) to (d) of Clause 23.3 (Financial testing).

Borrowings means, at any time, the aggregate outstanding principal, capital or nominal amount of any Financial Indebtedness of Group Members excluding (a) indebtedness owed by one Group Member to another Group Member, (b) all pension related liabilities, (c) any Financial Indebtedness under paragraph (f) of the definition thereof or under paragraph (l) thereof (to the extent relating to Financial Indebtedness under paragraph (f) thereof), and (d) Financial Indebtedness which constitutes Parent Liabilities.

Business Disposal means the disposal of a Group Member (such that such Group Member ceases to be a Group Member), the business of a Group Member or an investment in a Joint Venture.

Capital Expenditure means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure (including the capital element of any expenditure or obligation incurred in connection with Capitalised Lease Obligations) but excluding any non-cash expenditure and only taking into account the actual cash payment made where assets are replaced and part of the purchase price is paid by way of part exchange.

Capitalised Lease Obligations means, with respect to any person, any rental obligation (including any hire purchase payment obligation) which, under the Accounting Principles, would be required to be treated as a Finance Lease or otherwise capitalised in the audited financial statements of that person, but only to the extent of that treatment and excluding, for the avoidance of doubt, any cash expenditure arising from an operating lease or lease which, in accordance with the Accounting Principles, is treated as an operating lease.

Cashflow means, in respect of any Relevant Period, EBITDA for that Relevant Period without any double counting:

(a)	plus (to the extent not included in EBITDA) the amount of any rebate, credit or indemnity payment in respect of any Tax actually received in cash by any Group Member during that Relevant Period and minus all amounts of Tax actually paid by any Group Member during that Relevant Period;

(b)	plus (to the extent not included in EBITDA) the amount of any dividends or other profit distributions or loan repayments received in cash by any Group Member during that Relevant Period from any Non-Group Entity and minus (to the extent not already deducted in determining EBITDA) the amount of any dividends or other profit distributions or loan repayments paid in cash during that Relevant Period by Group Members (other than the Company) to non-controlling interests in Group Members;

(c)	minus all Capital Expenditure and any Permitted Acquisitions actually funded by Group Members during that Relevant Period;

(d)	plus any decrease and minus any increase of Working Capital between the beginning and end of that Relevant Period;

(e)	minus all non-cash credits and release of provisions and plus all non-cash debits and other non-cash charges and provisions (in each case) included in establishing EBITDA for that Relevant Period;

(f)	plus any Exceptional Items received by any Group Member in cash during that Relevant Period and minus any Exceptional Items which are paid by any Group Member in cash during that Relevant Period (in each case) to the extent not already taken into account in calculating EBITDA for that Relevant Period;

(g)	plus all cash receipts received by and minus all payments in cash made by any Group Member during that Relevant Period in relation to any pensions or post- employment benefit scheme to the extent that those cash receipts or cash payments are not already taken into account in calculating EBITDA for that Relevant Period;

(h)	plus the proceeds of business interruption insurance received in cash by the Group during that Relevant Period to the extent that those proceeds are not already taken into account in calculating EBITDA for that Relevant Period;

(i)	minus any Permitted Payments made by a Group Member (other than those paid to a Group Member) and any fees paid by any Group Member to the Agent, the Security Agent or any agent or security agent in respect of any Financial Indebtedness (owing to a person that is not a Group Member) during that Relevant Period;

(j)	minus any pre-operating expenses, start-up losses for new entities or operations and losses related to discontinued operations paid in cash by any Group Member and any restructuring charges related to employee terminations, closings of facilities and relocations of plant, property and equipment, hospital facilities and clinics paid in cash by any Group Member, in each case during that Relevant Period;

(k)	minus all payments in cash by any Group Member during that Relevant Period of Interest Payable plus all payments in cash received by a Group Member during that Relevant Period of Interest Income, in each case which is not taken into account in Net Cash Interest Costs;

(l)	excluding (to the extent otherwise included in the calculation of EBITDA or in any other paragraph of this definition) the effect of all cash movements associated with the Merger, any transactions expressly contemplated in the Structure Memorandum, or any Transaction Costs;

(m)	minus (to the extent added back or not deducted in the calculation of EBITDA) any fees, expenses or charges of a non-recurring nature paid in cash by a Group Member in relation to (whether or not successful) any equity or debt securities offering, investment, acquisition, disposal or indebtedness;

(n)	plus the amount of any cash receipts by Group Members, and minus the amount of any cash payments by Group Members, under Treasury Transactions during that Relevant Period (including any one off cash payment, premia, fees, costs and expenses in connection with the purchase of any Treasury Transaction), in each case to the extent not taken into account in the calculation of EBITDA or pursuant to paragraph (k);

(o)	adding (to the extent deducted in computing EBITDA) the amount of any non-cash loss or deducting (to the extent included in computing EBITDA) the amount of any non-cash gain, under hedging transactions incurred by the Group during that period; and

(p)	minus all payments of fees, costs or charges related to or incurred in connection with an employee or management equity plan, incentive scheme or similar arrangement or any compensation payments to management, save, at the election of the Company, to the extent an amount that would otherwise be deducted under any of the preceding paragraphs is certified in the relevant Compliance Certificates as having been funded or reimbursed from Acceptable Funding Sources.

Current Assets means the aggregate (on a consolidated basis) gross value of inventory, trade and other receivables of each Group Member including sundry debtors (but excluding Cash and Cash Equivalent Investments) maturing within 12 months from the date of computation and including lease prepayments but excluding amounts in respect of:

(a)	receivables in relation to rebates for tax on profits;

(b)	Insurance Claims;

(c)	Exceptional Items and other non-operating items; and

(d)	any accrued Interest owing to any Group Member.

Current Liabilities means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals, provisions, prepayments, unearned revenues and sundry creditors) of each Group Member falling due within 12 months from the date of computation but excluding amounts in respect of:

(a)	liabilities for Financial Indebtedness (including the costs of raising that Financial Indebtedness) and Interest Payable;

(b)	liabilities for tax on profits;

(c)	liabilities for Capital Expenditure; and

(d)	Exceptional Items and other non-operating items.

Debt Service means, in respect of any Relevant Period, the aggregate of:

(a)	Net Cash Interest Costs for that Relevant Period;

(b)	the aggregate of all scheduled payments of principal of any Borrowings of Group Members that actually fell due during that Relevant Period but:

(i)	excluding any amounts falling due under any overdraft or revolving facility and which were available for simultaneous redrawing (or available for redrawing subject to any clean down or similar obligation) according to the terms of that facility but for any voluntary cancellation;

(ii)	excluding any such payments owing by a Group Member to another Group Member; and

(iii)	excluding any voluntary or mandatory prepayment of those Borrowings,

and taking into account any reduction in those scheduled payments resulting from any voluntary or mandatory prepayment; and

(c)	the amount of the capital element of any payments in respect of that Relevant Period payable by any Group Member under any Capitalised Lease Obligations,

but, in each case, excluding (A) any repayment or prepayment (including by way of acquisition) of any Financial Indebtedness as part of or in connection with (x) any Permitted Acquisition, where such Financial Indebtedness constitutes Financial Indebtedness of any person (that is not a Group Member prior to such Permitted Acquisition but becomes a Group Member upon or following such Permitted Acquisition) or (y) any refinancing of any Borrowings and (B) any amount that would (but for this part (B)) be included in any of paragraphs (a) to (c) above to the extent attributable to (x) any person that becomes a Group Member during that Relevant Period pursuant to a Permitted Acquisition and (y) that part of that Relevant Period falling prior to the date when such person became a Group Member.

Disposed Entity means an entity the subject of a Business Disposal (and for such purpose, where the subject of a Business Disposal is a business, such business shall be deemed to constitute a separate legal entity and cease to be a Group Member upon the date of closing of such Business Disposal, and such separate legal entity shall be a Disposed Entity, and the definition of Adjusted EBITDA shall apply accordingly).

EBITDA means, for any Relevant Period, the consolidated operating profit of the Group for that Relevant Period without double counting:

(a)	before deducting Interest Payable (for the purpose of this deduction only, including capitalised Interest and amortisation of arrangement, underwriting and participation fees and similar issue costs, agency fees, repayment and prepayment premiums, and fees or costs);

(b)	before deducting any amount of tax paid, payable or accruing for payment by any Group Member during that Relevant Period;

(c)	after adding back (to the extent otherwise deducted) any amount attributable to amortisation or impairment of intangible assets (including amortisation, impairment or write-down of any goodwill, intangible asset or equity investment arising on the Merger, any Permitted Acquisition or any permitted Joint Venture investment and of any Transaction Costs) and depreciation or impairment of tangible assets;

(d)	after adding back (to the extent otherwise deducted) any non-cash provision, charge, cost or expense in each case related to (i) any stock option incentive or management equity plan or (ii) any share, equity, phantom equity, warrant or option-based compensation of officers, directors or employees of Group Members accrued during that Relevant Period;

(e)	excluding (to the extent included) Interest Income;

(f)	excluding any Exceptional Items;

(g)	after adding back the amount of (to the extent otherwise deducted) profit (or deducting the loss (to the extent otherwise not deducted)) of any Group Member (for such Relevant Period) which is attributable to any non-wholly owned interests in any subsidiary of the Company;

(h)	after deducting the amount of profit of any Non-Group Entity to the extent that the amount of such profit which is included in the financial statements of the Group exceeds the amount received or receivable in cash by Group Members through distributions by that Non-Group Entity (including any return from a joint venture (including by way of redemption of interest, repayment of, or payment of interest on, a loan, dividend or distribution and return of assets transferred) or similar return from any other Non-Group Entity) and after adding back, to the extent not already included in EBITDA, the amount received or receivable in cash by Group Members through distributions by Non-Group Entities (including any return from a joint venture (including by way of redemption of interest, repayment of, or payment of interest on, a loan, dividend or distribution and return of assets transferred) or similar return from other Non-Group Entity) during such Relevant Period to the extent it exceeds the amount of profit of such Non-Group Entities which is included in the financial statements of the Group;

(i)	after adding back (to the extent otherwise deducted) any loss, or after deducting (to the extent otherwise included) any gain, constituted by any mark-to-market or similar valuation adjustment implemented as a result of equity accounting with respect to any interest of any Group Member in any Non-Group Entity;

(j)	before taking into account any realised or unrealised gains or losses on any derivative instrument (without, in each case, double counting with reference to the definition of Net Cash Interest Costs);

(k)	before taking into account any income or charge (including any deemed finance charge) attributable to a pension or post-employment benefit scheme other than the current service costs attributable to that scheme;

(l)	after adding back (to the extent otherwise deducted) Transaction Costs and any fee, commission, cost, charge or expense in each case related to any actual or attempted equity or debt offering or financing, investment (including any Joint Venture Investment), acquisition (including any Permitted Acquisition and any permitted Joint Venture Investment), disposal or incurrence of permitted Financial Indebtedness in respect of the Group (whether or not, in each case, consummated);

(m)	before taking into account and without any double counting any gains or losses arising on:

(i)	disposals or write downs of non-current assets; or

(ii)	litigation settlements;

(n)	before taking into account the amount of any loss and gain against book value arising on (i) a disposal (other than in the ordinary course of trading) or (ii) revaluation, of any asset during that Relevant Period;

(o)	after adding back (to the extent otherwise deducted) any permitted payments and any other fees permitted to be paid to the Investors, the Agent, the Security Agent or any agent or security agent in respect of any Financial Indebtedness during that Relevant Period;

(p)	before taking into account any pre-operating expenses, start-up losses, relocation costs for new entities, hospitals, clinics or operations and losses related to discontinued operations and any restructuring charges and costs related to employee terminations, closings of facilities and relocations of plant, property and equipment, hospital facilities and clinics;

(q)	after deducting (to the extent otherwise included) any other non-cash gain, and after adding back (to the extent otherwise deducted) any other non-cash expense provided that, to the extent that any non-cash expense is added back in the calculation of EBITDA for any Relevant Period and such expense becomes a cash expense of a Group Member or otherwise becomes payable in cash by a Group Member in any subsequent Relevant Period, such expense shall be deducted in the calculation of EBITDA for such subsequent Relevant Period;

(r)	after adding back (to the extent otherwise deducted) any expense in relation to amounts paid by any Group Member in respect of the purchase of shares (or rights in respect of shares) in Group Members from directors, officers or employees of the Group upon termination of the employment of such employees with the Group;

(s)	after adding (to the extent otherwise deducted) any amounts that are paid or accrue in favour of any Group Member during that Relevant Period under business interruption insurance in respect of lost earnings (or its equivalent);

(t)	before taking into account any exchange rate gains or losses arising due to the retranslation of balance sheet items;

(u)	excluding any gains or losses in connection with any debt purchase transactions pursuant to the terms of this Agreement;

(v)	after adding back (to the extent otherwise deducted) any fees, costs or charges related to or incurred in connection with an employee or management equity plan, incentive scheme or similar arrangement or any compensation payments to management; and

(w)	after adding back the amount of any rental income during the Relevant Period.

Exceptional Items means any exceptional, one off, non-recurring or extraordinary items which represent gains or losses including those arising on:

(a)	the restructuring of the activities of an entity and costs (including for the avoidance of doubt, all costs and expenses relating to rationalization, re-branding, start-up, relocation, redundancy, compliance costs and expenses, closure and make-good costs, asset relocation costs not capitalised, consultants' and recruitment fees, legal fees, compensation to departing management and head-count reduction, and asset write-downs and temporary costs associated with transactional services and costs of new personnel or other adjustments for sold businesses and creation or reversal of any related provisions) and reversals of any provision for the cost of restructuring;

(b)	the opening of new hospital facilities and/or clinics, the relocation of existing hospital facilities and clinics and related start-up costs, relocation costs (including in relation to the hospitals, clinics and related property, plant and equipment), closure and make-good costs and any temporary and/or one-off costs associated with the opening and/or the relocation of hospital facilities and clinics;

(c)	disposals (including any gain or loss over or against book value arising in favour of or incurred by a Group Member), revaluations or impairment of non-current assets;

(d)	disposals of assets associated with discontinued operations;

(e)	initial integration costs following the consummation of the Merger (including, but not limited to audit costs for the first Financial Year following the Closing Date, costs for establishing customer relationship management system and information system at the Group and recruiting costs for the Group); and/or

(f)	actual or preparatory costs incurred in connection with any investment, acquisition, disposal, debt or equity financing, litigation, claims, investigations or settlements (and in each case whether or not successful).

Excess Cashflow means, in respect of any Financial Year (the Excess Cashflow Financial Year), Cashflow for that Excess Cashflow Financial Year:

(a)	less Debt Service for the Excess Cashflow Financial Year;

(b)	less the aggregate amount of mandatory prepayments of Financial Indebtedness by Group Members during the Excess Cashflow Financial Year, but, in the case of any mandatory prepayment of any Loan(s), (a) excluding any mandatory prepayment of any of the Initial Term Facility Loan or any Senior Indebtedness on account of Excess Cashflow; (b) including in the deduction any other mandatory prepayment of any of the Initial Term Facility Loan or any Senior Indebtedness as a result of disposal, claims or recoveries only to the extent that the proceeds (as the case may be) giving rise to such mandatory prepayment were included within Cashflow for the Excess Cashflow Financial Year and (c) including in the deduction all repayments made as a result of illegality, market disruption or a Lender requesting a tax gross-up or tax indemnity or indemnity for increased costs and ignoring any exclusions from the definition of Interest;

(c)	less any amount forming part of Cashflow for the Excess Cashflow Financial Year which is or represents an Acceptable Funding Source;

(d)	less any cure amount applied to EBITDA or Cashflow pursuant to Clause 23.5 (Cure rights) (to the extent included in Cashflow);

(e)	less (to the extent included in Cashflow) amounts claimed but not received under business interruption or similar insurance during the Excess Cashflow Financial Year;

(f)	less (to the extent not otherwise deducted in Cashflow) any permitted payments (in favour of persons that are not Group Members) which are not expressly restricted under this Agreement during the Excess Cashflow Financial Year;

(g)	less all Transaction Costs paid by Group Members during the Excess Cashflow Financial Year to the extent disregarded in the calculation of Cashflow for the Excess Cashflow Financial Year (except those funded in accordance with the Funds Flow Statement from the Equity Investment and/or a Loan);

(h)	less (unless already deducted in Cashflow) the amount of any tax the liability for which was booked and incurred in the Excess Cashflow Financial Year but where payment of such Tax is not due and paid until after the expiry of the Excess Cashflow Financial Year and plus the amount of any payment made in respect of such Tax which was booked and incurred and deducted pursuant to this paragraph (h) in the previous Excess Cashflow Financial Year but not actually so paid in the current Excess Cashflow Financial Year;

(i)	less (unless already deducted in Cashflow) all amounts in respect of annual employee bonuses accrued in the Excess Cashflow Financial Year but where payment of the same is due and paid after the expiry of the Excess Cashflow Financial Year and plus the amount of any payment made in respect of such employee bonuses which was deducted pursuant to this paragraph (i) in the previous Excess Cashflow Financial Year but not actually made in the current Excess Cashflow Financial Year);

(j)	less (to the extent not already deducted in Cashflow for such Excess Cashflow Financial Year) the aggregate amount (if any) paid in cash by Group Members in that Excess Cashflow Financial Year in respect of Capital Expenditure, any Permitted Acquisitions and permitted Joint Venture Investments, in each case funded or reimbursed from Acceptable Funding Sources to the extent that such amount, if it had not been funded (or reimbursed, as the case may be) from Acceptable Funding Sources could have been spent by the Group in that Excess Cashflow Financial Year without breaching any of the provisions of this Agreement;

(k)	plus any amounts claimed by Group Members in respect of a previous Financial Year from business interruption insurance (or its equivalent) but not received in cash by Group Members by the date of determination of Excess Cashflow for that previous Financial Year (and is hence not included in the calculation of Excess Cashflow for that previous Financial Year) which are received in cash in the Excess Cashflow Financial Year (to the extent not already included in the Cashflow for the Excess Cashflow Financial Year);

(l)	less any payments accruing during that Excess Cashflow Financial Year in connection with stock-based awards, partnership interest-based awards, awards of profits interests, deferred compensation awards; and

(m)	less, without duplication of amounts deducted from Excess Cashflow in prior periods, any planned cash expenditures (the Planned Expenditures), in each case relating to acquisitions, investments (including joint ventures) or capital expenditures to be consummated or made, plus any restructuring cash expenses, pension payments or tax contingency payments expected to be made, in each case during the following Financial Year; provided that to the extent the aggregate amount of cash actually utilised to finance such acquisition, investment, capital expenditures, restructuring cash expenses, pension payments or tax contingency payments during the following Financial Year is less than the Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cashflow for the following Financial Year.

Financial Half-Year means the period commencing on the day after one Financial Half-Year Date and ending on the next Financial Half-Year Date.

Financial Half-Year Date means each of 30 June and 31 December.

Financial Quarter means the period commencing on the day after one Financial Quarter Date and ending on the next Financial Quarter Date.

Financial Quarter Date means 31 March, 30 June, 30 September and 31 December.

Financial Year means the annual accounting period of the Group ending on or about 31 December in each year.

Interest means interest and amounts in the nature of interest paid or payable in respect of any Borrowings including:

(a)	the interest element of Capitalised Lease Obligations;

(b)	discount and acceptance fees payable (or deducted) in respect of any Borrowings;

(c)	fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss which constitutes Borrowings and is issued by a third party on behalf of a Group Member; and

(d)	commitment, utilisation and non-utilisation fees payable or incurred in respect of Borrowings,

but excluding all arrangement, underwriting and participation fees and similar issue costs, agency fees, premia, fees and costs payable on repayment or prepayment of Borrowings, Merger Costs, Transaction Costs, costs relating to any Permitted Acquisition and any amortisation of any such fees, costs or premia, any fronting arrangements, any capitalised interest or other non-cash return, any withholding tax on interest received or paid, any amounts that are payable in respect of any Borrowings that are repaid (including by way of acquisition) as part of the Merger or any other Permitted Acquisition (relating to any future acquisition target that is not a Group Member prior to such Permitted Acquisition but that becomes a Group Member or becomes owned by a Group Member pursuant to such Permitted Acquisition), any realised or unrealised gains or losses on any financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis) and any interest cost or expected return on plan assets in relation to any pension or post-employment benefit scheme.

Interest Income means, for a period, the amount of Interest accrued (whether or not received) due to Group Members during that period and any interest payable to a Group Member during that Relevant Period, including any interest on any Cash or Cash Equivalent Investments (in each case on a consolidated basis).

Interest Payable means, for a period, the aggregate of Interest, commission and other recurrent financial expenses accrued (whether or not paid or capitalised) in respect of any Borrowings of any Group Member during that period but excluding any Interest which is capitalised, pay-in-kind or rolled-up or otherwise not currently payable in cash, the amount of any discount amortised, any other non-cash Interest charges during that Relevant Period and calculated on the basis that:

(a)	the amount of Interest accrued will be increased by an amount equal to any amount payable by Group Members under interest rate hedging agreements in relation to that period, but for the avoidance of doubt does not include any unrealised gains or losses; and

(b)	the amount of Interest accrued will be reduced by an amount equal to any amount payable to Group Members under interest rate hedging agreements in relation to that period, but for the avoidance of doubt does not include any unrealised gains or losses.

Leverage means, in respect of any Relevant Period, the ratio of Total Net Debt on the last day of that Relevant Period to Adjusted EBITDA in respect of that Relevant Period.

Net Cash Interest Costs means, for any period, the Interest Payable for that period after deducting any Interest Income for that period.

New Equity means the cash proceeds of fully paid ordinary or non-redeemable preference shares in the Company or fully paid redeemable shares in the Company with a redemption date at least six Months after the Initial Term Facilities Termination Date, which are issued to the Parent for cash whether prior to, on or after the Closing Date (but excluding the Equity Investment received by the Company from the Parent on or prior to the Closing Date).

New Parent Liabilities means Parent Liabilities arising after the Closing Date.

New Shareholder Injections means the aggregate amount of New Equity and/or New Parent Liabilities.

Non-Group Entity means any investment or entity (which is not itself a Group Member (including associates and Joint Ventures)) in which any Group Member has an ownership interest.

Relevant Period means each period of 12 months ending on a Test Date (falling on or before the Termination Date) starting with the First Test Date.

Retained Excess Cashflow means any amount of Excess Cashflow which is not required to be applied in prepayment of the Senior Indebtedness in accordance with the terms of the Senior Credit Agreement.

Test Date means the First Test Date and each 31 December in each Financial Year thereafter.

Total Net Debt means, at any time, the aggregate amount of all obligations of Group Members for or in respect of Borrowings but deducting (a) the aggregate amount of Cash and Cash Equivalent Investments held by any Group Member at such time; and (b) the amount of cash collateral securing or supporting Borrowings at that time.

Working Capital means, on any date, Current Assets less Current Liabilities

23.2	Financial conditions

The Company shall ensure that Leverage in respect of any Relevant Period ending on a Test Date that falls on or after the First Test Date and during the period specified in column 1 below shall not exceed the ratio set out in column 2 below opposite that Test Date:

Column 1 Test Date	Column 2 Leverage
On the First Test Date	6.9:1
On 31 December 2023	5.8:1
On 31 December 2024	4.5:1
On 31 December 2025	4.0:1
On 31 December 2026	3.5:1
On 31 December 2027	3.0:1
On each 31 December of each year thereafter	2.5:1

23.3	Financial testing

(a)	Subject to paragraph (b) below, the financial covenants set out in Clause 23.2 (Financial conditions) shall be calculated in accordance with the Accounting Principles in respect of the Group Members as used in the preparation of the Base Case Model, as varied in accordance with paragraph (e) of this Clause 23.3 and tested by reference to each set of Annual Financial Statements and/or each relevant Compliance Certificate delivered with those financial statements, provided that if the Company has not made the Election, any financial information for the HHH Group (to the extent included in such Annual Financial Statements) shall be excluded for the purposes of any calculations in connection with such financial testing.

(b)	The financial covenants contained in Clause 23 (Financial Covenants) and the definition of Adjusted EBITDA and Cashflow tested at any time for all purposes in this Agreement shall be calculated to give pro forma effect to (i) (to the extent the Company has not made the Election) the exclusion of the financial information of the HHH Group (to the extent included in any Annual Financial Statements or any other Relevant Financial Statements) and (ii) any acquisition of an Acquired Entity, any disposal of a Disposed Entity, joint venture, restructuring, reorganisation or cost saving initiative (any such matter or initiatives being Group Initiatives) for each applicable Relevant Period (including the portion thereof (or for the entire period) to the extent the Group Initiative occurs or has occurred in that Relevant Period) as set out below and by taking into account throughout (without double counting any synergies and cost savings actually achieved) reasonably identifiable and factually supportable synergies and cost savings the Company (acting reasonably and as certified in writing by a senior officer of the Group) believes to obtain in the 18 month period immediately following the completion of any such Group Initiative (to be included for the entire Relevant Period if realisable at any time within that Relevant Period but without double counting any which has been actually realised) (Relevant Synergy) and to give pro forma effect to any related incurrence, assumption or repayments of Financial Indebtedness of the Group Members and for the purposes of any calculation of:

(i)	Adjusted EBITDA and (other than for the purposes of calculating Excess Cashflow) Cashflow, the aggregate earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA applying mutatis mutandis but on an unconsolidated basis (except to the extent that the entity or business acquired itself has Subsidiaries) and cashflow (calculated on the same basis as Cashflow but on an unconsolidated basis (except to the extent that the entity or business sold itself has Subsidiaries)) (Cashflow) of any Acquired Entity, business or material fixed assets from a person other than a Group Member (in the case of Adjusted EBITDA) that is acquired during a Relevant Period shall be included for the full Relevant Period and in the case of Cashflow, from the date on which it is contractually committed that the Cashflow of the relevant Acquired Entity, business or material fixed asset is acquired from a person other than a Group Member (as adjusted by any Relevant Synergy as set out above) and shall exclude any non-recurring costs and other expenses related to such Group Initiative; and

(ii)	Adjusted EBITDA and (for the purposes of calculating Excess Cashflow) Cashflow, the aggregate earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA applying mutatis mutandis but on an unconsolidated basis (except to the extent that the entity or business disposed itself has Subsidiaries) and Cashflow of any Disposed Entity, business or material fixed asset that is sold to a person other than a Group Member (in the case of Adjusted EBITDA) during a Relevant Period shall be excluded, in the case of Adjusted EBITDA, for the full Relevant Period and in the case of Cashflow, from the date on which it is contractually committed that the Cashflow of the relevant Disposed Entity, business or material fixed asset is transferred to or held for the benefit of the buyer (including without limitation under any lock-box arrangements involving an economic transfer occurring prior to a legal transfer of the relevant entity, business or assets but except to the extent any Cashflow is retained by the Group) (in the case of Adjusted EBITDA, as adjusted by any Relevant Synergy as set out above) and shall exclude any non-recurring costs and other expenses related to such Group Initiative.

(c)	To the extent Leverage or any financial definition contained in this Clause 23 (Financial Covenants) is used as the basis (in whole or part) for permitting any transaction or making any determination under this Agreement (including on a pro-forma basis) at any time after a Test Date, Total Net Debt shall be reduced to take into account any repayment of Financial Indebtedness of any Group Members made on or before the relevant date and shall be increased to take into account any incurrence or assumption of Financial Indebtedness of any Group Members made on or before the relevant date.

(d)	Where any pro forma synergies or cost savings are included in any calculations:

(i)	if the aggregate amount of such pro forma synergies or cost savings taken into account in any applicable calculation are equal to or less than 15 per cent. of the consolidated EBITDA of the Group (before taking into account such pro forma synergies or cost savings), those pro forma synergies or cost savings shall be supported by calculations provided by a senior officer of the Company showing in reasonable detail how those synergies or cost savings were calculated; or

(ii)	if the aggregate amount of such pro forma synergies or cost savings taken into account in any applicable calculation are greater than 15 per cent. of the consolidated EBITDA of the Group (before taking into account such pro forma synergies or cost savings), those pro forma synergies or cost savings shall be supported by reporting or commentary by one of the “Big 4” accountancy firms or other independent reputable accountancy firm or industry specialist (or such other firm approved by the Majority Lenders) (which reporting or commentary may be provided in any accompanying accountants' or industry specialist's due diligence report).

(e)	For each Relevant Period ending before the first anniversary of the Closing Date:

(i)	Net Cash Interest Costs for that Relevant Period will be equal to Net Cash Interest Costs for the period from the Closing Date to the end of that Relevant Period multiplied by the fraction borne by 360 (as the numerator) to the number of days in the period from the Closing Date to the end of that Relevant Period (as the denominator);

(ii)	it will be assumed that any Borrowings incurred on or after Completion were outstanding on the first day of that Relevant Period;

(iii)	Net Cash Interest Costs for any period prior to the Closing Date and any Borrowings outstanding prior to Completion but repaid or refinanced on or after Completion shall be ignored; and

(iv)	for the purposes of calculation of EBITDA for that Relevant Period, the actual results of the Target Group for any part of that Relevant Period which elapsed before the Closing Date shall be included (even though Target Group Members were not Group Members during that period) and EBITDA shall be calculated as if the Closing Date had occurred at the commencement of that Relevant Period.

(f)	If, on any Test Date or in relation to any Relevant Period ending on a Test Date, the Company fails to comply with a requirement of Clause 23.2 (Financial conditions), but on a subsequent Test Date or in relation to a Relevant Period ending on a subsequent Test Date, the Company does comply with that requirement, any non-compliance with such requirement on such first-mentioned Test Date or in relation to such first-mentioned Relevant Period (and any resulting actual or potential Event of Default) shall be deemed to be waived and remedied for all purposes under the Finance Documents (and shall no longer constitute a Default) unless an Acceleration Event has occurred prior to such subsequent Test Date.

(g)	The headroom levels in respect of the financial undertakings in Clause 23.2 (Financial conditions) have been calculated using assumptions in relation to the capital structure and debt at Completion and reasonable assumptions in relation to the interest rate environment. The headroom levels shall be preserved if adjustments to the Base Case Model are agreed prior to Completion and each Finance Party will agree to any amendment to a Finance Document necessary to reflect that preservation.

(h)	If any operating lease is, from time to time, required to be treated as a Finance Lease, it shall be treated for the purposes of this Clause 23 in accordance with the Accounting Principles in respect of the Group Members as at the Signing Date.

(i)	For the purpose of this Clause 23, no item shall be included or excluded or otherwise taken into account more than once in any calculation.

(j)	Notwithstanding any other provision of this Agreement, for the purpose of calculating and testing the financial covenants set out in Clause 23.2 (Financial conditions), the Company may, at its sole discretion, by giving notice (the Election Notice) to the Agent no less than five Business Days prior to a Test Date, elect (the Election) that with effect from the next Test Date falling immediately after the date of the Election Notice (the Reset Test Date), all financial covenants contained in Clause 23 (Financial Covenants) shall be calculated and tested by reference to each set of Annual Financial Statements (which shall include financial information for the HHH Group) and/or each relevant Compliance Certificate delivered with those financial statements, and all financial definitions included in Clause 23.1 (Financial definitions) (including but not limited to the definitions of Adjusted EBITDA and Cashflow) shall for all purposes in this Agreement be calculated to include the financial information of the HHH Group such that all references to Group and Group Member in Clause 23 (Financial Covenants) shall include the HHH Group and HHH Group Member respectively, mutatis mutandis.

(k)	To the extent the Company has made an Election, with effect from the Reset Test Date, the following Clauses and definitions shall also apply to the HHH Group mutatis mutandis such that any reference to Group, Group Member, Offshore Group Member, Onshore Group Member in these Clauses and definitions shall be construed mutatis mutandis to include the HHH Group and HHH Group Member respectively:

(i)	Clause 24.6 (Change of business), Clause 24.7 (Acquisitions), Clause 24.8 (Joint ventures), Clause 24.13 (Negative pledge), Clause 24.14 (Disposals), Clause 24.17 (No guarantees or indemnities), Clause 24.18 (Dividends, share redemption and other restricted payments), Clause 24.19 (Financial Indebtedness) and Clause 24.20 (Share capital); and

(ii)	definitions of Permitted Acquisition, Permitted Additional Debt, Permitted Disposal, Permitted Financial Indebtedness, Permitted Guarantee, Permitted Loan, Permitted Joint Venture Investment, Permitted Onshore Indebtedness, Permitted Payment, Permitted Receivables Financing, Permitted Reorganisation, Permitted Sale and Leaseback, Permitted Security, Permitted Share Issue and Permitted Transaction and all other definitions referred therein.

(l)	To the extent the Company has made an Election, with effect from the Reset Test Date, Clause 24.28 (General Restrictions) and the definition of General Basket shall cease to apply for all purposes in this Agreement.

23.4	Exchange rates

(a)	For the purpose of this Clause 23 (other than for the purposes of Total Net Debt), an amount outstanding or repayable on a particular day in a currency other than US$ shall on that day be taken into account in US$ equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Group been prepared as at that day in accordance with the Accounting Principles in respect of the Group Members.

(b)	For the purposes of Total Net Debt as at the end of any Relevant Period, the exchange rates used in the calculation of Total Net Debt shall be:

(i)	with respect to any Borrowings (comprised within Total Net Debt) for which any Group Member has entered into any Treasury Transaction (relating to currency), the rate at which such Treasury Transaction has been entered into; and

(ii)	with respect to any other Borrowings (comprised within Total Net Debt), the exchange rates used for determination of EBITDA for that Relevant Period.

(c)	In respect of any Relevant Period, the exchanges rates used in the determination of EBITDA shall be the weighted average exchange rates for that Relevant Period as determined by the Company in accordance with the Accounting Principles in respect of the Group Members.

23.5	Cure rights

(a)	If the requirements of any of the financial undertakings in Clause 23.2 (Financial conditions) are not met (or would but for this Clause 23.5 not be met) in respect of any Relevant Period (Breach Period), but cash proceeds are received by the Company from any New Shareholder Injection (each, the Cure Amount) after the end of that Breach Period but within 20 Business Days following the latest date by which the relevant Compliance Certificate in respect of such Breach Period is required to be delivered (or if earlier, actually delivered) pursuant to Clause 22.2 (Provision and contents of Compliance Certificate), then the financial undertakings in Clause 23.2 (Financial conditions) will be tested or, as applicable, retested giving effect to the adjustments that, for the purpose of calculating Leverage, the Cure Amount shall be added to the EBITDA of the Group for such Breach Period (such adjustment being the EBITDA Cure), or at the Company’s election but without double counting, pro forma reduction of Total Net Debt as if such reduction had taken place on the first day of such Breach Period, solely for the purposes of ascertaining compliance with the financial undertakings in Clause 23.2 (Financial conditions) and not for any other purpose. If, after giving effect to the adjustments referred to above, the requirements of the financial undertakings in Clause 23.2 (Financial conditions) in respect of that Breach Period are met, then such requirements shall be deemed to have been satisfied as at the original date of determination (and as at the Test Date on which such Breach Period ends) as though there had been no failure to comply and any Default or Event of Default occasioned thereby shall be deemed to have been remedied for all purposes under the Finance Documents.

(b)	Any Cure Amount received by the Company in accordance with this Clause 23.5 may exceed the amount required to rectify any breach or non-compliance with the financial undertakings in Clause 23.2 (Financial conditions) in respect of any Relevant Period. The Cure Amount may be retained by the Group and may be applied as the Company shall determine in its sole discretion, (including working capital or operating expenditure of the Group) or as an Acceptable Funding Source (except for the purpose of “Cashflow” to the extent in any Relevant Period such amount is already counted in Cashflow as a result of a cure), or any other purpose not prohibited by the Finance Documents (other than making any Permitted Payment). There is no requirement to apply any Cure Amount in prepayment and no Cure Amount shall be counted towards Excess Cashflow.

(c)	A Cure Amount may be applied for the purpose of effecting a cure of the financial undertakings in Clause 23.2 (Financial conditions) any number of times over the life of the Facilities and may be so applied in respect of any consecutive Relevant Periods.

(d)	Any recalculation made under this Clause 23.5 will be solely for the purpose of curing a breach of the financial undertakings in Clause 23.2 (Financial conditions) and not for any other purpose such as for determining the amount of Excess Cashflow to be applied in prepayment of the Facilities for the Test Date on which a financial covenant is breached and shall not count towards any other permission or usage under the Finance Documents.

24	GENERAL UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Authorisations

Each Obligor and the Parent shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any material Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(a)	enable it to execute and perform its obligations under the Finance Documents;

(b)	subject to the Legal Reservations and Perfection Requirements, ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(c)	to own property and carry on its business,

in each case where failure to do so has or would have a Material Adverse Effect.

24.2	Compliance with laws

Each Obligor shall (and the Company shall ensure that each Group Member will) comply in all respects with all laws to which it may be subject, where failure to do so would have a Material Adverse Effect.

24.3	Environmental compliance

Each Obligor shall (and the Company shall ensure that each Group Member will):

(a)	comply with all Environmental Laws; and

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits necessary to conduct its business,

in each case where failure to do so has a Material Adverse Effect.

24.4	Taxation

Each Obligor shall (and the Company shall ensure that each Group Member will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and to the extent that:

(a)	such payment is being contested in good faith and the costs required to contest them have been disclosed in the financial statements of the Group and adequate reserves are being maintained in relation to such costs in accordance with the Accounting Principles; or

(b)	failure to pay those Taxes would not have a Material Adverse Effect.

24.5	Merger

No Obligor shall (and the Company shall ensure that no other Group Member will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than pursuant to a Permitted Disposal, a Permitted Acquisition or a Permitted Transaction.

24.6	Change of business

(a)	Subject to paragraph (b) below, the Company shall procure that no material change is made to the general nature of the Core Business of the Group taken as a whole from that carried on by the Target Group at the Signing Date.

(b)	Paragraph (a) above shall not apply to any development or establishment of any new business (other than the Core Business) by any Group Member, to the extent such development or establishment is funded by paragraphs (a) and (b) of the definition of Acceptable Funding Sources.

24.7	Acquisitions

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other Group Member will):

(i)	acquire a company or any business or undertaking (including any hospital or any part of a hospital or ownership interests in any entity which is the Holding Company (direct or indirect) of any hospital); or

(ii)	incorporate a company.

(b)	Paragraph (a) above does not apply to:

(i)	an acquisition of a company or any business or undertaking (including any hospital or any part of a hospital or ownership interests in any entity which is the Holding Company (direct or indirect) of any hospital) to the extent such acquisition is funded from paragraphs (a) and/or (b) of the definition of Acceptable Funding Sources, or is otherwise permitted by the Majority Lenders; and

(ii)	an acquisition of a company or a business or the incorporation of a company which is a Permitted Joint Venture Investment or a Permitted Acquisition.

24.8	Joint ventures

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no Group Member will):

(i)	enter into, invest in or acquire any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture.

(b)	Paragraph (a) above does not apply to any acquisition of any interest or investment in a Joint Venture or transfer of assets to a Joint Venture or loan made to or guarantee or indemnity or Security given in respect of the obligations of a Joint Venture if such transaction is a Permitted Acquisition, a Permitted Guarantee, Permitted Security, a Permitted Disposal, a Permitted Loan or a Permitted Joint Venture Investment.

24.9	Holding Companies

Neither the Company or the Parent shall trade, carry on any business, own any material assets or incur any material liabilities except for a Permitted Holding Company Activity or pursuant to this Agreement.

24.10	Preservation of assets

Each Obligor shall (and the Company shall ensure that each Material Company will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its Core Business, in each case, where failure to do so would have a Material Adverse Effect.

24.11	Pari passu ranking

Subject to the Legal Reservations, each Obligor and the Parent shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application.

24.12	Merger Documents

(a)	The Company shall not amend, vary, novate, supplement, supersede, waive or terminate any term of any Merger Document to which it is a party in a manner that would be materially prejudicial to the interest of the Lenders (taken as a whole) under the Finance Documents other than with the consent of the Arrangers.

(b)	The Company shall to the extent that it considers it to be in its commercial interests to do so, take (in its reasonable opinion) all steps to preserve and enforce its rights (or the rights of any other Group Member) and pursue any material claims and remedies arising under any Merger Documents to which it is a party (if any are available).

(c)	The Company shall promptly pay all amounts payable under the Merger Documents to which it is a party as and when they become due (except to the extent that any such amounts are being contested in good faith by a Group Member and where adequate reserves are set aside for any such payment).

(d)	None of the Target and each other Obligor whose shares are subject to Transaction Security shall amend its constitutional documents in a manner that would be materially adverse to the interests of the Finance Parties.

24.13	Negative pledge

(a)	In this Agreement, Quasi-Security means an arrangement or transaction described in paragraph (b)(ii) below.

(b)	Subject to paragraph (c) below and except as permitted under paragraph (iii) below:

(i)	Neither the Parent (and the Parent shall ensure that no Existing HHH Group Member will) nor any Obligor may (and the Company shall ensure that no other Group Member will) create or permit to subsist any Security over (in respect of the Parent) any of its assets which are subject to Transaction Security or (in respect of any Obligor or other Group Member or any Existing HHH Group Member) any of its assets.

(ii)	Neither the Parent (and the Parent shall ensure that no other Existing HHH Group Member will) nor any Obligor may (and the Company shall ensure that no other Group Member will):

(A)	sell, transfer or otherwise dispose of (in respect of the Parent) any of its assets which are subject to Transaction Security or (in respect of any Obligor or other Group Member) any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;

(B)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(C)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(iii)	Paragraph (i) and paragraph (ii) above do not apply to any Security or (as the case may be) Quasi-Security which is:

(A)	Permitted Security; or

(B)	a Permitted Transaction,

provided that, in respect of any Group Member (the first-mentioned Group Member) of which only a portion of its shares and/or equity interests which are held by another Group Member is subject to Transaction Security, this paragraph (b)(iii) shall not apply to the remaining portion of shares in that first-mentioned Group Member which is held by another Group Member that is not subject to Transaction Security.

(iv)	Paragraph (b)(iii) above does not apply with respect to any Security or Quasi-Security granted to secure the obligations arising in connection with any Additional Sponsor Contribution.

(c)	Neither the Parent (and the Parent shall ensure that no other Existing HHH Group Member will) nor any Obligor may (and the Company shall ensure that no other Group Member will) create or permit to subsist any Security over the shares and/or equity interests of any Unpledged Company except for Security created to secure any Senior Indebtedness (except any Senior Indebtedness (New Lenders)) or pursuant to any Transaction Security or otherwise with the prior consent of the Majority Lenders (acting reasonably and such consent shall not be unreasonably withheld or delayed).

24.14	Disposals

(a)	Subject to paragraph (b) below, and except as permitted under paragraph (d) below, neither the Parent nor any Obligor shall (and the Company shall ensure that no Group Member will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of (in respect of the Parent) any of its assets which are subject to Transaction Security or (in respect of any Obligor or other Group Member) any asset.

(b)	The Company shall ensure that no Group Member or HHH Group Member will enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any Core Assets (in whole or in part) without the prior consent of the Majority Lenders (acting reasonably and such consent shall not be unreasonably withheld or delayed) and, if the Majority Lenders so require, the Disposal Proceeds from such Disposal are applied in prepayment of any Initial Term Facility, any Additional Facility and Permitted Additional Debt, in the manner and at the times provided for in Clause 9.3 (Disposal Proceeds) and Clause 9.5 (Application of mandatory prepayments) and provided further that any Disposal in contravention of this paragraph shall not constitute a Permitted Disposal.

(c)	The Company shall ensure that no Group Member or HHH Group Member will enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any Charged Property (in whole or in part) without the prior consent of the Majority Lenders (acting reasonably and such consent shall not be unreasonably withheld or delayed), provided further that any Disposal in contravention of this paragraph shall not constitute a Permitted Disposal.

(d)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is:

(i)	a Permitted Disposal;

(ii)	a Permitted Transaction; or

(iii)	a disposal giving effect to a Liabilities Acquisition which is permitted by, and as defined in, the Intercreditor Agreement,

provided that, in respect of any Group Member (the first-mentioned Group Member) of which only a portion of its shares and/or equity interests which are held by another Group Member is subject to Transaction Security, this paragraph (d) shall not apply to the remaining portion of shares in that first-mentioned Group Member which is held by another Group Member that is not subject to Transaction Security.

24.15	Arm’s length basis

(a)	Except as permitted by paragraph (b) below, no Obligor shall (and the Company shall ensure no Group Member will) enter into any material transaction with any Investor, any Holding Company of the Parent or any Existing HHH Group Member except on arm’s length terms or better (from the perspective of the Group Member).

(b)	The following transactions shall not be a breach of this Clause 24.15:

(i)	any Permitted Payment or Permitted Share Issue;

(ii)	transactions under or in connection with the Transaction Documents;

(iii)	transactions between Obligors or between Non-Obligors;

(iv)	loans and extensions of credit between the Group Members and/or HHH Group Members that are otherwise Permitted Loans;

(v)	guarantees between the Group Members and/or HHH Group Members that are otherwise Permitted Guarantees;

(vi)	any Permitted Security;

(vii)	any Permitted Transaction;

(viii)	loans to or guarantees of directors, management or employees of the Group Members or any corporate or other entity holding the interests of certain members of the management of the Group;

(ix)	the provision of management, treasury and administrative services, research and development, training and marketing and the secondment of employees, in each case to any other the Group Members;

(x)	any transaction which is contractually committed at the Closing Date to the extent disclosed to the Arrangers on or prior to the Closing Date;

(xi)	subject to the restriction in paragraph (b)(ii) of the definition of Permitted Disposal, a Disposal by an Obligor to a Non-Obligor;

(xii)	any payment of Merger Costs;

(xiii)	which is permitted under clause 24.15 (Arm’s length basis) of the Original Senior Facilities Agreement; and

(xiv)	any transaction in connection with any employee or management equity plan, incentive scheme or similar arrangement.

24.16	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no Group Member or Existing HHH Group Member will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Loan;

(ii)	a Permitted Treasury Transaction;

(iii)	a Permitted Transaction; or

(iv)	a Permitted Payment.

24.17	No guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no Group Member or Existing HHH Group Member will) incur or allow to remain outstanding any guarantee in respect of Financial Indebtedness of any person.

(b)	Paragraph (a) does not apply to a guarantee which is:

(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction,

provided that this paragraph (b) does not apply with respect to any guarantee granted to guarantee the obligations arising in connection with any Additional Sponsor Contribution.

24.18	Dividends, share redemption and other restricted payments

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company will ensure that no other Group Member will) make a Restricted Payment.

(b)	Paragraph (a) above does not apply to a Permitted Payment or a Permitted Transaction.

24.19	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no Group Member will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	Permitted Financial Indebtedness; or

(ii)	a Permitted Transaction.

24.20	Share capital

No Obligor shall (and the Company shall ensure no Group Member will) issue any shares except pursuant to:

(a)	a Permitted Share Issue; or

(b)	a Permitted Transaction.

24.21	Insurance

The Company shall ensure that the Group will maintain insurance cover (whether Group-wide or individual policies) with reputable independent insurers (i) which provides cover against all material risks which are normally insured against by other companies in the relevant jurisdiction owning, possessing or leasing similar assets and carrying on similar businesses to the Core Business and (ii) is at levels appropriate to a business of its size and nature for so long as such insurance is reasonably available in the insurance market, in each case where failure to do so would have a Material Adverse Effect.

24.22	Pensions

Each Obligor will (and the Company shall procure that each Group Member will) ensure that all pension schemes operated by it are funded to the extent required by law where failure to do so would have a Material Adverse Effect. No Obligor, nor any Subsidiary, nor any ERISA Affiliate, will maintain or contribute to (or have an obligation to contribute to) a Plan.

24.23	Intellectual Property

Each Obligor shall (and the Company shall procure that each Group Member will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the Core Business of the relevant Group Member (Material IP);

(b)	use commercially reasonable endeavours to prevent any infringement in any material respect of the Material IP;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Material IP in full force and effect and record its interest in that Material IP;

(d)	not use or permit the Material IP to be used in a way or take any step or omit to take any step in respect of that Material IP which may materially and adversely affect the existence or value of the Material IP or imperil the right of any Group Member to use such property; and

(e)	not discontinue the use of the Material IP,

where failure to do so, in the case of paragraphs (a), (b) and (c) above, or, in the case of paragraphs (d) and (e) above, such use, permission to use, step, omission or discontinuation, would have a Material Adverse Effect.

24.24	Treasury Transactions

No Obligor shall (and the Company will procure that no Group Member will) enter into or permit to subsist any Treasury Transaction, other than any Permitted Treasury Transaction.

24.25	Further assurance

(a)	Subject to the Security Principles, each Obligor and the Parent shall (and the Parent shall procure that each Group Member and HHH Group Member will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require (but on no more onerous terms than any security over the same type of assets provided by any other Obligor) in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law; and

(ii)	following the occurrence of an Acceleration Event to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Subject to the Security Principles, each Obligor and the Parent shall (and the Parent shall procure that each Group Member and each HHH Group Member shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(c)	In relation to any provision of this Agreement which requires any Obligor, the Parent, any Group Member or any HHH Group Member to deliver a Transaction Security Document for the purposes of granting any guarantee or Security for the benefit of the Finance Parties, the Security Agent agrees to execute, as soon as reasonably practicable, any such guarantee or Transaction Security Document which is presented to it for execution.

24.26	Anti-corruption, anti-money laundering and sanctions

(a)	No Obligor shall (and the Company shall procure that each Group Member will not):

(i)	engage in any transaction that violates any of the applicable prohibitions set forth in any Anti-Corruption Laws in any respect;

(ii)	engage in any transaction that violates any of the applicable prohibitions set forth in any Anti-Money Laundering Laws in any respect; or

(iii)	engage in any transaction that violates any of the applicable prohibitions set forth under any Sanctions in any respect.

(b)	No Obligor shall (and the Company shall procure that each Group Member will not):

(i)	use the proceeds of any Utilisation under the Facilities for the purpose of financing any payments that could constitute a violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws; or

(ii)	use, lend, contribute or otherwise make any proceeds of any Utilisation available to any Subsidiary, joint venture partner or other person (i) to fund or facilitate any activities or business with any such person, or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by such person (including any person participating in the Loans, whether as underwriter, advisor, investor or otherwise).

(c)	Each Obligor shall ensure that no Sanction Restricted Party will have any property interest in any funds repaid or remitted by any Obligor in connection with the Facilities.

(d)	No Obligor shall (and the Company shall ensure that no Group Member will) engage in any Sanctionable Activity or knowingly violate applicable Sanctions.

(e)	To the extent an Obligor engages in any business involving Sanction Restricted Parties or Sanctioned Countries, it shall do so without any involvement, directly or indirectly, of any Lender or the Facility and shall maintain policies and procedures designed to prevent such business from violating applicable Sanctions.

24.27	Conditions subsequent

(a)	Subject to the Security Principles (including taking into account any required compliance with applicable financial assistance rules), the Company shall procure that:

(i)	within 120 Business Days after the Closing Date, a Cayman Islands law governed first priority Transaction Security is granted over 100% of the total issued shares held by it in NF Unicorn Holding Limited; and

(ii)	(if the Original Senior Facilities have been paid off or refinanced in full pursuant to any Senior Indebtedness (New Lenders)) within 180 Business Days after the date on which the Original Senior Facilities is paid off or discharged in full, the relevant Group Member and HHH Group Member grant Security over any Specified Property in favour of the Security Agent to secure the obligations of any Obligors under any of the Finance Documents (such documents being the New Security Documents (Senior Refinancing)). The New Security Documents (Senior Refinancing) shall be in substantially the same form as the corresponding security documents delivered pursuant to the Original Senior Facilities Agreement.

(b)	In respect of the obligations of the Company under paragraphs (a)(ii) above to register and/or perfect the relevant Transaction Security:

(A)	those obligations are subject to the Agent, the Security Agent and each Lender using its best endeavours and full cooperation to assist the Company and relevant Group Member with the application and registration process, including promptly providing any information requested by the Company or any applicable Governmental Agency (including but not limited to SAFE and MOFCOM) in connection therewith;

(B)	if it is reasonably expected that:

(I)	the requirement to obtain any minority shareholder’s consent to provide first priority Transaction Security pursuant to paragraph (a)(ii) above will not be obtained; or

(II)	the relevant Group Member’s obligation to grant and/or register the relevant first priority Transaction Security with relevant PRC Governmental Agencies (including but not limited to SAMR and MOFCOM) pursuant to paragraph (a)(ii) above will not be completed, in each case, within the applicable timeline set out therein (the timelines in paragraphs (a)(ii) above, an initial deadline), the Company (or the relevant Group Member) shall, on or prior to the day falling 30 Business Days before the last day of the relevant initial deadline, notify the Agent of such situation and there shall be an extension to, as applicable, (x) obtain the minority shareholder’s consent to provide applicable first priority Transaction Security over shares and/or equity interests in the relevant Group Member or HHH Group Member (as applicable) until the relevant minority shareholder’s consent is obtained; or (y) grant the relevant first priority Transaction Security over shares and/or equity interests until the relevant first priority Transaction Security over shares and/or equity interests in the relevant Group Member or HHH Group Member (as applicable) is granted and/or (z) to complete registration of the relevant first priority Transaction Security over shares and/or equity interests until the registration of the applicable Transaction Security over shares and/or equity interests is completed, provided that for the avoidance of doubt, no Default shall arise in connection with or as a result of such failure to grant the relevant Transaction Security by the applicable initial deadline.

(c)	By no later than 11:59pm, Pacific time on the Closing Date, the Company shall provide evidence (by way of screenshot or account statement) showing the aggregate balance of free cash in the applicable bank account of the Company and/or the Group Members and/or the Target Group Members is not less than RMB600,000,000 (or its equivalent).

(d)	Within 15 Business Days after the Closing Date, the Company shall provide evidence satisfactory to the Agent (acting on the instructions of the Majority Lenders (acting reasonably)) that the Company has received, pursuant to paragraph 2(i)(iii) of Part I (Conditions Precedent to Initial Utilisation) of Schedule 2 (Conditions Precedent and Conditions Subsequent), by way of equity injection, the cash proceeds contributed by the Parent in the aggregate amount of not less than RMB300,000,000 (or its equivalent).

24.28	General Restrictions

(a)	The Company shall procure that the aggregate amount of (i) Investment Purchase Price paid by the Group Members for any Permitted Acquisition; (ii) Joint Venture Investment made by the Group Members for any Permitted Joint Venture Investments and (iii) intercompany loans made by the Group Members for any Permitted Loan since 17 December 2019, in each case, to or in any HHH Group Member, shall not at any time exceed RMB800,000,000 (or its equivalent) (the General Basket), except to the extent that such Permitted Acquisition, Permitted Joint Venture Investments and/or Permitted Loan (as the case may be) made by the Group to or in the HHH Group are funded from:

(i)	any New Shareholder Injection or any equity injection or shareholder loan made by the Advisor (or its Affiliate) to any Group Member after the Closing Date; or

(ii)	the Advisor (or its Affiliate) to any Group Member on or prior the Closing Date by way of the equity injection or shareholder loan, which is further provided by such Group Member to any HHH Group Member by way of equity injection or intercompany loan for the purpose of financing or refinancing the capital expenditure of HHH Group, provided that, in the case of sub-paragraphs (i) and (ii) above, the relevant shareholder loans provided by the Advisor or its Affiliates to any Group Member shall be subordinated to the Facilities on terms that are acceptable to the Agent (acting on the instructions of the Majority Lenders).

(b)	In respect of each Group Member, the Company shall ensure that the entry into any Permitted Acquisition, Permitted Joint Venture Investment, Permitted Payment, Permitted Guarantee or Permitted Loan, shall not have any Material Adverse Effect on:

(i)	the Company’s ability to comply with its payment obligations under the Finance Documents;

(ii)	the Company’s ability to fund its operating expenses required in the ordinary course of business in any material respect; or

(iii)	the Company’s ability to comply with its obligations under Clause 23.2 (Financial conditions) of the Original Senior Facilities Agreement.

24.29	Collection Account and Cash Pooling Arrangement

(a)	For the purpose of this Clause:

Collections means operating revenues generated from the Collection Account Group or Existing HHH Group.

Collection Ratio Test Date means each Financial Quarter Date.

First Cash Balance Ratio Test Date means the last date of the first full Financial Quarter ending after 180 days after the Closing Date.

First Collection Ratio Test Date means the last date of the first full Financial Quarter ending after 180 days after the Closing Date.

(b)	The Company shall (and shall procure each Group Member will), within 150 days after the Closing Date (the Account Opening Deadline) or, if a company becomes a Group Member after the Closing Date, 150 days after the date of such company becomes a Group Member:

(i)	open and maintain an unblocked revenue collection account with each of Account Bank A (the Collection Account A) and Account Bank B (the Collection Account B, and together with Collection Account A, the Collection Accounts);

(ii)	establish cash pooling arrangements with each Account Bank (the Cash Pooling Arrangements); and

(iii)	ensure all operating revenues generated from the Collection Account Group (as defined below) and which are deposited into the Collection Accounts will be subject to the Cash Pooling Arrangements,

in each case, provided that the obligations of the Company and each Group Member under this Clause are subject to (i) each Account Bank (or its Affiliate) co-operating with each of the Company and each of the Group Members in opening such Collection Accounts and establishing the Cash Pooling Arrangements and (ii) the terms relating to the fees, costs, commissions and expenses charged by the Account Bank in relation to the opening and maintenance of such Collection Accounts and Cash Pooling Arrangements being market standard (or better) terms.

(c)	The Company shall ensure that, in respect of itself and each Group Member (the Collection Account Group) and in respect of each Financial Quarter ending on a Collection Ratio Test Date that falls on or after the First Collection Ratio Test Date and during the period specified in column 1 below, the ratio of X:Y (the Collection Ratio) shall be no less than 90%, where:

X is	the total amount of operating revenues generated (without double counting, under invoices or receipts issued, or pursuant to revenue accounts or applicable tax filing, in each case, during the relevant Financial Quarter) and credited into all Collection Accounts of the Collection Account Group during the relevant Financial Quarter; and

Y is	the total amount of operating revenues of the Collection Account Group (as the case may be) generated (without double counting, under invoices or receipts issued, or pursuant to revenue accounts or applicable tax filing, in each case, during the relevant Financial Quarter) for the relevant Financial Quarter.

(d)	The Company shall use its commercially reasonable endeavours to procure that, from (but excluding) the Account Opening Deadline, all of the operating expenses and capital expenditures of each member of the Collection Account Group on an aggregate basis, will be paid directly through its respective Collection Account A and/or Collection Account B, in its sole discretion, provided that the Company’s obligations under this paragraph (d) are subject to (x) the terms provided by the relevant Account Bank in relation to such payments being on market standard (or better) terms and are not unduly burdensome on the Collection Account Group, and (y) such arrangement will not unduly interfere the business operation of the Collection Account Group.

(e)	The Company shall ensure that, in respect of the Collection Account Group and for each Financial Quarter falling on or after First Cash Balance Ratio Test Date, the ratio of A:B shall be no less than 0.80:1 (the Cash Balance Ratio), where:

A is the aggregate cash balance standing to the credit of all Collection Accounts opened by the Collection Account Group on the last day of the relevant Financial Quarter;

B is the aggregate cash balance standing to the credit of all of the bank accounts (including the Collection Accounts) opened by the Collection Account Group as set out in the management accounts of the Collection Account Group relating to the last month of the relevant Financial Quarter.

(f)	All Collections of each member of the Collection Account Group which are to be deposited into the Collection Accounts for the purpose of complying with paragraph (b) shall be deposited into the Collection Account A of the relevant member of the Collection Account Group from the first full calendar month falling after the Account Opening Deadline, provided that, in respect of each such full calendar month falling after the Account Opening Deadline, the Company shall (and shall procure each Group Member will):

(i)	provide the Agent within 5 Business Days after the last day of each such full calendar month (each, a Month-End Date), bank statements issued by each Account Bank showing the amount standing to the credit of each Collection Account held with the relevant Account Bank by each member of the Collection Account Group as at the relevant Month-End Date; and

(ii)	to the extent the aggregate account balance of all Collection Accounts A of the Collection Account Group is different from the aggregate account balance of all Collection Accounts B of the Collection Account Group, in each case, as at the relevant Month-End Date, the Agent shall notify the Company within 2 Business Days after receipt of all bank statements referred to in paragraph (f)(i) above and the Company shall (and shall procure the relevant member(s) of the Collection Account Group will) instruct the relevant Account Bank to transfer the necessary amount of funds from all or some of the Collection Accounts A or Collection Accounts B to all or some of the Collection Accounts B or Collection Accounts A (as applicable) of the Collection Account Group by no later than 15 Business Days after each relevant Month-End Date, such that after the completion of the transfer, the pro forma aggregate account balance (as at the relevant Month-End Date) of all Collection Accounts A of the Collection Account Group would be the same as the aggregate account balance of all Collection Accounts B of the Collection Account Group.

(g)	The Company shall procure each Existing HHH Group Member will, on or prior to the Account Opening Deadline:

(i)	open and maintain an unblocked revenue collection account with each of Account Bank A (the HHH Collection Account A) and Account Bank B (the HHH Collection Account B, and together with the HHH Collection Account A, the HHH Collection Accounts);

(ii)	establish cash pooling arrangements with each Account Bank (the HHH Cash Pooling Arrangements); and

(iii)	ensure all operating revenues generated from the Existing HHH Group Members and which are deposited into the HHH Collection Accounts will be subject to the HHH Cash Pooling Arrangements,

in each case, provided that the obligations of the Company and each Existing HHH Group Member under this Clause are subject to (i) each Account Bank (or its Affiliate) co-operating with each of the Company and each of the Existing HHH Group Members in opening such HHH Collection Accounts and establishing the HHH Cash Pooling Arrangements and (ii) the terms relating to the fees, costs, commissions and expenses charged by the Account Bank in relation to the opening and maintenance of such HHH Collection Accounts and HHH Cash Pooling Arrangements being market standard (or better) terms.

(h)	The Company shall ensure that, in respect of each Existing HHH Group Member and in respect of each Financial Quarter ending on a Collection Ratio Test Date that falls on or after the First Collection Ratio Test Date and during the period specified in column 1 below, the ratio of A:B (the HHH Collection Ratio) shall be no less than 80%, where:

A is	the total amount of operating revenues generated (without double counting, under invoices or receipts issued, or pursuant to revenue accounts or applicable tax filing, in each case, during the relevant Financial Quarter) and credited into all HHH Collection Accounts of the Existing HHH Group during the relevant Financial Quarter; and

B is	the total amount of operating revenues of the Existing HHH Group (as the case may be) generated (without double counting, under invoices or receipts issued, or pursuant to revenue accounts or applicable tax filing, in each case, during the relevant Financial Quarter) for the relevant Financial Quarter.

(i)	The Company shall use its commercially reasonable endeavours to procure that, from (but excluding) the Account Opening Deadline, all of the operating expenses and capital expenditures of each Existing HHH Group Member on an aggregate basis, will be paid directly through its respective HHH Collection Account A and/or HHH Collection Account B, in its sole discretion, provided that the Company’s obligations under this paragraph (i) are subject to (x) the terms provided by the relevant Account Bank in relation to such payments being on market standard (or better) terms and are not unduly burdensome on the Existing HHH Group Members, and (y) such arrangement will not unduly interfere the business operation of the Existing HHH Group Members.

(j)	The Company shall ensure that, in respect of the Existing HHH Group and for each Financial Quarter falling on or after First Cash Balance Ratio Test Date, the ratio of A:B shall be no less than 0.80:1 (the HHH Cash Balance Ratio), where:

A is the aggregate cash balance standing to the credit of all HHH Collection Accounts opened by the Existing HHH Group on the last day of the relevant Financial Quarter;

B is the aggregate cash balance standing to the credit of all of the bank accounts (including the HHH Collection Accounts) opened by the Existing HHH Group as set out in the management accounts of the Existing HHH Group relating to the last month of the relevant Financial Quarter.

(k)	All Collections of each Existing HHH Group Member which are to be deposited into the HHH Collection Accounts for the purpose of complying with paragraph (h) above shall be deposited into the HHH Collection Account A of the relevant Existing HHH Group Member from the first full calendar month falling after the Account Opening Deadline, provided that, in respect of each such full calendar month falling after the Account Opening Deadline, the Parent shall (and shall procure each Existing HHH Group Member will):

(i)	provide the Agent within 5 Business Days after the last day of each such full calendar month (each, a Month-End Date), bank statements issued by each Account Bank showing the amount standing to the credit of each HHH Collection Account held with the relevant Account Bank by each Existing HHH Group Member as at the relevant Month-End Date; and

(ii)	to the extent the aggregate account balance of all HHH Collection Accounts A of the Existing HHH Group is different from the aggregate account balance of all HHH Collection Accounts B of the Existing HHH Group, in each case, as at the relevant Month-End Date, the Agent shall notify the Parent within 2 Business Days after receipt of all bank statements referred to in paragraph (k)(i) above and the Parent shall (and shall procure the relevant Existing HHH Group Member will) instruct the relevant Account Bank to transfer the necessary amount of funds from all or some of the HHH Collection Accounts A or HHH Collection Accounts B to all or some of the HHH Collection Accounts B or HHH Collection Accounts A (as applicable) of the Existing HHH Group by no later than 15 Business Days after each relevant Month-End Date, such that after the completion of the transfer, the pro forma aggregate account balance (as at the relevant Month-End Date) of all HHH Collection Accounts A of the Existing HHH Group would be the same as the aggregate account balance of all HHH Collection Accounts B of the Existing HHH Group.

(l)	The Company shall ensure that all cash proceeds (A) received by any Group Member or any Existing HHH Group Member in respect of which a Collection Account is opened and (B) in respect of new shares issued by the Advisor or any of its Subsidiary which is a Group Member (including the Company) or an Existing HHH Group Member on or after the Closing Date (including but not limited to any New Shareholder Injections) shall be credited into a Collection Account of such Group Member or any Existing HHH Group Member (as designated by the Agent).

(m)	The Cash Balance Ratio, the HHH Cash Balance Ratio and the Collection Ratio and the HHH Collection Ratio referred to in this Clause will be tested by reference to (i) the monthly account statements provided by the Account Bank to the Agent in respect of each Collection Account and HHH Collection Account (as the case may be) and (ii) the monthly management accounts prepared in respect of the Company, the relevant Group Member or the relevant Existing HHH Group Member (as the case may be).

(n)	Nothing in this Agreement shall restrict any Group Member or Existing HHH Group Member from opening any accounts with other banks and/or in other jurisdictions in addition to the Collection Accounts.

(o)	Each of Group Members and Existing HHH Group Members maintaining a Collection Account or HHH Collection Account (as the case may be) shall be entitled to freely withdraw amounts standing to the credit of its Collection Account or HHH Collection Account (as the case may be) without the consent of the relevant Account Bank or any other Finance Party for application towards any purpose not prohibited under the Finance Documents.

24.30	Business relationship with Arrangers

The Company agrees to exercise its rights in its capacity as direct or indirect shareholder of the Group Members to procure that the Group engages in commercial banking business with the Arrangers and uses its commercially reasonable effort to give the Arrangers priority over other financial institutions if the Arrangers offer equal or better terms (taken a whole) (from the perspective of the Group) in respect of any banking transaction, but only to the extent that this will not be unduly burdensome on any Group Member or interfere with the operations or business of the Group in the ordinary course and provided that nothing in this provision shall be construed to be an undertaking or commitment on the part of the Company or any Group Member to maintain its banking relationship solely with the Arrangers nor shall it restrict the Group from engaging in any kind of banking or other business with other banks or financial institutions.

24.31	Debt Service Reserve Account

(a)	The Company shall ensure that:

(i)	a Debt Service Reserve Account is maintained at all times from and including the Initial Utilisation Date.

(ii)	on or before the date falling three (3) days prior to an Initial Term Facility Repayment Date specified in Clause 7.1 (Repayment of the Initial Term Facility Loan), an amount not less than the corresponding Initial Term Facility Repayment Instalment shall be deposited into the Debt Service Reserve Account;

(iii)	on or before the date falling three (3) days prior to an Interest Payment Date specified in Clause 11.2 (Payment of interest), an amount not less than the corresponding interest due and payable under any Initial Term Facility on that Interest Payment Date shall be deposited into the Debt Service Reserve Account; and

(iv)	no withdrawal or transfer from the Debt Service Reserve Account may be made other than pursuant to paragraph (b), (c) or (d) below.

(b)	The Company may withdraw any amount (other than the amounts required to be deposited into the Debt Service Reserve Account in accordance with paragraphs (a)(ii) above) standing to the credit of the Debt Service Reserve Account to pay amounts due and payable under Clause 11.2 (Payment of interest) in relation to any Initial Term Facility.

(c)	The Company may withdraw any amount deposited into the Debt Service Reserve Account (other than the amounts required to be deposited into the Debt Service Reserve Account in accordance with paragraphs (a)(iii) above) to pay the corresponding Initial Term Facility Repayment Instalment due and payable under Clause 7.1 (Repayment of the Initial Term Facility Loan).

(d)	If an Event of Default has occurred and is continuing, the Company irrevocably authorises the Security Agent to:

(i)	apply the moneys credited into the Debt Service Reserve Account for the purpose of paragraph (a)(i) above towards payment of any amount payable but unpaid under any Initial Term Facility in accordance with the terms of this Agreement;

(ii)	apply the moneys credited into the Debt Service Reserve Account for the purpose of paragraph (a)(iii) above towards payment of any accrued interest due and payable but unpaid under any Initial Term Facility in accordance with the terms of this Agreement.

24.32	Permitted IPO

(a)	Each Lender irrevocably and unconditionally agrees to, and hereby irrevocably and unconditionally instruct and authorise the Agent and the Security Agent to (without further request or confirmation from any Lender at the proposed time of the release), promptly and in any event within three Business Days of Company’s request, to enter into such release documents as requested by the Company in order to effect a release of the Transaction Security over all of the shares held by the Parent in the Company (each such security document required to be released, an Initial Security Document) to facilitate a Permitted IPO, provided that the Company may only give such notice to the Agent and the Security Agent upon request or recommendation from the relevant stock or securities exchange in respect of which the relevant Permitted IPO will take place (as evidenced by relevant supporting documents (not required to be in form and substance satisfactory to the Agent)) in connection with the IPO application of IPO Entity.

(b)	The Agent and the Security Agent shall only enter into the release referred to in paragraph (a) above if on or prior to any such release, the Parent accedes as an Additional Guarantor (Parent Guarantee) for the period from the effective date of such release to the date on which the Borrower or the relevant Group Member redelivers a new Transaction Security Documents (each in the same form as the Initial Security Documents), in each case duly signed by the chargor thereto (each such security document, a New Security Document) and perfection requirements contemplated under the New Security Documents are completed (such date being the Termination Date of the Parent Guarantee) (provided that for the avoidance of doubt, to the extent that any security deliverable provided under an Initial Security Document is in the possession of the Security Agent and is capable of satisfying any of the perfection requirements under the corresponding New Security Document, such deliverable will not be required to be re-executed and will be deemed to have been delivered by the relevant security provider to the Security Agent under the New Security Documents).

(c)	The Parent Guarantee shall be automatically terminated upon the Termination Date of the Parent Guarantee.

24.33	Use of proceeds

(a)	The Company shall ensure that the proceeds obtained under the Facilities shall be applied in accordance with all applicable laws and regulations and may not be applied for any purpose expressly restricted or prohibited by applicable laws and regulations.

(b)	The Company shall ensure that the proceeds of all Facility B Loans shall be deposited into the Designated Account and applied in accordance with the Designated Account Control Requirements.

25	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 25 is an Event of Default (save for Clause 25.17 (US Bankruptcy of Obligors), Clause 25.19 (Acceleration) and Clause 25.20 (Clean-up period)).

25.1	Non-payment

An Obligor or the Parent does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	the payment is of principal or interest and payment is made within three Business Days of its due date if such failure to pay is caused by administrative or technical error; or

(b)	the payment is of any other amount and payment is made within seven Business Days of its due date.

25.2	Conditions subsequent

An Obligor does not comply with any of its obligations within the required time period (subject to any extension permitted therein) under Clause 24.27 (Conditions subsequent).

25.3	Other obligations

(a)	An Obligor or the Parent does not comply with any provision of the Finance Documents (other than those referred to in Clause 25.1 (Non-payment) and Clause 24.27 (Conditions subsequent)).

(b)	No Event of Default under paragraph (a) above will occur in respect of any failure to comply if that failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Agent giving notice to the Company or the relevant Obligor or the Parent and (ii) the Company becoming aware of such failure to comply.

25.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor or the Parent in the Finance Documents or any other document delivered by or on behalf of any Obligor or the Parent under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur in respect of any misrepresentation if that misrepresentation is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Agent giving notice to the Company or relevant Obligor or the Parent and (ii) the Company becoming aware of such misrepresentation.

25.5	Cross default

(a)	Any Financial Indebtedness of any Obligor, the Parent or any other Group Member is not paid when due nor within any originally applicable grace period, or is validly declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(b)	Any creditor of any Obligor, the Parent or any other Group Member becomes entitled to declare any Financial Indebtedness of any Group Member due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	No Event of Default will occur under this Clause 25.5 in respect of any Financial Indebtedness:

(i)	if that Financial Indebtedness is owing to any Group Member or constitutes Parent Liabilities;

(ii)	if that Financial Indebtedness is in respect of any derivative transaction which is terminated as a result of an event of default (however described) with respect to any counterparty or a credit support provider for or specified entity of any counterparty rather than with respect to a Group Member; or

(iii)	if the aggregate amount of such Financial Indebtedness falling within paragraphs (a) and (b) (excluding any falling within paragraphs (c)(i) and (c)(ii)) is not in excess of US$25,000,000 (or its equivalent).

25.6	Insolvency

(a)	An Obligor, the Parent or a Material Company is unable or admits inability to pay its debts as they fall due (excluding, for this purpose, insolvency solely as a result of the value of its balance sheet liabilities exceed the value of its balance sheet assets), suspends or threatens to suspend making payments on its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (other than any Finance Party) with a view to a general rescheduling of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of any Obligor, the Parent or any Material Company.

25.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other formal procedure or formal step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor, any Material Company or the Parent;

(ii)	a composition, compromise, assignment or arrangement by any Material Entity with its creditors; or

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor, any Material Company or the Parent or any of their respective material assets, or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to:

(i)	any corporate action, legal proceedings or other procedure which is frivolous or vexatious, or is being contested in good faith, and (in each case) is discharged, stayed or dismissed within 20 Business Days of commencement; or

(ii)	any action, proceedings, step or procedure which relates to or constitutes a Permitted Transaction.

25.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of the Parent, any Obligor or any Material Company having an aggregate value of US$17,000,000 (or its equivalent) or more, unless such expropriation, attachment, sequestration, distress, execution or process is being contested in good faith or is frivolous or vexatious and, in each case, is discharged, stayed or dismissed within 20 Business Days.

25.9	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor, the Parent or any other Group Member that is a party to the Intercreditor Agreement to perform any of its material obligations under the Finance Documents or any material obligation or material obligations of an Obligor, the Parent or any other Group Member that is a party to the Intercreditor Agreement under any Finance Documents are not (subject to the Legal Reservations and the Perfection Requirements) or cease to be legal, valid, binding or enforceable which is materially adverse to the interests of the Lenders under the Finance Documents taken as a whole.

(b)	No Event of Default will occur under paragraphs (a) above if such unlawfulness or invalidity is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Agent giving notice to the relevant Obligor, the Parent or Group Member in relation to such unlawfulness or invalidity and (ii) the Company becoming aware of such unlawfulness or invalidity.

25.10	Intercreditor Agreement

(a)	Any party to the Intercreditor Agreement (other than a Finance Party or an Obligor) fails to comply with the material provisions of the Intercreditor Agreement, where the interests of the Lenders are materially prejudiced by such failure.

(b)	No Event of Default will occur under paragraph (a) above in relation to any failure to comply if such failure to comply is capable of remedy and is remedied within 30 days of the earlier of the Agent giving notice to the relevant party to the Intercreditor Agreement (and the Company) in relation to such failure and the Company becoming aware of such failure.

25.11	Cessation of business

The Group taken as a whole suspends or ceases to carry on (or threatens to suspend or cease to carry on) all of its business (taken as a whole) except as a result of a Permitted Disposal or a Permitted Transaction or any other transaction permitted under this Agreement and such suspension or cessation has a Material Adverse Effect.

25.12	Audit qualification

The Auditors of the Group qualify the Annual Financial Statements on the grounds that (a) the information supplied to the Auditors was unreliable or inadequate or (b) they are unable to prepare the Financial Statements on a going concern basis, and, in either case, such qualification is materially adverse to the interests of the Finance Parties under the Finance Documents (but excluding any qualification by reference to any possible future compliance with or breach of any Finance Documents) provided that an Event of Default will not occur under this Clause 25.12 if: (i) the Auditors state that such qualification is of a minor or technical nature; (ii) the qualification relates to the non-adoption of acquisition accounting in respect of any Annual Financial Statements or is otherwise in terms or as to issues which, in each case, could not reasonably be expected to be materially adverse to the interests of the Finance Parties under the Finance Documents; or (iii) where the circumstances giving rise to such qualification are capable of remedy and are remedied within 30 Business Days of the date of notification of the qualification by the auditors to any Group Member.

25.13	Expropriation

The authority or ability of any Obligor or any Material Company to conduct its Core Business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Material Entity or its assets and such limitation or curtailment has or would reasonably be expected to have a Material Adverse Effect.

25.14	Repudiation and rescission of agreements

An Obligor or the Parent (or any other party to a Finance Document that is not a Finance Party) rescinds or repudiates or purports (in writing) to rescind or repudiate or evidences an intention (in writing) to rescind or repudiate a Finance Document which is materially adverse to the interests of the Lenders under the Finance Documents (taken as a whole).

25.15	Litigation

Any litigation proceedings are commenced against any Group Member by any third party which are reasonably likely to be adversely determined against such Group Member and, if so adversely determined, would be reasonably expected to have a Material Adverse Effect (other than any Portfolio Company Liability).

25.16	Material adverse change

Any other event or circumstance (other than, at any time prior to the time limit for exercising any cure pursuant thereunder, any circumstances where it is reasonably likely that any of the financial covenants set out in clause 23 (Financial Covenants) of the Original Senior Facilities Agreement may not be complied with as at any Test Date or in respect of any Relevant Period) occurs which has a Material Adverse Effect.

25.17	US Bankruptcy of Obligors

Notwithstanding Clause 25.19 (Acceleration), if any Obligor commences a voluntary case concerning itself under the US Bankruptcy Code, or an involuntary case is commenced under the US Bankruptcy Code against any Obligor and the petition is not controverted within 20 days, or is not dismissed within 60 days after commencement of the case, or a custodian (as defined in the US Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Obligor, or any order of relief or other order approving any such case or proceeding is entered, the Facilities and any Ancillary Facilities shall cease to be available to such Obligor, all obligations of such Obligor under Clause 20 (Guarantee and Indemnity) or any other provision of this Agreement or any other Finance Document to which such Obligor is a party shall become immediately due and payable and such Obligor shall be required to provide cash cover for the full amount of each letter of credit issued for its account, in each case automatically and without any further action by any Party.

25.18	Cross-default - Senior Credit Agreement

An Event of Default (as defined in any Original Senior Facilities Agreement) (a Senior Event of Default) has occurred and is continuing, provided that an Event of Default under this Clause 25.18 shall automatically and immediately cease to be continuing if the relevant Senior Event of Default is waived or remedied or remedied pursuant to the terms of the relevant Original Senior Facilities Agreement.

25.19	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing (but subject to Clause 4.3 (Utilisations during the Certain Funds Period) and Clause 25.20 (Clean-up period)), the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments at which time they shall immediately be cancelled;

(b)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

25.20	Clean-up period

(a)	Notwithstanding any other provision of any Finance Document:

(i)	any breach of a Clean-Up Representation or a Clean-Up Undertaking; or

(ii)	any Default or Event of Default constituting a Clean-Up Default,

will be deemed not to be a breach of representation or warranty, a breach of covenant or undertaking, a Default or an Event of Default (as the case may be) if:

(A)	it would have been (if it were not for this Clause 25.20) a breach of representation or warranty, a breach of a covenant or an undertaking, a Default or an Event of Default only by reason of circumstances relating exclusively to:

(I)	any Target Group Member (or any obligation to procure or ensure in relation to a Target Group Member); or

(II)	any Future Acquisition Target (other than a Future Acquisition Target which is a Group Member) in respect of any Permitted Business Acquisition (or any acquisition falling within paragraph (b) of the definition of Permitted Acquisition) or any Subsidiary of or entity directly or indirectly owned by any such Future Acquisition Target (collectively Future Clean-up Entities, and such Permitted Acquisition or acquisition being a Future Clean-up Acquisition), or any obligation to procure or ensure in relation to any of the Future Clean-up Entities;

(B)	it is capable of remedy and reasonable steps are being taken to remedy it;

(C)	the circumstances giving rise to it have not been procured by or approved by the Company or the Parent (with Knowledge of the relevant breach of representation, breach of covenant or undertaking, event or circumstance only, not being interpreted in any way as approval in circumstances where the Company or the Parent did not reasonably have the ability to control or prevent such breach, event or circumstance from occurring); and

(D)	it does not have a Material Adverse Effect.

If the relevant circumstances constituting such breach of representation or warranty, breach of covenant or undertaking, Default or Event of Default are continuing on or after the Clean-Up Date (in respect of (x) (in the case where such breach, Default or Event of Default relating to any Target Group Member) the Merger or (y) (in the case where such breach, Default or Event of Default relates to any of the Future Clean-up Entities) the Future Clean-up Acquisition relating to such Future Clean-up Entity), there shall be a breach of representation or warranty, breach of covenant or undertaking, Default or Event of Default, as the case may be, notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

(b)	If, on or before the applicable Clean-Up Date relating to the Merger or any Future Clean-up Acquisition, any event or circumstance has occurred with respect to any Target Group Member or, as the case may be, any of the Future Clean-up Entities relating to such Future Clean-up Acquisition, which event or circumstance would constitute a Clean-Up Default or a breach of a Clean-Up Representation or a Clean-Up Undertaking, the Company shall, promptly upon becoming aware of its occurrence or existence, notify the Agent of that Clean-Up Default or the breach of that Clean-Up Representation or Clean-Up Undertaking and the related event or circumstance (and the steps, if any, being taken to remedy it).

26	CHANGES TO THE LENDERS

26.1	Transfers by the Lenders

Subject to this Clause 26 and to Clause 27 (Debt Purchase Transactions), a Lender (the Existing Lender) may only enter into a Transfer with another bank, financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

26.2	Conditions of Transfers

(a)	No Transfer may be made at any time prior to the Initial Utilisation Date.

(b)	On and following the Initial Utilisation Date, the prior written consent of the Company (acting in its absolute discretion) is required for a Transfer unless that Transfer:

(i)	in respect of any Transfer under any Initial Term Facility or an Additional Facility which is a term loan facility, is to a New Lender listed on the White List; or

(ii)	is:

(A)	with no less than 10 Business Days’ prior written notice to the Company, to another Lender in the same Facility, an Existing Lender’s Related Fund or Affiliate which is, in each case, a Permitted Transferee and which, in respect of a Transfer (other than any Transfer described under paragraph (b) or (c) of the definition of Debt Purchase Transaction) under any Additional Revolving Facility to an Existing Lender’s Affiliate, such Affiliate is of at least equivalent credit worthiness as the Existing Lender; or

(B)	made at a time when an Event of Default under Clause 25.1 (Non-payment), Clause 25.6 (Insolvency), Clause 25.7 (Insolvency proceedings) or Clause 25.8 (Creditors’ process) is continuing,

and provided that (in each case under paragraphs (A) and (B)) the person to which such Transfer is made (either prior to or after the occurrence of an Event of Default) is not a Conflicted Lender, a Defaulting Lender, a Distressed Investor or a Non-Commercial Lender, and, for the avoidance of doubt, this paragraph (ii) shall not apply to any Transfer of a Participation that is not a Voting Participation.

(c)	An Existing Lender may not assign or transfer any or all of its rights or obligations under the Finance Documents or change its Facility Office if such assignment or transfer would give rise to a requirement to prepay any Loan (or any part thereof) or cancel any Commitment (or any part thereof) pursuant to Clause 8.1 (Illegality) in relation to the New Lender or such Existing Lender acting through the new Facility Office.

(d)	An assignment or transfer of part of (instead of all of) an Existing Lender’s participation in respect of a Facility to a New Lender must be in an amount such that, immediately after such assignment or transfer:

(i)	the amount of that Existing Lender’s remaining participation (when aggregated with its Affiliates’ and Related Funds’ participation) in respect of Commitment and/or the Loan(s) in respect of that Facility is a minimum amount of US$170,000,000; and

(ii)	the amount of that New Lender’s participation (when aggregated with its Affiliates’ and Related Funds’ participation) in respect of Commitment and/or the Loan(s) in respect of that Facility is a minimum amount of US$170,000,000, or such lesser amount with the prior written consent of the Original Borrower.

(e)	An Existing Lender shall, simultaneously with the assignment or transfer by it of rights and/or obligations under this Agreement to a New Lender, assign to that New Lender a proportionate share of the rights held by it (in its capacity as Lender) under or in connection with the other Finance Documents.

(f)	Other than in the case of an assignment permitted by paragraph (b) of Clause 27.1 (Debt Purchase Transactions by Group Members), an assignment by an Existing Lender to a New Lender will only be effective on:

(i)	receipt by the Agent (whether in the applicable Assignment Agreement or otherwise) of written confirmation from such New Lender (in form and substance satisfactory to the Agent) that such New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Initial Term Facility Lender;

(ii)	such New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement as a Senior Lender; and

(iii)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to such New Lender, the completion of which the Agent shall promptly notify to such Existing Lender and such New Lender.

(g)	A transfer by an Existing Lender to a New Lender will only be effective if such New Lender enters into the documentation required for it to accede as party to the Intercreditor Agreement as a Senior Lender and if the procedure set out in Clause 26.5 (Procedure for transfer) is complied with in respect of such transfer.

(h)	If:

(i)	an Existing Lender assigns or transfers any of its rights or obligations under the Finance Documents to a New Lender or a Lender changes its Facility Office; and

(ii)	as a result of circumstances existing at the date such assignment, transfer or change occurs, an Obligor would be obliged to make a payment to such New Lender or such Lender acting through its new Facility Office under Clause 15 (Tax Gross-Up and Indemnities) or Clause 16 (Increased Costs),

then such New Lender or such Lender acting through its new Facility Office is not entitled to receive any payment under that Clause in excess of the payment that Obligor would have been required to pay to such Existing Lender or such Lender acting through its previous Facility Office under that Clause if that assignment, transfer or change had not occurred.

(i)	Without prejudice to paragraph (b) of Clause 19.1 (Transaction expenses), if an Existing Lender assigns or transfers any of its rights or obligations under the Finance Documents to a New Lender, (A) such Existing Lender shall (unless agreed with such New Lender) bear its own fees, costs and expenses in connection with, or resulting from, such assignment or transfer (including any legal fees, taxes, notarial and security registration or perfection fees) and (B) no Obligor or any Group Member will be required to pay to or for the account of such New Lender, or reimburse or indemnify such New Lender for, any fees, costs, Taxes, expenses, indemnity payments, Tax Payments, Increased Costs or other payments under a Finance Document in excess of what that Obligor would have been required to pay to such Existing Lender immediately prior to such transfer or assignment being effected, provided that, notwithstanding the foregoing:

(i)	the Company shall pay such New Lender in full any amount expressed to be payable by it to such New Lender under Clause 19.3 (Enforcement and preservation costs); and

(ii)	in respect of costs, fees and expenses only, the amount thereof payable or reimbursable shall be calculated by reference to the amount of such costs, fees and expenses which such Obligor is able to demonstrate it would have been required to pay to such Existing Lender immediately prior to such transfer or assignment being effected.

(j)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that each of the Agent and the Security Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with any Finance Document on or prior to the date on which the applicable transfer or assignment to such New Lender becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the applicable Existing Lender would have been had it remained a Lender.

(k)	If any assignment or transfer by a Lender of its rights and/or obligations under any Finance Document is executed and purported to have effect in breach of any of the provisions in Clause 26.2 (Conditions of Transfers), that assignment or transfer shall be void and deemed not to have occurred and the right to vote in respect of any of the Commitment and/or participation in any Loan the subject thereof shall be suspended and such Commitment and participation shall be ignored in determining decisions requiring a vote by some or all of the Lenders, or a class or group of them, until such time as the provisions of the Finance Documents shall have been complied with or unless and until such breach is expressly waived by the Company (which it may do so in its sole discretion at any time).

26.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer (i) to an Existing Lender or an Affiliate of a Lender, (ii) to a Related Fund of a Lender or (iii) made in connection with primary syndication of any Initial Term Facility, a New Lender shall, on the date upon which an assignment or transfer by an Existing Lender to such New Lender takes effect, pay to the Agent (for its own account) a fee of US$3,000.

26.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor, the Parent or any other Group Member of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to each Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by any Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26; or

(ii)	support any losses, directly or indirectly, incurred by such New Lender by reason of the non-performance by any Obligor, the Parent of its obligations under the Transaction Documents or otherwise.

26.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 26.2 (Conditions of Transfers), a transfer by an Existing Lender of its rights and obligations under this Agreement to a New Lender is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by such Existing Lender and such New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by an Existing Lender and a New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender (the subject of such Transfer Certificate) and, if any New Lender is not a FATCA Exempt Party, the Agent has provided its approval of such transfer.

(c)	On the Transfer Date relating to a transfer by an Existing Lender of its rights and obligations under this Agreement to a New Lender:

(i)	to the extent that in the Transfer Certificate (in respect of that transfer) that Existing Lender seeks to transfer by novation its rights and obligations under this Agreement, each of the Obligors and that Existing Lender shall be released from further obligations towards one another under this Agreement and their respective rights against one another under this Agreement shall be cancelled (being the Discharged Rights and Obligations);

(ii)	each of the Obligors and that New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and that New Lender have assumed and/or acquired the same in place of that Obligor and that Existing Lender;

(iii)	the Agent, the Arrangers, the Security Agent, the New Lender, the other Lenders and the Hedge Counterparties shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had that New Lender been an Original Initial Term Facility Lender with the rights, and/or obligations acquired or assumed by it as a result of that transfer and to that extent the Agent, the Arrangers and the Security Agent and that Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	that New Lender shall become a Party as a Lender.

26.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 26.2 (Conditions of Transfers), an assignment by an Existing Lender of its rights under any Finance Document to a New Lender may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by that Existing Lender and that New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by an Existing Lender and a New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender (the subject of such Assignment Agreement) and, if any New Lender is not a FATCA Exempt Party, the Agent has provided its approval of such assignment.

(c)	On the Transfer Date relating to any assignment by an Existing Lender of its rights under any Finance Document to a New Lender:

(i)	that Existing Lender will assign absolutely to that New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement relating to such assignment;

(ii)	that Existing Lender will be released from the obligations (the Relevant Obligations) expressed to be the subject of the release in such Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	that New Lender shall become a Party as a Lender and will be bound by obligations equivalent to the Relevant Obligations.

(d)	A Lender may utilise procedures other than those set out in this Clause 26.6 to assign its rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 26.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by such Lender nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 26.2 (Conditions of Transfers).

26.7	The Register

(a)	The Agent, acting solely for this purpose as an agent of the Company, the Parent and the other Obligors, shall maintain at its address referred to in Clause 34.2 (Addresses):

(i)	each Transfer Certificate referred to in Clause 26.5 (Procedure for transfer), each Assignment Agreement referred to in Clause 26.6 (Procedure for assignment), each Increase Confirmation - Cancelled Commitments and each Additional Facility Notice delivered to and accepted by it; and

(ii)	with respect to each Facility, a register for the recording of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) owing to, each Lender from time to time (the Register) under such Facility, which may be kept in electronic form.

The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Parent, the Company, the Agent and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Agent shall provide the Company with a copy of the Register within 5 Business Days of request.

(b)	Each party to this Agreement irrevocably authorises the Agent to make the relevant entry in the Register (and which the Agent shall do promptly) on its behalf for the purposes of this Clause 26.7 without any further consent of, or consultation with, such Party.

(c)	The Agent shall, upon request by an Existing Lender (as defined in Clause 26.1 (Transfers by the Lenders)) or a New Lender, confirm to that Existing Lender or New Lender whether a transfer or assignment from that Existing Lender or (as the case may be) to that New Lender has been recorded on the Register (including details of the Commitment of that Existing Lender or New Lender in each Facility).

(d)	In addition, each Lender which has made a sub-participation of any or all of its obligations hereunder shall:

(i)	acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each sub-participant and the principal amounts (and related interest amounts) of each sub participant’s interest in the Loans or other obligations hereunder (the Participant Register); and

(ii)	provide, upon reasonable request by the Obligors’ Agent at any time, the identity of the sub-participant and any information in reasonable detail relating to such sub-participant or such sub-participation agreement or arrangement, provided that a Lender shall not be required to disclose all or any portion of the Participant Register or the identity of a sub-participant if the Lender retains exclusive control over all rights and obligations in relation to the participations and Commitments that are the subject of the relevant agreement or arrangement, including all voting and similar rights (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations), in each case except to the extent that such disclosure is necessary to establish that any Loan, Commitment, or other obligation is maintained in registered form under Section 5f.l03-l(c) of the US Treasury Regulations or for any other purpose in connection with the Finance Documents.

(e)	The requirements of this Clause 26.7 are intended to result in the Loans being in “registered form” for purposes of section 871, section 881 or any other applicable provision of the US Revenue Code, and shall be interpreted and applied in a manner consistent therewith.

26.8	Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation - Cancelled Commitments, Additional Facility Notice or Additional Facility Lender Accession Notice to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement, Additional Facility Notice, Additional Facility Lender Accession Notice, or an Increase Confirmation - Cancelled Commitments, send to the Company a copy of that Transfer Certificate, Assignment Agreement, Additional Facility Notice, Additional Facility Lender Accession Notice, or Increase Confirmation - Cancelled Commitments.

26.9	Accession of Hedge Counterparties

Any person which becomes a party to the Intercreditor Agreement as a Hedge Counterparty (as defined in the Intercreditor Agreement) shall, at the same time, become a Party to this Agreement as a Hedge Counterparty in accordance with the Intercreditor Agreement.

26.10	Accession of Additional Facility Lender

Any person which provides Additional Facility Commitments or an Additional Facility Loan shall become a party to the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement) and shall, at the same time, become a Party to this Agreement as a Lender by executing an Additional Facility Lender Accession Notice.

26.11	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 26, each Lender may, without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for that Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to that Lender under the Finance Documents.

27	DEBT PURCHASE TRANSACTIONS

27.1	Debt Purchase Transactions by Group Members

(a)	The Company shall not, and shall procure that each other Group Member shall not (i) enter into any Debt Purchase Transaction other than in accordance with the other provisions of this Clause 27.1 or (ii) itself be (or beneficially own all or any majority of the share capital of a company that is) a Lender or a party to a Participation.

(b)	The Company or any Group Member may purchase by way of assignment or transfer, pursuant to Clause 26 (Changes to the Lenders), a participation in any Loan and any related Commitment where:

(i)	such purchase is made using one of the processes set out at paragraphs (c) and (d) below; or

(ii)	the consideration for such purchase is funded from paragraphs (a), (b), (c) and/or (d) of the definition of Acceptable Funding Sources.

(c)

(i)	A Debt Purchase Transaction referred to in paragraph (b) above may be entered into pursuant to a solicitation process (a Solicitation Process) which is carried out as follows.

(ii)	Prior to 11.00 am on a given Business Day (the Solicitation Day) the Company or a financial institution acting on its behalf (the Purchase Agent) will approach at the same time each Lender which participates in the relevant Facility to enable them to offer to sell to the relevant Borrower an amount of their participation in one or more Facilities. Any Lender wishing to make such an offer shall, by 11.00 am on the second Business Day following such Solicitation Day, communicate to the Purchase Agent details of the amount of its participations, and in which Facilities, it is offering to sell and the price at which it is offering to sell such participations. Any such offer shall be irrevocable until 11.00 am on the third Business Day following such Solicitation Day and shall be capable of acceptance by the Company on behalf of the relevant Borrower on or before such time by communicating its acceptance in writing to the Purchase Agent or, if it is the Purchase Agent, the relevant Lenders. The Purchase Agent (if someone other than the Company) will communicate to the relevant Lenders which offers have been accepted by 12 noon on the third Business Day following such Solicitation Day. In any event by 5.00 pm on the fourth Business Day following such Solicitation Day, the Company shall notify the Agent of the amounts of the participations purchased through the relevant Solicitation Process, the identity of the Facilities to which they relate and the average price paid for the purchase of participations in each relevant Facility. The Agent shall promptly disclose such information to the Lenders.

(iii)	Any purchase of participations in the Facilities pursuant to a Solicitation Process shall be completed and settled on or before the fifth Business Day after the relevant Solicitation Day.

(iv)	In accepting any offers made pursuant to a Solicitation Process the Company shall be free to select which offers and in which amounts it accepts but on the basis that in relation to a participation in a particular Facility it accepts offers in inverse order of the price offered (with the offer or offers at the lowest price being accepted first) and that if in respect of participations in a particular Facility it receives two or more offers at the same price it shall only accept such offers on a pro rata basis.

(d)

(i)	A Debt Purchase Transaction referred to in paragraph (b) above may also be entered into pursuant to an open order process (an Open Order Process) which is carried out as follows.

(ii)	The Company (on behalf of the relevant Borrower) may by itself or through another Purchase Agent place an open order (an Open Order) to purchase participations in one or more of the Facilities up to a set aggregate amount at a set price by notifying at the same time all the Lenders participating in the relevant Facilities of the same. Any Lender wishing to sell pursuant to an Open Order will, by 11.00 am on any Business Day following the date on which the Open Order is placed but no earlier than the first Business Day, and no later than the fifth Business Day, following the date on which the Open Order is placed, communicate to the Purchase Agent details of the amount of its participations, and in which Facilities, it is offering to sell. Any such offer to sell shall be irrevocable until 11.00 am on the Business Day following the date of such offer from the Lender and shall be capable of acceptance by the Company on behalf of the relevant Borrower(s) on or before such time by it communicating such acceptance in writing to the relevant Lender.

(iii)	Any purchase of participations in the Facilities pursuant to an Open Order Process shall be completed and settled by the relevant Borrower on or before the fourth Business Day after the date of the relevant offer by a Lender to sell under the relevant Open Order.

(iv)	If in respect of participations in a Facility the Purchase Agent receives on the same Business Day two or more offers at the set price such that the maximum amount of such Facility to which an Open Order relates would be exceeded, the Company shall only accept such offers on a pro rata basis.

(v)	The Company shall, by 5.00 pm on the sixth Business Day following the date on which an Open Order is placed, notify the Agent of the amounts of the participations purchased through such Open Order Process and the identity of the Facilities to which they relate. The Agent shall promptly disclose such information to the Lenders.

(e)	For the avoidance of doubt, there is no limit on the number of occasions a Solicitation Process or an Open Order Process may be implemented.

(f)	Subject to paragraph (g) below, in relation to any Debt Purchase Transaction entered into pursuant to this Clause 27.1, notwithstanding any other term of this Agreement or the other Finance Documents:

(i)	on completion of the relevant assignment or transfer (constituting such Debt Purchase Transaction) pursuant to Clause 26 (Changes to the Lenders), the portions of the Loan(s) to which it relates shall be extinguished and (in the case of any Initial Term Facility Loan) the remaining relevant Initial Term Facility Repayment Instalments will be reduced pro rata accordingly and (in the case of any Additional Facility Loan under any Additional Facility which is a term loan facility) the remaining instalments in respect of such Additional Facility will be reduced pro rata accordingly;

(ii)	such Debt Purchase Transaction and the related extinguishment referred to in paragraph (i) above shall not constitute a prepayment of any of the Facilities;

(iii)	the Company which is the assignee or transferee (in respect of such assignment or transfer) shall be deemed to be an entity which fulfils the requirements of Clause 26.1 (Transfers by the Lenders) to be a New Lender (as defined in such Clause);

(iv)	no Group Member shall be deemed to be in breach of any provision of Clause 24 (General Undertakings) or any other provision of any Finance Document by reason of such Debt Purchase Transaction;

(v)	Clause 31 (Sharing Among the Finance Parties) shall not be applicable to the consideration paid under such Debt Purchase Transaction; and

(vi)	for the avoidance of doubt, any extinguishment of any part of any Loan shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with any Finance Document.

(g)	The portions of the Loan(s) relevant assignment or transfer (constituting such Debt Purchase Transaction) pursuant to Clause 26 (Changes to the Lenders) shall not be extinguished on completion of the relevant assignment or transfer if the relevant purchaser is not the Company or such extinguishment will give rise to adverse consequences, provided that where Loan(s) remain outstanding no Group Member shall be permitted to:

(i)	exercise any voting rights attached to such loans (except in relation to matters which are materially detrimental (in comparison to the other Lenders) to the rights and/or interests of that Group Member solely in its capacity as a Lender (and, for the avoidance of doubt, excluding its interests as a holder of equity in any portion of the Group or its business));

(ii)	attend any Lender meeting or receive any Lender information in its capacity as a holder of such loans; or

(iii)	transfer any such loans to any person who is not a Group Member.

27.2	Debt Purchase Transactions by Sponsor Affiliates

(a)	For so long as a Sponsor Affiliate (A) beneficially owns a Commitment or (B) has entered into Participation relating to a Commitment and such Participation has not been terminated:

(i)	in ascertaining the Majority Lenders, Majority Facility Lenders, Super Majority Lenders or Super Majority Facility Lenders or whether the agreement of Lender(s) holding any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or the Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, such Commitment shall be deemed to be zero, provided that such consent, waiver, amendment or other vote is not materially detrimental (in comparison to the other Lenders) to the rights and/or interests of that Sponsor Affiliate solely in its capacity as a Lender (and, for the avoidance of doubt, excluding its interests as a holder of equity in the Company (whether directly or indirectly)), and each Sponsor Affiliate upon becoming a Party expressly agrees and acknowledges that the operation of this Clause 27.2 shall not of itself be so detrimental to it in comparison to the other Lenders or otherwise; and

(ii)	for the purposes of Clause 38.3 (Exceptions), such Sponsor Affiliate or the person with whom it has entered into such Participation shall be deemed not to be a Lender (unless, in the case of a person not being an Investor, it is a Lender by virtue otherwise than by beneficially owning such Commitment to which (A) or (B) relates).

(b)	Each Lender shall, promptly notify the Agent in writing if it knowingly enters into a Participation with a Sponsor Affiliate (a Notifiable Debt Purchase Transaction), such notification to be substantially in the form set out in Part I (Form of Notice of entering into Notifiable Debt Purchase Transaction) of Schedule 12 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with a Sponsor Affiliate,

such notification to be substantially in the form set out in Part II (Form of Notice of Termination of Notifiable Debt Purchase Transaction) of Schedule 12 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	Each Sponsor Affiliate that is a Lender agrees that:

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or be entitled to receive the agenda or any minutes of the same;

(ii)	in its capacity as Lender, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders; and

(iii)	to the extent that its Commitment, sub-participation or other agreement following a Debt Purchase Transaction would result in the subordination of claims of any other Lenders (not being a Group Member or an Investor) under the Facilities pursuant to any law regarding subordination of shareholder loans or otherwise materially prejudice the Transaction Security or any guarantee and indemnity provided pursuant to Clause 20 (Guarantee and Indemnity) in any way, it shall not be a secured Finance Party under any Transaction Security Documents and no amount owing to it under any Senior Finance Document will be secured by the Transaction Security Documents, in each case, unless the Agent otherwise agrees or where such Sponsor Affiliate’s Commitment is not deemed to be zero pursuant to paragraph (a)(i) above.

28	CHANGES TO THE OBLIGORS

28.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

28.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 22.8 (Know your customer checks), the Company may request that any of its Subsidiaries becomes a party hereto as a Borrower under an Additional Facility.

(b)	A Proposed Additional Borrower shall become a Borrower under an Additional Facility (as the case may be) if:

(i)	it is incorporated in either Cayman Islands, British Virgin Islands, Mauritius, Hong Kong, United States, PRC or otherwise in a jurisdiction approved by all the Lenders under the Additional Facility (as the case may be);

(ii)	the Company and such Proposed Additional Borrower deliver to the Agent (with a copy to the Security Agent) a duly completed and executed Accession Deed;

(iii)	the Subsidiary is (or becomes) a Guarantor on or prior to becoming a Borrower;

(iv)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)	the Agent has received all of the documents and other evidence listed in Part II (Additional Obligor Conditions Precedent) of Schedule 2 (Conditions Precedent and Conditions Subsequent) in relation to that Proposed Additional Borrower, each in form and substance satisfactory to the Agent.

(c)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II (Additional Obligor Conditions Precedent) of Schedule 2 (Conditions Precedent and Conditions Subsequent) in relation to any Proposed Additional Borrower.

28.3	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than a Borrower of any Initial Term Facility Loan unless in accordance with sub-paragraph (ii) below) ceases to be a Borrower by delivering to the Agent a Resignation Letter if:

(i)	that Borrower is being (or shares or equity interests in that Borrower are being) disposed of by way of a Permitted Disposal or Permitted Reorganisation such that such Borrower ceases to be a Group Member, and the Company has confirmed this is the case; or

(ii)	the Super Majority Lenders have consented to the resignation of that Borrower.

(b)	Subject to the Intercreditor Agreement, the Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Event of Default is continuing and that Borrower is not a Borrower of any Initial Term Facility Loan; and

(ii)	no amounts utilised by it as a Borrower remain outstanding and it is under no actual or contingent obligations as a Borrower under this Agreement.

(c)	Once the resignation of that Borrower is effective, that Borrower shall have no further rights or obligations under the Finance Documents as a Borrower.

28.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 22.8 (Know your customer checks) and without prejudice to the requirements of Clause 24.27 (Conditions subsequent), the Company may request that the Targets and/or any of their Subsidiaries become party hereto a Guarantor.

(b)	A Proposed Additional Guarantor shall become party hereto as a Guarantor if:

(i)	the Company and such Proposed Additional Guarantor deliver to the Agent (with a copy to the Security Agent) a duly completed and executed Accession Deed (provided that, in respect of any Proposed Additional Guarantor incorporated in PRC, such Accession Deed shall be governed by PRC law and the PRC courts shall have non-exclusive jurisdiction under such Accession Deed); and

(ii)	the Agent has received all of the documents and other evidence listed in Part II (Additional Obligor Conditions Precedent) of Schedule 2 (Conditions Precedent and Conditions Subsequent) in relation to that Proposed Additional Guarantor, each in form and substance satisfactory to the Agent (acting reasonably).

(c)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it, acting reasonably) all the documents and other evidence listed in Part II (Additional Obligor Conditions Precedent) of Schedule 2 (Conditions Precedent and Conditions Subsequent) in relation to any Proposed Additional Guarantor.

28.5	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Original Obligors) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:

(i)	that Guarantor is being (or shares or equity interests in that Guarantor are being) disposed of by way of a Permitted Disposal or Permitted Reorganisation such that such Guarantor ceases to be a Group Member, and the Company has confirmed this is the case; or

(ii)	the Super Majority Lenders have consented to the resignation of that Guarantor.

(b)	Subject to paragraph (a) of clause 16.14 (Resignation of a Debtor) of the Intercreditor Agreement, the Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Event of Default is continuing;

(ii)	no payment is due and payable from that Guarantor under Clause 20.1 (Guarantee and indemnity); and

(iii)	(if also a Borrower) it will also cease to be a Borrower at or prior to the time at which its resignation as a Guarantor becomes effective.

(c)	Once the resignation of that Guarantor is effective, that Guarantor shall have no further rights or obligations under the Finance Documents as a Guarantor.

28.6	Repetition of representations

Delivery of an Accession Deed constitutes confirmation by the applicable Group Member party hereto (other than the Company) that the representations and warranties referred to in paragraphs (c) and (d) of Clause 21.33 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

28.7	Resignation on Disposal

If a Guarantor (that is to resign as a Guarantor in accordance with paragraph (a) of Clause 28.5 (Resignation of a Guarantor)) is or is proposed to be the subject of a Permitted Disposal or Permitted Reorganisation then:

(a)	the resignation of that Guarantor shall not become effective until the date of that Permitted Disposal or Permitted Reorganisation (as applicable); and

(b)	if that Permitted Disposal is not made or that Permitted Reorganisation does not occur, the Resignation Letter of that Guarantor shall have no effect and the obligations of the Guarantor under the Finance Documents shall continue in such force and effect as if that resignation had not been effected.

29	ROLE OF THE AGENT, THE ARRANGER AND OTHERS

29.1	Appointment of the Agent

(a)	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arranger and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2	Instructions

(a)	The Agent shall:

(i)	unless or a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if such right, power, authority or discretion relates to any matter that requires the consent or instructions of all of the Lenders pursuant to the terms of the relevant Finance Documents;

(B)	the Super Majority Lenders if such right, power, authority or discretion relates to any matter that requires the consent or instructions of the Super Majority Lenders pursuant to the terms of the relevant Finance Documents;

(C)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates that the instructions from any other Lender or group of Lenders are required, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions from the Majority Lenders (or, if appropriate, the applicable group of Lenders or the Super Majority Lenders), the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

29.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 26.8 (Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation - Cancelled Commitments, Additional Facility Notice or Additional Facility Lender Accession Notice to Company), paragraph (b) above shall not apply to any Fee Letter, Hedging Agreement, Transfer Certificate, Assignment Agreement, or Increase Confirmation - Cancelled Commitments.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Agent shall provide to the Company as soon as practicable following a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(h)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

29.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

29.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent or the Arrangers as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent or the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.6	Business with the Group

The Agent, the Security Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Group Member.

29.7	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document (including any notice given by a Lender pursuant to paragraphs (b) or (c) of Clause 27.2 (Debt Purchase Transactions by Sponsor Affiliates)) believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;

(iii)	any notice or request made by the Company (other than a Utilisation Requestor Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; or

(C)	has ceased to be with a Sponsor Affiliate.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Agent’s or that officer’s, employee’s or agent’s fraud, gross negligence or wilful misconduct.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(h)	Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(i)	Without prejudice to the generality of paragraph (g) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Company and to the other Finance Parties.

(j)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

29.8	Responsibility for documentation

None of the Agent or the Arrangers:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum or the Reports or the Structure Memorandum or the transactions contemplated in the Finance Documents;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

29.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

29.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable (including for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its fraud, gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent may rely on this Clause 29, subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out:

(i)	any “know your customer” or any check in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender, on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

29.11	Lenders’ indemnity to the Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within five Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s fraud, gross negligence or wilful misconduct) in acting as agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document in respect of such cost, loss or liability).

(b)	Subject to paragraph (c) below, the Company shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

29.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Company.

(b)	Alternatively, the Agent may resign by giving 30 days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent.

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 29 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with the then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 17.3 (Indemnity to the Agent) and this Clause 29 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 15.6 (FATCA information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 15.6 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

29.13	Replacement of the Agent

(a)	After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 17.3 (Indemnity to the Agent) and this Clause 29 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

29.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arrangers is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty.

29.15	Relationship with the Lenders

(a)	The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable that Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

(c)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 34.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 34.2 (Addresses) and paragraph (a)(ii) of Clause 34.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

29.16	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document, including but not limited to:

(a)	the financial condition, status and nature of each Group Member;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum, the Reports, the Structure Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

29.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents, the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.18	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or Agent) the terms of any reliance letter or engagement letters relating to the Reports, the Structure Memorandum or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, the Structure Memorandum, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

30	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31	SHARING AMONG THE FINANCE PARTIES

31.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment Mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.6 (Partial payments).

31.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 32.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

31.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 31.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

31.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

31.5	Exceptions

(a)	This Clause 31 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 31, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

32	PAYMENT MECHANICS

32.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the currency of such place and in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

32.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor) and Clause 32.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of the currency of that payment.

32.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor referred to below or in accordance with Clause 33 (Set-Off)) apply any amount received by it for an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

32.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, a Party which is required to make a payment under the Finance Documents to the Agent for the account of any person in accordance with Clause 32.1 (Payments to the Agent) may instead either pay that amount direct to such person or pay that amount to an interest-bearing account held with an Approved Bank within the meaning of paragraph (a) of the definition of Approved Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Party making that payment (the Paying Party) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party or Recipient Parties). In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 32.5 shall be discharged of the relevant obligation to make that payment under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of that trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 29.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Paying Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom that trust account is held to transfer the amount of such payment (together with any accrued interest thereon) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 32.2 (Distributions by the Agent).

(e)	A Paying Party that has made a payment to a trust account (on account of any amount payable by such Paying Party to a Receiving Party) shall, promptly upon request by that Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above (with respect to such trust account); and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom that trust account is held to transfer such amount so paid into and held in such account (together with any accrued interest thereon) to that Recipient Party.

32.6	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents from an Obligor that is insufficient to discharge all the amounts then due and payable by that Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) to (b) above will override any appropriation made by an Obligor.

32.7	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.8	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day (other than in respect of interests due to be made on an Interest Payment Date) that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum pursuant to paragraph (a) above, interest is payable on such principal or Unpaid Sum at the rate payable on the original due date.

32.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, RMB is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated pursuant to this Agreement on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which that interest is payable was denominated pursuant to this Agreement when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which such costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than RMB shall be paid in that other currency.

32.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect that change in currency.

32.11	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 38 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 32.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

33	SET-OFF

Following an Acceleration Event, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If such obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of that set-off.

34	NOTICES

34.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents by one Party to another Party shall be made in writing and, unless otherwise stated, may be made by fax or letter.

34.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company and the Parent, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as that Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

34.3	Delivery

(a)	Any communication or document made or delivered by one Party to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the relevant Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	Subject to Clause 34.5 (Communication when Agent is Impaired Agent), all notices from or to an Obligor and the Parent under or in connection with any Finance Document shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 34.3 will be deemed to have been made or delivered to each of the Obligors and the Parent.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

34.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 34.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

34.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent, (a) the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (b) (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed to replace such Impaired Agent.

34.6	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that these two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties;

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any such electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

34.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.8	USA Patriot Act

Each Lender that is subject to the requirements of the USA Patriot Act of 2001 (the US Patriot Act) hereby notifies each Obligor that, pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

35	CALCULATIONS AND CERTIFICATES

35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

36	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

38	AMENDMENTS AND WAIVERS

38.1	Intercreditor Agreement

This Clause 38 is subject to the terms of the Intercreditor Agreement.

38.2	Required consents

(a)	Subject to Clause 38.3 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 38.

(c)	Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 29.7 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any Request under the Finance Documents.

(d)	Each Obligor and Parent agrees to any such amendment or waiver permitted by this Clause 38 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of any or all of the Guarantors and the Parent.

38.3	Exceptions

(a)	Subject to Clause 38.4 (Structural Adjustment), an amendment, waiver of or (in the case of a Transaction Security Document) a consent of, or in relation to any term of any Finance Document that has the effect of changing or which relates to:

(i)	the definition of Change of Control, Majority Lenders, Majority Facility Lenders, Super Majority Lenders, Super Majority Facility Lenders or Structural Adjustment in Clause 1.1 (Definitions);

(ii)	a change to the Borrowers or Obligors (in each case without prejudice to the provisions in this Agreement regarding release of guarantees and Transaction Security) other than in accordance with Clause 28 (Changes to the Obligors);

(iii)	any provision which expressly requires the consent of all the Lenders;

(iv)	Clause 2.4 (Finance Parties’ rights and obligations), Clause 26 (Changes to the Lenders), Clause 31 (Sharing Among the Finance Parties), this Clause 38, Clause 41 (Governing Law) or Clause 42.1 (Jurisdiction of English courts);

(v)	any requirement that a cancellation of Commitments (in respect of any Facility) reduces the Commitments of the Lenders (in respect of such Facility) rateably;

(vi)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of the Transaction Security or the manner in which the proceeds of enforcement of the Transaction Security are distributed;

(vii)	any amendment to any of the provisions in Clause 38.5 (Replaceable Lender) to Clause 38.8 (Disenfranchisement of Conflicted Lenders, Defaulting Lenders and Non-Responding Lenders); or

(viii)	any amendment to the order of priority or subordination under the Intercreditor Agreement,

shall not be made without the prior consent of all the Lenders.

(b)	Subject to paragraph (d) below, an amendment or waiver which relates to or has the effect of (A) (other than as expressly permitted by the provisions of any Finance Document) changing the provisions relating to the nature or scope of the Charged Property or the guarantee and indemnity granted under Clause 20 (Guarantee and Indemnity) or (B) the release of the guarantee and indemnity granted under Clause 20 (Guarantee and Indemnity) or any Transaction Security shall not be made without the prior consent of the Super Majority Lenders, except for any release that is:

(i)	conditional upon repayment or prepayment in full of the Facilities and the payment of all other amounts then due and payable under the Finance Documents;

(ii)	required to effect a Permitted Disposal or a Permitted Reorganisation; or

(iii)	pursuant to the resignation of a Group Member as a Guarantor pursuant to Clause 28.5 (Resignation of a Guarantor); or

(iv)	is coupled with a simultaneous re-granting and is required to implement or facilitate any Additional Facility or any Permitted Additional Debt and related Structural Adjustment which is intended to be (and which is permitted to be) so guaranteed and/or secured on the Transaction Security (provided that such release and retake will only be made if (i) such Additional Facility or any Permitted Additional Debt (as the case may be) cannot be secured by the then existing security documents without the existing security being released and (ii) where legally possible, such Additional Facility or Permitted Additional Debt (as the case may be) shall instead be secured by additional security documents on a second or junior ranking basis but will be deemed and treated for the purposes of this Agreement and the Intercreditor Agreement as ranking pari passu with the existing security documents) and (iii) new security documents are entered into on substantially the same terms, in which circumstances, the relevant Security Agent shall be authorised to release such guarantees, indemnities and/or Transaction Security without requiring any further approval from any Finance Party.

(c)	An amendment or waiver that relates in any material respect to the rights or obligations of the Agent, the Arrangers or the Security Agent may not be effected without the consent of the Agent, the Arrangers or the Security Agent. An amendment or waiver which affects the order of priority and ranking in relation to a Hedge Counterparty may not be effected without the consent of that Hedge Counterparty.

(d)	Any amendment or waiver (other than an amendment or waiver to which Clause 38.4 (Structural Adjustment) applies or would, but for this paragraph (d), apply) which:

(i)	relates only to the rights or obligations applicable to a particular class of Lender(s); and

(ii)	would not reasonably be expected to materially and adversely affect the rights or interests of Lenders in respect of another class of Lender(s),

may be made in accordance with this Clause 38 but as if references in this Clause 38 to the specified proportion of Lenders (including, for the avoidance of doubt, all the Lenders) whose consent would, but for this paragraph (d), be required for that amendment or waiver were to that proportion of the Lenders participating in forming part of that particular class.

(e)	No consent from any Lenders shall be required in connection with the permitted implementation of (and any related amendment as part of the implementation of) an Additional Facility pursuant to Clause 2.3 (Additional Facility).

(f)	No consent from any Lenders (other than the relevant Additional Facility Lenders) shall be required in connection with any amendment or waiver of a term of any Additional Facility other than:

(i)	any amendment or waiver of Clause 2.3 (Additional Facility); or

(ii)	any amendment or waiver of a term of any Additional Facility which relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under Clause 2.3 (Additional Facility)).

(g)	Any Lender may (with the prior consent of the Company) elect to:

(i)	waive all or part of its share of any prepayment to be made in accordance with Clauses 8.3 (Voluntary prepayment), 9.3 (Disposal Proceeds) or 9.5 (Application of mandatory prepayments) in which case, the waived prepayment amount will be applied in prepayment pro rata between the other Lenders participating in the Loan(s) (as the case may be) to be prepaid and/or retained by the Group and may be applied as the Company shall determine (in its sole discretion); or

(ii)	extend the date for payment of any amount payable to it (including any date for repayment of its share of any Initial Term Facility Repayment Instalment (or any repayment instalment applicable to any Additional Facility) or any Loan, including upon maturity thereof), in each case without the consent of any other Lender; or

(iii)	agree that a cancellation of Commitments (in respect of any Facility) will not reduce its Commitment (in respect of such Facility) rateably with other Lenders.

(h)	Mandatory prepayments which may become payable pursuant to Clause 9 (Mandatory Prepayment) but which have not yet accrued or which have not yet become due can be waived with the approval of the Majority Lenders, provided that, in the case of prepayment pursuant to Clause 9.1 (Exit), the right of a Lender to that prepayment may only be waived with the consent of that Lender.

(i)	The Agent may agree with the Company at any time any amendment to or modification of a Finance Document which is minor or technical in nature or which is necessary to correct a manifest error.

(j)	Any determination by the Agent or the Security Agent in relation to whether the documents and other evidence listed in or referred to in Schedule 2 (Conditions Precedent and Conditions Subsequent) and/or Clause 24.27 (Conditions subsequent) has been delivered to it in a satisfactory form and substance or in connection with the granting of guarantees, indemnities and/or Transaction Security shall be made on the instructions of the Majority Lenders (in each case acting reasonably) and the Agent’s or the relevant Security Agent’s confirmation as to the satisfactory nature of such conditions, and the Majority Lenders’ instruction of such satisfaction, will not be unreasonably withheld or delayed, and shall at all times be made subject to the terms of any confirmation given by the Arrangers or referred to in any conditions precedent satisfaction letter issued by the Agent, which shall bind each Finance Party.

38.4	Structural Adjustment

If any amendment, waiver or consent is a Structural Adjustment, that amendment, waiver or consent may be made with the consent of the Company and:

(a)	each Lender that assumes a commitment or an increased commitment in the relevant additional tranche or facility or whose commitment is being increased, extended or redenominated or to whom any amount is due and payable which is being reduced, deferred or redenominated pursuant to such Structural Adjustment (as the case may be) (the Participating Lender); and

(b)	the Majority Lenders (for which purpose the existing Commitments of each Participating Lender will be taken into account, together with the Commitments of the other Lenders).

38.5	Replaceable Lender

If at any time any Lender is or becomes a Replaceable Lender, then the Company may at any time (at the cost of the Company) whilst that Lender continues to be a Replaceable Lender:

(a)	on three Business Days’ prior written notice to the Agent and such Replaceable Lender, replace such Replaceable Lender by requiring such Replaceable Lender to (and, to the extent permitted by law, such Replaceable Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders):

(i)	in the case of any Replaceable Lender other than a Non-Consenting Lender, all (and not part only) of its rights and obligations under this Agreement; or

(ii)	in the case of any Non-Consenting Lender, such portion of its rights and obligations under this Agreement that corresponds to the portion of its Commitment(s) (in respect of which it has not exercised the votes attributable thereto to consent to the applicable decision, waiver, amendment or consent referred to in the definition of Non-Consenting Lender, including where it has exercised such votes to reject such decision, waiver, amendment or consent), to a Lender or another person selected by the Company (a Replacement Lender) and which confirms its willingness to assume and does assume all the obligations of such transferring Replaceable Lender (or, in the case of paragraph (a)(ii) all of the obligations of such transferring Replaceable Lender that corresponds to the Commitment(s) specified in paragraph (a)(ii) in accordance with Clause 26 (Changes to the Lenders) (including the assumption of such transferring Replaceable Lender’s participation in the applicable Facilities on the same basis as such transferring Replaceable Lender)) for a purchase price in cash payable at the time of such transfer in an amount equal to (A) the outstanding principal amount of such Replaceable Lender’s participation in the outstanding Utilisation(s) (to be so transferred) and all accrued interest and/or Break Costs and other amounts payable in relation thereto in favour of such transferring Replaceable Lender under the Finance Documents (without any other premium or penalty) or (B) such lesser amount agreed between the Company, such Replaceable Lender and such Replacement Lender; or

(b)	(in the case of any Replaceable Lender other than an Illegal Lender) give the Agent notice of the cancellation of the Commitment(s) of that Replaceable Lender and its intention to procure the repayment of that Replaceable Lender’s participation in the Utilisation(s) (a Cancellation Notice).

38.6	Conditions of replacement of a Replaceable Lender

(a)	The replacement of a Replaceable Lender pursuant to paragraph (a) of Clause 38.5 (Replaceable Lender) shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent or the Security Agent;

(ii)	neither the Agent nor such Replaceable Lender nor any other Finance Party shall have any obligation to the Company to find a Replacement Lender;

(iii)	in no event shall such Lender replaced under this Clause 38.6 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	such Replaceable Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) of Clause 38.5 (Replaceable Lender) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(b)	A Replaceable Lender shall perform the checks described in paragraph (a)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) of 38.5 (Replaceable Lender) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

38.7	Cancellation and repayment of a Replaceable Lender (other than an Illegal Lender)

In the case where the Company gives a Cancellation Notice in respect of a Replacement Lender pursuant to paragraph (b) of Clause 38.5 (Replaceable Lender):

(a)	upon such Cancellation Notice becoming effective (as specified in such Cancellation Notice), the Commitment of that Replaceable Lender in respect of each Facility shall immediately be reduced to zero, provided that the Total Commitments may (at the Company’s option) be simultaneously with or subsequent to that cancellation be increased in accordance with Clause 2.2 (Increase - Cancelled Commitments); and

(b)	to the extent that such Replaceable Lender’s participation in a Utilisation has not been transferred pursuant to paragraph (a) of Clause 38.5 (Replaceable Lender), the Company shall, on the last day of the first Interest Period (relating to such Utilisation) which ends after the Company delivered such Cancellation Notice (or, if earlier, the date specified by the Company in that Cancellation Notice) repay that Replaceable Lender’s participation in such Utilisation together with all interest thereon and other amounts accrued under the Finance Documents in relation thereto (together with Break Costs and other amounts payable).

38.8	Disenfranchisement of Conflicted Lenders, Defaulting Lenders and Non-Responding Lenders

(a)	In ascertaining the Majority Lenders, Majority Facility Lenders or Super Majority Lenders or whether the agreement of Lender(s) holding any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or the Commitments (in respect of any or all of the Facilities) has been obtained to approve any Request, the Commitment (in respect of each Facility) of any Conflicted Lender, any Defaulting Lender will be deemed to be zero and its status as a Lender ignored.

(b)	In ascertaining the Majority Lenders, Majority Facility Lenders or Super Majority Lenders or whether the agreement of Lender(s) holding any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or the Commitments (in respect of any or all of the Facilities) has been obtained to approve any Request, any Non-Responding Lender shall be deemed to have approved the relevant Request and its Commitment (in respect of each Facility) of any Non-Responding Lender shall be counted in.

(c)	For the purposes of this Clause 38.8, the Agent may assume that the following Lenders are Conflicted Lenders or Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Conflicted Lender or a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraph (a), (b) or (c) of the definition of Defaulting Lender or paragraph (a), (b) or (c) of the definition of Conflicted Lender has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that such Lender has ceased to be a Conflicted Lender or a Defaulting Lender.

39	CONFIDENTIALITY

39.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information) and Clause 39.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

39.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom such Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient of such Confidential Information is subject to professional obligations to maintain the confidentiality of such Confidential Information or is otherwise bound by requirements of confidentiality in relation to such Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any Participation and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.11 (Security over Lenders’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Company,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom such Confidential Information is to be given has entered into a Confidentiality Undertaking and such Confidentiality Undertaking has been duly executed by all parties to it and (unless an Event of Default has occurred and is continuing) delivered to the Company prior to the provision of any Confidential Information, except that there shall be no requirement for a Confidentiality Undertaking if the recipient of such Confidential Information is a professional adviser and is subject to professional obligations to maintain the confidentiality of such Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom such Confidential Information is to be given has entered into a Confidentiality Undertaking and such Confidentiality Undertaking has been duly executed by all parties to it and (unless an Event of Default has occurred and is continuing) delivered to the Company prior to the provision of any Confidential Information, or is otherwise bound by requirements of confidentiality in relation to such Confidential Information it receives and is informed that some or all of such Confidential Information may be price-sensitive information; and

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom such Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

provided that unless a Confidentiality Undertaking has been entered into between such Finance Party and the relevant potential New Lender to which such Finance Party is proposing to assign or transfer any or all of its rights and/or obligations under any Finance Document, that assignment or transfer to that potential New Lender shall not be effective;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if such service provider to whom such Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and that Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if such rating agency to whom such Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

39.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	the Signing Date;

(v)	Clause 41 (Governing Law);

(vi)	the names of the Agent and the Arrangers;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facilities;

(ix)	amount of Total Commitments;

(x)	currencies of the Facilities;

(xi)	types of Facilities;

(xii)	ranking of Facilities;

(xiii)	Termination Date (or final repayment date) for the Facilities;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (a)(i) to (xiii) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

39.4	Entire agreement

This Clause 39 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

39.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

39.6	Continuing obligations

The obligations in this Clause 39 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

40	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures and/or execution on such counterparts were on a single copy of that Finance Document.

41	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by the laws of England & Wales.

42	ENFORCEMENT

42.1	Jurisdiction of English courts

(a)	The courts of England & Wales have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England & Wales are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 42.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor and the Parent (other than an Obligor incorporated under the laws of England & Wales):

(i)	irrevocably appoints Law Debenture Corporate Services Limited with its registered office at 8th Floor, 100 Bishopsgate, London, EC2N 4AG (or such other registered office as the Company may notify to the Agent in writing after the Signing Date) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document (and a Group Member’s accession as a Borrower and/or a Guarantor shall be deemed to be its acceptance of such appointment); and

(ii)	agrees that failure by an agent for service of process to notify that Obligor or the Parent of the relevant process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors and the Parent) must immediately (and in any event within 10 days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

(c)	The Parent and each Obligor expressly agrees and consents to the provisions of this Clause 42 and Clause 41 (Governing Law).

43	ACKNOWLEDGMENT REGARDING ANY SUPPORTED QFCS

To the extent that the Finance Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, QFC Credit Support and each such QFC a Supported QFC), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the US Special Resolution Regimes) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Finance Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)	In the event a Covered Entity that is party to a Supported QFC (each, a Covered Party) becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)	As used in this Clause 43, the following terms have the following meanings:

BHC Act Affiliate of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

Covered Entity means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

Default Right has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

QFC has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SIGNATURE PAGES TO THE FACILITIES AGREEMENT

The Parent

UNICORN II PARENT LIMITED

By	/s/ Carl Wu

Address:	The office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands
Email:	david@new-frontier.com / arthur@new-frontier.com / shuo.wang@new-frontier.com
Tel:	+86 1662 102 9933 / +86 1500 500 3258 / +86 1376 453 5544

With a copy to:

The Sponsor Address:	23rd Floor, 299QRC, 287-299 Queen’s Road Central, Hong Kong

Attention:	David Zeng / Arthur Chen / Shuo Wang
Email:	david@new-frontier.com / arthur@new-frontier.com / shuo.wang@new-frontier.com

Project Unicorn - Signature Page to the Facilities Agreement (Holdco)

The Company / The Original Borrower

UNICORN II MERGER SUB LIMITED

By	/s/ Carl Wu

Address:	The office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands
Email:	david@new-frontier.com / arthur@new-frontier.com / shuo.wang@new-frontier.com
Tel:	+86 1662 102 9933 / +86 1500 500 3258 / +86 1376 453 5544

With a copy to:

The Sponsor

Address:	23rd Floor, 299QRC, 287-299 Queen’s Road Central, Hong Kong
Attention:	David Zeng / Arthur Chen / Shuo Wang
Email:	david@new-frontier.com / arthur@new-frontier.com / shuo.wang@new-frontier.com

Project Unicorn - Signature Page to the Facilities Agreement (Holdco)

The Mandated Lead Arranger / The Original Initial Term Facility Lender

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. PUTUO SUB-BRANCH (上海浦东发展银行股份有限公司普陀支行)

By	/s/ Cao Yicun

Address:	746 Changshou Road, Putuo District, Shanghai (上海市普陀区长寿路746号)
Attention:	Lu Minlai (陆敏来), Jin Wenjie (金文婕), Ge Bei (葛蓓)
Tel:	13501625890, 13817321697, 13817328066
Email:	LuML@spdb.com.cn, JinWJ@spdb.com.cn, GeBei@spdb.com.cn

Project Unicorn - Signature Page to the Facilities Agreement (Holdco)

The Mandated Lead Arranger / The Original Initial Term Facility Lender

China Merchants Bank Co., Ltd., Shanghai Branch (招商银行股份有限公司上海分行)

By	/s/ Shi Shunhua

Address:	No 1088 Lujiazui Ring Road, 10th Floor, Pudong New Estate, Shanghai ,China
Fax:	N/A
Attention:	Weiwei Chen, Xiaomeng Du
Tel:	+86-21-20778790 / +8613818382796
Email:	chenweiwei@cmbchina.com / loladu@cmbchina.com

Project Unicorn - Signature Page to the Facilities Agreement (Holdco)

The Agent / The Security Agent

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. PUTUO SUB-BRANCH (上海浦东发展银行股份有限公司普陀支行)

By	/s/ Cao Yicun

Address:	746 Changshou Road, Putuo District, Shanghai (上海市普陀区长寿路746号)
Attention:	Lu Minlai (陆敏来), Jin Wenjie (金文婕), Ge Bei (葛蓓)
Tel:	13501625890, 13817321697, 13817328066
Email:	LuML@spdb.com.cn, JinWJ@spdb.com.cn, GeBei@spdb.com.cn

Project Unicorn - Signature Page to the Facilities Agreement (Holdco)